Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166047

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated April 22, 2010)

KAR AUCTION SERVICES, INC.

$150,000,000 Floating Rate Senior Notes Due 2014

$450,000,000 8 3/4% Senior Notes Due 2014

$199,408,000 10% Senior Subordinated Notes Due 2015

Attached hereto and incorporated by reference herein is our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 24, 2011. You should read this Prospectus Supplement No. 8 in connection with the prospectus, dated April 22, 2010, including the prospectus supplements dated May 7, 2010, August 4, 2010, November 4, 2010, November 12, 2010, December 2, 2010, December 15, 2010 and February 16, 2011. This Prospectus Supplement No. 8 is qualified by reference to the prospectus, including the prospectus supplements dated May 7, 2010, August 4, 2010, November 4, 2010, November 12, 2010, December 2, 2010, December 15, 2010 and February 16, 2011, except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained therein.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS AND UNDER ITEM 1A IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 INCLUDED AS PART OF THIS PROSPECTUS SUPPLEMENT NO. 8 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Goldman, Sachs & Co. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

February 24, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-34568

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-8744739
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 923-3725

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $0.01 per share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.     Large accelerated filer  ☐    Accelerated filer  ☒    Non-accelerated filer  ☐    Smaller reporting company  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of the registrant’s common stock held by stockholders who were not affiliates (as defined by regulations of the Securities and Exchange Commission) of the registrant was $316,171,201 at June 30, 2010.

As of February 18, 2011, 135,604,691 shares of the registrant’s common stock, par value $0.01 per share, were outstanding.

Documents Incorporated by Reference

Certain information required by Part III of this Annual Report on Form 10-K is incorporated by reference herein from the registrant’s Definitive Proxy Statement for its 2011 Annual Meeting of Stockholders to be filed with the SEC within 120 days after the end of the registrant’s fiscal year ended December 31, 2010.

DEFINED TERMS

Unless otherwise indicated, the following terms used in this Annual Report on Form 10-K have the following meanings:

•	“we,” “us,” “our” and “the Company” refer, collectively, to KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.) and all of its subsidiaries unless the context otherwise requires;

•

“2007 Transactions” refers to the following events: On December 22, 2006, KAR LLC entered into a definitive merger agreement to acquire ADESA. The merger occurred on April 20, 2007. Concurrently with the merger, IAAI, a leading provider of automotive salvage auction and claims processing services in the United States, was contributed by affiliates of Kelso & Company and Parthenon Capital and IAAI’s management to KAR Auction Services. Both ADESA and IAAI became wholly owned subsidiaries of KAR Auction Services, which was wholly-owned by KAR LLC prior to the initial public offering. KAR Auction Services is the accounting acquirer, and the assets and liabilities of both ADESA and IAAI were recorded at fair value as of April 20, 2007;

•	“ADESA” refers, collectively, to ADESA, Inc., a wholly owned subsidiary of KAR Auction Services, and its subsidiaries;

•	“AFC” refers, collectively, to Automotive Finance Corporation, a wholly owned subsidiary of ADESA and its subsidiaries;

•	“ALLETE” refers to ALLETE, Inc. the former parent company of ADESA;

•	“AutoVIN” refers to AutoVIN, Inc., our wholly owned subsidiary;

•

“Axle LLC” refers to Axle Holdings II, LLC, which is owned by affiliates of certain of the Equity Sponsors (Kelso & Company and Parthenon), certain members or former members of IAAI management and certain co-investors in connection with the acquisition of IAAI in 2005. Axle LLC is the former ultimate parent company of IAAI and is a holder of common equity interests in KAR LLC;

•

“Credit Agreement” refers to the Credit Agreement, dated April 20, 2007, among KAR Auction Services, as the borrower, KAR LLC, as guarantor, the several lenders from time to time parties thereto and the administrative agent, the joint bookrunners, the co-documentation agents, the syndication agent and the joint lead arrangers named therein, as amended on June 10, 2009, October 23, 2009, November 11, 2010 and from time to time;

•

“Equity Sponsors” refers, collectively, to Kelso Investment Associates VII, L.P., GS Capital Partners VI, L.P., ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P., which collectively own through their respective affiliates a majority of the equity of KAR Auction Services;

•	“fixed senior notes” refers to KAR Auction Services’ 8 3/4% Senior Notes due May 1, 2014 ($450.0 million aggregate principal amount outstanding at December 31, 2010);

•	“floating senior notes” refers to KAR Auction Services’ Floating Rate Senior Notes due May 1, 2014 ($150.0 million aggregate principal amount outstanding at December 31, 2010);

•	“IAAI” refers, collectively, to Insurance Auto Auctions, Inc., a wholly owned subsidiary of KAR Auction Services, and its subsidiaries;

•	“KAR Auction Services” refers to KAR Auction Services, Inc., and not to its subsidiaries;

•	“KAR LLC” refers to KAR Holdings II, LLC, which is owned by affiliates of the Equity Sponsors and management of the Company;

•	“LAI” refers, collectively, to LiveBlock Auctions International, Inc., a wholly owned subsidiary of ADESA and its subsidiaries;

•	“notes” refers, collectively, to our senior notes and senior subordinated notes;

•	“senior notes” refers, collectively, to the fixed senior notes and floating senior notes; and

•	“senior subordinated notes” refers to KAR Auction Services’ 10% Senior Subordinated Notes due May 1, 2015 ($131.1 million aggregate principal amount outstanding at December 31, 2010).

PART I

Item 1.	Business

Overview

We are a leading provider of vehicle auction services in North America. We facilitate an efficient marketplace providing auction services for sellers of used, or “whole car,” vehicles and salvage vehicles through our 229 physical auction locations at December 31, 2010, and multiple proprietary internet venues. In 2010, we facilitated the sale of over 3.1 million used and salvage vehicles. Our revenues are generated through auction fees from both vehicle buyers and sellers as well as by providing value-added ancillary services, including inspections, storage, transportation, reconditioning, salvage recovery, titling, and floorplan financing. We facilitate the transfer of ownership directly from seller to buyer and we do not take title or ownership to substantially all vehicles sold at our auctions.

ADESA, our whole car auction services business, is the second largest provider of used vehicle auction services in North America. Vehicles at ADESA’s auctions are typically sold by commercial fleet operators, financial institutions, rental car companies, used vehicle dealers and vehicle manufacturers and their captive finance companies to franchised and independent used vehicle dealers. IAAI, our salvage auction services business, is one of the two largest providers of salvage auction services in North America. Vehicles at our salvage auctions are typically damaged or low value vehicles that are sold by automobile insurance companies, non-profit organizations, automobile dealers, vehicle leasing companies and rental car companies to licensed dismantlers, rebuilders, scrap dealers or qualified public buyers. An important component of ADESA’s and, to a lesser extent, IAAI’s services to its buyers is providing short-term inventory-secured financing, known as floorplan financing, primarily to independent used vehicle dealers through our wholly owned subsidiary, AFC.

At December 31, 2010, we had a network of 70 whole car auction locations and 159 salvage auction locations. Our auction locations are primarily stand-alone facilities dedicated to either whole car or salvage auctions. However, many of our sites are utilized to service both whole car and salvage customers at the same location. We believe our extensive geographic network and diverse product offerings enable us to leverage relationships with North American providers and buyers of used and salvage vehicles.

Our Corporate History

KAR Auction Services (formerly KAR Holdings, Inc.) was incorporated in 2006 and commenced operations in April 2007 upon the consummation of the 2007 Transactions. On November 3, 2009, we changed our name from KAR Holdings, Inc. to KAR Auction Services, Inc. ADESA entered the vehicle remarketing industry in 1989 and first became a public company in 1992. In 1994, ADESA acquired AFC. ADESA remained a public company until 1995 when ALLETE purchased a majority of its outstanding equity interests. In June 2004, ALLETE sold 20% of ADESA to the public and then spun off their remaining 80% interest to shareholders in September 2004. ADESA was acquired by the Company in April 2007. IAAI entered the vehicle salvage business in 1982, and first became a public company in 1991. After growing through a series of acquisitions, IAAI was acquired by affiliates of Kelso & Company and Parthenon Capital in 2005. Affiliates of Kelso & Company and Parthenon Capital and certain members of IAAI management contributed IAAI to KAR Auction Services in connection with the 2007 Transactions. On December 16, 2009, we sold 25,000,000 shares of common stock in an initial public offering. In addition, on December 23, 2009, the underwriters’ of the initial public offering exercised a portion of their option to purchase additional shares, resulting in an additional 2,656,050 shares of common stock being sold.

Our Industry

Auctions are the hub of the remarketing system for used and salvage vehicles, bringing professional sellers and buyers together and creating a marketplace for the sale of these vehicles. Whole car auction vehicles include vehicles from dealers turning their inventory, off-lease vehicles, vehicles repossessed by financial institutions and rental and other program fleet vehicles that have reached a predetermined age or mileage. The salvage vehicle auction industry provides a venue for sellers, primarily automobile insurance companies, to dispose or liquidate damaged or low value vehicles to dismantlers, rebuilders, scrap dealers or qualified public buyers. The following are key industry highlights:

Whole Car Industry Volumes

During the period from 1999 to 2009, approximately 9 to 10 million used vehicles per year were sold in North America through whole car auctions, declining to what we estimate to be approximately 8.4 million to 8.5 million in 2010. The number of vehicles sold at auction in North America is primarily dependent upon the total population of cars on the road as opposed to the more volatile annual new vehicle sales. Positive trends which should influence future demand for used vehicles include increases in the number of households with more than one vehicle, improvements by manufacturers that have extended vehicle lifespan and the affordability of used vehicles relative to new vehicles.

Growing Salvage Auction Industry Volumes

During the period of 2005 through 2010, we believe that the North American salvage vehicle auction industry volumes grew at an estimated compound annual growth rate of approximately 1.5%. Vehicles deemed a “total loss” by the insurance companies represent the largest category of vehicles sold in the salvage vehicle auction industry. As vehicles become more complex with additional enhancements, such as airbags and electrical components, they are more costly to repair following an accident and insurance companies are more likely to declare a damaged vehicle a total loss. This trend, along with increases in miles driven and vehicles per household, has contributed to the growth in salvage vehicle volumes.

Consolidated Whole Car and Salvage Auction Markets

The North American used vehicle auction market is largely consolidated. We estimate that Manheim, a subsidiary of Cox Enterprises, and ADESA represent approximately 45% - 50% and approximately 22% of the North American whole car market, respectively, and no other whole car auction represents more than 3%. The North American salvage vehicle auction market is also largely consolidated with the top two competitors, IAAI and Copart, each representing an estimated 35% to 40% of the market, and no other competitor representing more than 10%.

High Barriers to Entry

High barriers to entry make it difficult for new entrants to capture significant market share. The required investment in technology and related infrastructure in addition to ongoing maintenance costs required to meet customers’ demands present challenges for new entrants. Large tracts of land and a significant investment in facilities and land improvements are required to build new auctions. In addition, the need to comply with regulatory requirements would pose a challenge for new entrants to build a scale operation. Larger participants are also able to better develop relationships with many of the major whole car and salvage sellers and buyers, which increases the sellers’ flexibility to redistribute vehicles to markets where demand best matches supply in order to maximize proceeds, while also reducing the cost of disposition.

Our Business Strategy

We continue to focus on growing our revenues and profitability through the execution of the following key operating strategies:

Grow Market Share and Unit Volume in Our Whole Car and Salvage Auction Businesses

We are continuing to implement new initiatives to grow our market share in our whole car and salvage businesses. Through the coordinated efforts of ADESA and IAAI, since the 2007 Transactions, we have achieved market share and volume gains in each of these businesses by providing customers with a comprehensive offering of services that we believe increase customer value. In addition to improving market share with our institutional consignors, our other specific major initiatives for continuing to increase our market share include:

•

Grow our dealer consignment business. The dealer consignment business is a highly market-specific business that requires local auction sales representatives who have experience in the used vehicle business and an intimate knowledge of their local market. We have augmented our local auction teams with the addition of corporate-level resources focused on growing the number of dealer vehicles sold at our physical and online auctions. The corporate team assists the local sales representatives in developing and implementing standard best practices for building and maintaining relationships with dealers to increase our market share. Our sales representatives also utilize proprietary technology solutions to maintain and grow the dealer consignment business by strategically matching the supply of vehicles with prospective buyers at auction. We believe this combination of a standard centralized approach with decentralized resources close to large populations of dealers will enhance our relationships with the dealer community and increase dealer volumes at our whole car auctions. On a same store basis, our dealer consignment sales volumes were up approximately 14% and 7% for the quarter and year ended December 31, 2010 compared to the same periods in 2009.

•

Grow our non-insurance salvage auction customer base. More than 12 million vehicles are de-registered annually, but only approximately 3.5 million are sold through salvage auctions, mostly by automobile insurance companies. In order to capture a greater portion of the total unit volume, we are increasingly focused on growing our vehicle supplier base, with a particular focus on non-insurance company customers, which includes charitable organizations, rental car, captive finance and fleet companies. ADESA’s strong customer relationships with used vehicle dealers as well as rental car, captive finance and fleet companies provide an advantage in accessing these segments as these customers already use ADESA’s whole car auction services.

•

Selective acquisitions and greenfield expansion. Increased demand for single source solutions by our customers and other factors may increase our opportunities to acquire smaller, less geographically diverse competitors. Both ADESA and IAAI have a strong record of acquiring and integrating independent auction operations and improving profitability. We will continue to evaluate opportunities to open and acquire new sites in selected markets in order to effectively leverage our sales and marketing capabilities and expand our geographic presence for both ADESA and IAAI.

Use Excess Cash Flow to Reduce Debt

We generate strong cash flows as a result of our attractive gross margins, the ability to leverage our corporate infrastructure across our multiple auction locations, low maintenance capital expenditures and limited working capital requirements. We generated $467.6 million ($318.7 million excluding the impact of the change in accounting for the securitization) and $250.8 million of cash flow from operations for the years ended December 31, 2010 and 2009, respectively. Management plans to utilize a significant portion of excess cash generated by the business for debt reduction for the foreseeable future.

Continue to Grow Revenue per Vehicle

From 2005 through 2010, we grew our whole car and salvage revenue per vehicle at compound annual growth rates of 5.5% and 2.9%, respectively. Increased utilization of ancillary services, selective fee increases and the introduction of new product offerings were key components of this growth. We believe these services provide economic benefits to our customers who are willing to utilize our products and services that improve their ability to manage their remarketing efforts and increase their returns. Wholecar revenue per vehicle generally consists of auction fees and fees from ancillary services. We plan to grow revenue by increasing customer utilization of these existing products and by enhancing our core auction services through such initiatives as increasing the number of vehicles offered both online and at physical auctions.

Expand Opportunities for Customers to Buy and Sell Online

Online vehicle remarketing solutions provide the opportunity to improve the customer experience, expand our volume of transactions and potentially increase proceeds for sellers through greater buyer participation at auctions. IAAI is the only national salvage auction company that offers buyers both live and internet purchasing opportunities. ADESA provides online solutions to sell vehicles directly from a dealership or other interim storage location (upstream selling) and also offers vehicles for sale while in transit to auction locations (midstream selling). We are focused on enhancing our internet solutions in all of the key channels (upstream, midstream and at auction) and we will continue to invest in our technology platforms to ensure that we can capitalize on new opportunities and attract new customers.

Leverage AFC’s Products and Services at ADESA and IAAI

We intend to selectively grow AFC while using enhanced credit analysis and risk management techniques to mitigate risk. We will continue to focus on expanding dealer coverage and improving coordination with ADESA and IAAI to capitalize on cross-selling opportunities with AFC. By encouraging a collaborative marketing effort between AFC, ADESA and IAAI, we believe we can market an enterprise solution more effectively to dealers and tailor AFC’s financing products to individual dealer needs. We will maintain our focus on generating additional revenues by expanding our suite of floorplan financing and related products and services and leveraging our market position, broad infrastructure and diversified business relationships to capitalize on current market opportunities.

Continue to Improve Operating Efficiency

We continue to focus on reducing costs by optimizing efficiency at each of our auction locations and consolidating certain management functions. We successfully implemented IAAI’s standard processes and technology systems at 28 sites previously operated by ADESA and 14 salvage sites acquired since the 2007 Transactions, streamlining operations and improving operating efficiencies. As a result of these actions, IAAI has achieved gross margin expansion over the last three fiscal years. Subsequent to the 2007 Transactions, ADESA implemented “Project PRIDE,” an initiative to identify best practices at its whole car auction sites, standardize auction operating processes and improve efficiency in the delivery of services. We introduced a management operating system to actively monitor and manage staffing levels in conjunction with Project PRIDE and have begun to realize significant labor efficiency gains.

Similar to Project PRIDE, IAAI launched an initiative in the first quarter of 2010 to identify best practices at its salvage auction sites, standardize auction operating processes and improve efficiency in the delivery of services. We introduced a management operating system to actively monitor and manage staffing levels in conjunction with the initiative and have begun to realize labor efficiency gains.

Our Business Segments

We operate as three reportable business segments: ADESA Auctions, IAAI and AFC. Our revenues for the year ended December 31, 2010 were distributed as follows: ADESA 59%, IAAI 34% and AFC 7%. Geographic information as well as comparative segment revenues and related financial information pertaining to ADESA,

IAAI and AFC for the years ended December 31, 2010, 2009 and 2008 are presented in the tables in Note 20, Segment Information, to the Consolidated Financial Statements for KAR Auction Services, Inc., which are included under Item 8 in this Annual Report on Form 10-K.

ADESA

Overview

We are the second largest provider of whole car auctions and related services in North America. We serve our customer base throughout North America, with auction facilities that are strategically located to draw professional sellers and buyers together and allow the buyers to physically inspect and compare vehicles, which we believe many customers in the industry demand. Our complementary online auction capabilities provide our sellers with a potentially larger group of buyers who have the convenience of viewing, comparing and bidding on vehicles remotely.

Vehicles available at our auctions include vehicles from institutional customers such as off-lease vehicles, repossessed vehicles, rental vehicles and other program fleet vehicles that have reached a predetermined age or mileage and have been repurchased by the manufacturers, as well as vehicles from dealers turning their inventory. The number of vehicles offered for sale is the key driver of our costs incurred in the whole car auction process, and the number of vehicles sold is the key driver of the related fees generated by the remarketing process.

Our whole car auctions strive to maximize returns for the sellers of used vehicles by effectively and efficiently providing value-enhancing ancillary services and quickly transferring the vehicles and ownership to the buyer and net funds to the seller. Auctions are typically held at least weekly at most locations and provide real-time wholesale market prices for the used vehicle remarketing industry as large populations of dealers seek to fill their inventory for resale to their retail customers.

We generate revenue primarily from auction fees paid by vehicle buyers and sellers. We do not take title to or bear the risk of loss for substantially all vehicles sold at whole car auctions. Our buyer fees and dealer seller fees are typically based on a tiered structure with fees increasing with the sale price of the vehicle, while institutional seller fees are typically fixed. We add buyer fees to the gross sales price paid by buyers for each vehicle, and generally customers do not receive title or possession of vehicles after purchase until payment is received, proof of floorplan financing is provided, or credit is approved. We generally deduct seller fees and other ancillary service fees to sellers from the gross sales price of each vehicle before remitting the net amount to the seller.

Customers

Suppliers of vehicles to our whole car auctions primarily include (i) large institutions, such as vehicle manufacturers and their captive finance arms, vehicle rental companies, financial institutions, and commercial fleets and fleet management companies; and (ii) franchised and independent used vehicle dealers. For the year ended December 31, 2010, no single supplier accounted for more than 5% of ADESA’s revenues.

Buyers of vehicles at our whole car auctions primarily include franchised and independent used vehicle dealers. For the year ended December 31, 2010, no single buyer accounted for more than 1% of ADESA’s revenues.

Services

Our whole car auctions also provide a full range of innovative and value-added services to sellers and buyers that enable us to serve as a “one-stop shop.” Many of these services may be provided or purchased independently from the auction process, including:

Services	Description
Auction Related Services	ADESA provides marketing and advertising for the vehicles to be auctioned, dealer registration, storage of consigned and purchased inventory, clearing of funds, arbitration of disputes, auction vehicle registration, condition report processing, post-sale inspections, security for consigned inventory, sales results reports, pre-sale lineups and auctioning of vehicles by licensed auctioneers.

Transportation	We provide both inbound (pickup) and outbound (delivery) transportation services utilizing our own equipment and personnel as well as licensed and insured third party carriers.

Reconditioning Services	Our ADESA auctions provide detailing, body work, paintless dent repair (“PDR”), light mechanical work, glass repair, tire and key replacement and upholstery repair.

Inspection Services Provided By AutoVIN	AutoVIN provides vehicle condition reporting, inventory verification auditing, program compliance auditing and facility inspections. Field managers are equipped with handheld computers and digital cameras to record all inspection and audit data on-site. The same technology is utilized at our whole car auction locations and we believe that the expanded utilization of comprehensive vehicle condition reports with pictures will significantly increase the penetration of the internet as a method of sourcing vehicles for buying dealers.

Title and Repossession Administration and Remarketing Services Provided By PAR	PAR provides end-to-end management of the remarketing process including titling, repossession administration, inventory management, auction selection, pricing and representation of the vehicles at auction for those customers seeking to outsource all or just a portion of their remarketing needs.

ADESA Analytical Services	ADESA Analytical Services provides value-added market analysis to our customers and the media. These services include access to publications and custom analysis of wholesale market trends for ADESA’s customers, including peer group and market benchmarking studies, analysis of the benefits of reconditioning, site selection for optimized remarketing of vehicles, portfolio analysis of auction sales and computer-generated mapping and buyer analysis.

Sales and Marketing

Our sales and marketing approach at ADESA is to develop stronger relationships and more interactive dialogue with our customers. We have relationship managers for the various categories of institutional customers, including vehicle manufacturers, rental car companies, finance companies and others. These relationship managers focus on current trends and customer needs for their respective seller group in order to better coordinate our sales effort and service offerings.

Managers of individual auction locations are ultimately responsible for providing services to the institutional customers whose vehicles are directed to the auctions by the corporate sales team. Developing and servicing the largest possible population of buying dealers for the vehicles consigned for sale at each auction is integral to maximizing value for our vehicle suppliers. We also provide market analysis to our customers through our ADESA Analytical Services department. We market this service to institutional customers as they favorably use analytical techniques in making their remarketing decisions.

We have local auction sales representatives who have experience in the used vehicle business and an intimate knowledge of local markets. These local representatives are complemented by local telesales representatives and are managed by a corporate-level team focused on developing and implementing standard best practices. We believe this combination of a centralized structure with decentralized resources enhances relationships with the dealer community and may further increase dealer consignment business at our auctions.

Online Solutions

Our current ADESA online solutions include:

Proprietary ADESA Technology	Description
ADESA LiveBlock™	Our live auction internet bidding solution, ADESA LiveBlock™, operates in concert with our physical auctions and provides registered buyers with the opportunity to participate in live auctions. Potential buyers bid online in real time along with the live local bidders and other internet bidders via a simple, web-based interface. ADESA LiveBlock™ provides real-time streaming audio and video from the live auction and still images of vehicles and other data. Buyers inspect and evaluate the vehicle and listen to the live call of the auctioneer while viewing the physical auction that is underway.

ADESA DealerBlock®	Provides for either real-time or round-the-clock “bulletin-board” type online auctions of consigned inventory not scheduled for active bidding. This platform is also utilized for upstream and midstream selling, which facilitates the sale of vehicles prior to their arrival at a physical auction site.

ADESA Run List®	Provides a summary of consigned vehicles offered for auction sale, allowing dealers to preview inventory and vehicle condition reports prior to an auction event.

ADESA Market Guide®	Provides wholesale auction prices, auction sales results, market data and vehicle condition information.

ADESA Virtual Inventory	Subscription-based service to allow dealers to embed ADESA’s search technology into a dealer’s Web site to increase the number of vehicles advertised by the dealer.

ADESA Notify Me	E-mail notification service for dealers looking for particular vehicles being run at physical or online auctions.

Competition

In the whole car auction industry, we compete with Manheim, a subsidiary of Cox Enterprises, Inc., as well as several smaller chains of auctions and independent auctions, some of which are affiliated through their membership in industry associations. Due to our national presence, competition is strongest with Manheim for the supply of used vehicles from national institutional customers. The supply of vehicles from dealers is dispersed among all of the auctions in the used vehicle market.

Due to the increased viability of the internet as a marketing and distribution channel, new competition has arisen from internet-based companies and our own customers who have historically redistributed vehicles through various channels, including auctions. Direct sales of vehicles by institutional customers and large dealer groups through internally developed or third-party online platforms have largely replaced telephonic and other non-auction methods, becoming a significant portion of overall used vehicle remarketing. The extent of use of direct, online systems varies by customer. In addition, we and some of our competitors offer online auctions in connection with physical auctions, and other online companies now include used vehicles among the products offered at their auctions.

In Canada, we are the largest provider of whole car vehicle auction services. Our competitors include Manheim, independent vehicle auctions, brokers, online companies and vehicle recyclers and dismantlers.

IAAI

Overview

We are one of the two leading providers of salvage vehicle auctions and related services in North America. We operate as Insurance Auto Auctions in the U.S. and Impact Auto Auctions in Canada and serve our customer base through salvage auction locations throughout North America. We facilitate the remarketing of damaged vehicles that are designated as total-losses by insurance companies, recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made and older model vehicles donated to charity or sold by dealers in salvage auctions. Our auctions provide buyers with the salvage vehicles they need to fulfill their scrap needs, replacement part or vehicle rebuild requirements. We earn fees for our services from both suppliers and buyers of salvage vehicles.

We process salvage vehicles primarily under two consignment methods: fixed fee and percentage of sale. Under these methods, in return for agreed upon fees, we sell vehicles on behalf of insurance companies, which continue to own the vehicles until they are sold to buyers at auction. In addition to auction fees, we generally charge fees to vehicle suppliers for various services, including towing, title processing and other administrative services. Under all methods of sale, we also charge the buyer of each vehicle fees based on a tiered structure that increase with the sale price of the vehicle as well as fixed fees for other services.

Auctions are typically held weekly at most locations. Vehicles are marketed at each respective auction site as well as via an online auction list that allows prospective bidders to preview vehicles prior to the actual auction event. Our online Auction Center feature provides internet buyers with an open, competitive bidding environment that reflects the dynamics of the live salvage auction. The Auction Center includes such services as comprehensive auction lists featuring links to digital images of vehicles available for sale, an “Auto Locator” function that promotes the search for specific vehicles within the auction system and special “Flood” or other catastrophe auction notifications. Higher returns are generally driven by broader market exposure and increased competitive bidding.

We have developed online tools to assist customers in redistributing their vehicles and establishing salvage vehicle values, in addition to offering an alternative to physically attending an auction. Through our hybrid auction model, vehicles are offered simultaneously to live and online buyers in a live auction format utilizing i-Bid LIVESM. We believe our hybrid auction capabilities maximize auction proceeds and returns to our customers. First, our physical auctions allow buyers to inspect and compare the vehicles, thus enabling them to make fully-informed bidding decisions. These physical auction abilities are an important part of the bidding process. Second, our internet auction capabilities allow buyers to participate in a greater number of auctions than if physical attendance was required. Online inventory browsing and e-mail-based inventory alerts reduce the time required to acquire vehicles.

Services

We also offer a comprehensive suite of auction, logistics and claims services, which aim to maximize salvage returns, lower administrative costs, shorten the claims process and increase the predictability of returns to vehicle suppliers, while simultaneously expanding our ability to handle an increasing proportion of the total salvage and claims-processing function as a “one-stop shop” for insurers. Some of the services provided by IAAI include:

Services	Description
Hybrid Auction Model	Through our hybrid auction model vehicles are offered simultaneously to live and online buyers in a live auction format utilizing i-Bid LIVESM. We believe this exposes the vehicles to the maximum number of potential buyers.

Titling Services	After a totaled vehicle is received at one of our facilities, it remains in storage but cannot be auctioned until transferable title has been submitted to and processed by us. We provide management reports to the insurance company suppliers, including an aging report of vehicles for which title documents have not been provided. We utilize our title services to expedite the processing of titles, thereby reducing the time in which suppliers receive their salvage proceeds, in addition to decreasing their administrative expenses. We then process the title documents in order to comply with Department of Motor Vehicles (“DMV”) requirements for these vehicles. Wherever possible, we interface electronically with the DMV. In addition, we customarily offer the insurance companies’ staff training for each state’s DMV document processing procedures.

Vehicle Inspection Centers	We maintain vehicle inspection centers, or “VICs,” at many of our facilities. A VIC is a temporary storage and inspection facility located at one of our sites that is operated by the insurance company. Some of these VIC sites are formalized through temporary license agreements with the insurance companies that supply the vehicles. VICs minimize vehicle storage charges incurred by insurance company suppliers at the temporary storage facility or repair shop and also improve service time for the policyholder.

Transportation and Towing	Inbound and outbound logistics administration with actual services typically provided by third party carriers.

Vehicle Remarketing Division	Focuses on vehicles, rental sellers, fleet and leasing companies, banks and dealer trade-in inventory.

Charity Processing	Processes vehicle donations to charities across the United States to help turn vehicles into money for a variety of charitable organizations.

Settlement Package Express	IAAI utilizes a proprietary, in-house salvage title administration product, “Settlement Package Express.” By providing our customers with this product, we are able to streamline the title procurement process for their vehicles, thereby reducing processing cycle times while potentially eliminating salvage pool storage fees.

Customers

We obtain IAAI’s supply of vehicles from insurance companies, non-profit organizations, automobile dealers and vehicle leasing and rental car companies. We have long-term relationships with substantially all of the major automobile insurance companies. For the year ended December 31, 2010, no single supplier accounted for more than 4% of IAAI’s revenues.

Buyers of salvage vehicles include automotive body shops, rebuilders, used car dealers, automotive wholesalers, exporters, dismantlers, recyclers, brokers, and where allowed, non-licensed (public) buyers. For the year ended December 31, 2010, no single buyer accounted for more than 3% of IAAI’s revenues.

Sales and Marketing

We solicit prospective vehicle providers at the national, regional and local levels through our IAAI sales force. Branch managers execute customer service requests and address customer needs at the local level. We also participate in a number of local, regional and national trade show events that further promote the benefits of our products and services.

In addition to providing insurance companies and certain non-insurance company suppliers with a means of disposing of salvage vehicles, we offer a comprehensive suite of services which aim to maximize salvage returns and shorten the claims processing time. We seek to become integrated within our suppliers’ salvage processes, and we view such mutually beneficial relationships as an essential component of our effort to attract and retain suppliers.

By analyzing historical industry and customer data, we provide suppliers with a detailed analysis of their current salvage returns and a proposal detailing methods to improve salvage returns, reduce administrative costs and provide proprietary turn-key claims processing services.

We also seek to expand our supplier relationships through recommendations from individual insurance company branch offices to other offices of the same insurance company. We believe that our existing relationships and the recommendations of branch offices play a significant role in our marketing of services within national insurance companies. As we have expanded our geographic coverage, we have been able to market our services to insurance company suppliers on a national basis or within an expanded geographic area.

Online Solutions

Our current IAAI online solutions include:

Proprietary IAAI Technology	Description
i-Bid LIVESM	Our live auction internet bidding solution, i-Bid LIVESM, operates in concert with our physical auctions and provides registered buyers with the opportunity to participate in live auctions. Potential buyers bid online in real time along with the live local bidders and other internet bidders via a simple, web-based interface. i-Bid LIVESM provides real-time streaming audio from the live auction and images of salvage vehicles and other data. Buyers inspect and evaluate the salvage vehicle and listen to the auction while it is underway.

CSA Today™

The process of salvage disposition through our system begins at the first report of loss or when a stolen vehicle has been subsequently recovered. An insurance company representative consigns the vehicle to us, either by phone, facsimile or electronically through our online proprietary data management system, CSA Today™.

CSA Today™ enables insurance company suppliers to enter vehicle data electronically and then track and manage the progress of salvage vehicles in terms of both time and salvage recovery dollars. With this tool, vehicle providers have 24-hour access to their total-loss data. The information provided through this system ranges from the details associated with a specific total-loss vehicle, to comprehensive management reports for an

Proprietary IAAI Technology	Description
entire claims center or geographic region. Additional features of this system include inventory management tools and a powerful new “Average Salvage Calculator” that helps customers determine the approximate salvage value of a potential total-loss vehicle. This tool is helpful to adjusters when evaluating the “repair vs. total” decision. The management tools provided by CSA Today™ enable claims personnel to monitor and manage total-loss salvage more effectively. Insurance company suppliers can also use CSA Today™ to view original garage receipts, verify ignition key availability, view settlement documents and images of the vehicles and receive updates of other current meaningful data.

Automated Salvage Auction Processing (ASAP)

We have developed a proprietary web-based information system, Automated Salvage Auction Processing system, or ASAP, to streamline all aspects of our operations and centralize operational data collection. ASAP provides salvage vehicle suppliers with 24-hour online access to powerful tools to manage the salvage disposition process, including inventory management, salvage returns analysis and electronic data interchange of titling information.

Significantly, our other information systems, including our i-Bid LIVESM and CSA Today™ systems, are integrated with our ASAP product, facilitating seamless auction processes and information flow with internal operational systems. Our technology platform is a significant competitive advantage that allows us to efficiently manage our business, improve customer returns, shorten customers’ claims processing cycle and lower our customers’ administration costs.

Competition

In the salvage sector, we compete with Copart, Total Resource Auctions (Manheim), independent auctions, some of which are affiliated through their membership in industry organizations to provide broader coverage through network relationships, and a limited number of used vehicle auctions that regularly redistribute salvage vehicles. Additionally, some dismantlers of salvage vehicles such as Greanleaf and LKQ Corporation and internet-based companies have entered the market, thus providing alternate avenues for sellers to redistribute salvage vehicles. While most insurance companies have abandoned or reduced efforts to sell salvage vehicles without the use of service providers such as us, they may in the future decide to dispose of their salvage vehicles directly to end users.

In Canada, we are the largest provider of salvage vehicle auction services. Our competitors include Copart, independent vehicle auctions, brokers, online auction companies, and vehicle recyclers and dismantlers.

AFC

Overview

We are a leading provider of floorplan financing to independent used vehicle dealers. We provide short-term inventory-secured financing, known as floorplan financing, to independent used vehicle dealers through branches throughout North America. In 2010, AFC serviced over 900,000 loan transactions, which includes both loans paid off and loans extended, or curtailed. We sell the majority of our U.S. dollar-denominated finance receivables without recourse to a wholly owned bankruptcy remote special purpose entity, which sells an undivided participation interest in such finance receivables to a bank conduit facility on a revolving basis. We generate a significant portion of our revenues from fees. These fees include origination, floorplan, curtailment and other related program fees. When the loan is extended or paid in full, AFC collects all accrued fees and interest.

Customers and Locations

Floorplan financing supports independent used vehicle dealers in North America who purchase vehicles from our auctions, other auctions and non-auction purchases. In 2010, over 80% of the vehicles floorplanned by AFC were vehicles purchased by dealers at auction. Our ability to provide floorplan financing facilitates the growth of vehicle sales at auction. We service auctions through our 88 branches which are conveniently located at or within close proximity of auctions held by ADESA and other auctions, which allows dealers to reduce transaction time by providing immediate payment for vehicles purchased at auction. We provide availability lists on behalf of our customers to auction representatives regarding the financing capacity of our customers, thereby increasing the purchasing potential at auctions. In addition, we have the ability to send finance representatives on-site to most approved independent auctions during auction sale-days. Geographic proximity to the customers gives our employees the ability to stay in close contact with outstanding accounts, thereby better enabling them to manage credit risk.

As of December 31, 2010, AFC had over 7,000 active dealers with an average line of credit of approximately $160,000 and no one dealer representing greater than 1.5% of our portfolio. An average of approximately 13 vehicles per active dealer was floorplanned with an approximate average value of $8,100 per vehicle at the end of 2010.

Sales and Marketing

AFC approaches and seeks to expand its share of the independent dealer floorplan market through a number of methods and channels. We target and solicit new dealers through both direct sales efforts at the dealer’s place of business as well as auction-based sales and customer service representatives, who service our dealers at auctions where they replenish and rotate vehicle inventory. These largely local efforts are handled by AFC branch managers or AFC branch personnel. AFC’s corporate-level team also provides sales and marketing support to AFC field personnel by helping to identify target dealers and coordinating both promotional activity with auctions and other vehicle supply sources.

Credit

Our procedures and proprietary computer-based system enable us to manage our credit risk by tracking each vehicle from origination to payoff, while expediting services through our branch network. Typically, we assess a floorplan fee at the inception of a loan and we collect all accrued fees and interest when the loan is extended or repaid in full. In addition, AFC generally holds the title or other evidence of ownership to all vehicles which are floorplanned. Typical loan terms are 30 to 60 days, each with a possible loan extension. For an additional fee, this loan extension allows the dealer to extend the duration of the loan beyond the original term for another 30 to 60 days if the dealer makes payment towards principal and pays accrued interest and fees.

The extension of a credit line to a dealer starts with the underwriting process. Credit lines up to $300,000 are extended using a proprietary scoring model developed internally by AFC with no requirement for financial statements. Credit lines in excess of $300,000 may be extended using underwriting guidelines which require dealership and personal financial statements and tax returns. The underwriting of each line of credit requires an analysis, write-up and recommendation by the credit department and, in case of credit lines in excess of $300,000, final review by a credit committee.

Collateral Management

Collateral management is an integral part of daily operations at each AFC branch and our corporate headquarters. AFC’s proprietary computer-based system facilitates this daily collateral management by providing real-time access to dealer information and enables branch and corporate personnel to assess and manage potential collection issues. Restrictions are automatically placed on customer accounts in the event of a delinquency, insufficient funds received or poor audit results. Branch personnel are proactive in managing collateral by monitoring loans and notifying dealers that payments are coming due. In addition, routine audits, or lot checks, are performed on the dealers’ lots through our AutoVIN subsidiary. Poor results from lot checks typically require branch personnel to take actions to determine the status of missing collateral, including visiting the dealer personally, verifying units held off-site and collecting payments for units sold. Audits also identify troubled accounts, triggering the involvement of AFC’s collections department.

AFC operates two divisions which are organized into eleven regions in North America. Each division and region is monitored by managers who oversee daily operations. At the corporate level, AFC employs full-time collection specialists and collection attorneys who are assigned to specific regions and monitor collection activity for these areas. Collection specialists work closely with the branches to track trends before an account becomes a troubled account and to determine, together with collection attorneys, the best strategy to secure the collateral once a troubled account is identified.

Securitization

AFC sells the majority of its U.S. dollar denominated finance receivables on a revolving basis and without recourse to a wholly owned, bankruptcy remote, consolidated, special purpose subsidiary (“AFC Funding Corporation”), established for the purpose of purchasing AFC’s finance receivables. A securitization agreement allows for the revolving sale by AFC Funding Corporation to a bank conduit facility of undivided interests in certain eligible finance receivables subject to committed liquidity. AFC’s securitization facility has been in place since 1996. AFC Funding Corporation had committed liquidity of $450 million from a third party conduit for U.S. finance receivables at December 31, 2010. The agreement expires on April 20, 2012.

We completed an agreement for the securitization of Automotive Finance Canada, Inc.’s (“AFCI”) receivables in February 2010. This securitization facility provides up to C$75 million in financing for eligible finance receivables through another third party conduit. The initial funding for securitization of Canadian finance receivables resulted in net proceeds of $56.6 million. In accordance with terms of the Company’s Credit Agreement, 50% of the net proceeds from the initial securitization of AFC’s Canadian receivables were used to repay $28.3 million of the Company’s Term Loan B. The agreement expires on April 20, 2012.

Accounting Standards Update 2009-16 amended ASC 860, Transfers and Servicing, and we adopted the new guidance on January 1, 2010. The new guidance specifies that the finance receivable transactions on or subsequent to January 1, 2010 under our revolving sale agreement be included in our balance sheet. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements and Adoption of Accounting Standards Update 2009-16.”

Competition

AFC primarily provides short-term dealer floorplan financing of wholesale vehicles to independent vehicle dealers in North America. At the national level, AFC’s competition includes Manheim Automotive Financial Services (“MAFS”), Dealer Services Corporation, other specialty lenders, banks and financial institutions. At the local level, AFC faces competition from banks and credit unions who may offer floorplan financing to local auction customers. Such entities typically service only one or a small number of auctions.

Some of our industry competitors who operate whole car auctions on a national scale may endeavor to capture a larger portion of the floorplan financing market. AFC competes primarily on the basis of quality of service, convenience of payment, scope of services offered and historical and consistent commitment to the sector. Our long-term relationships with customers have been established over time and act as a competitive strength for us.

Seasonality

The volume of vehicles sold at our auctions generally fluctuates from quarter to quarter. This seasonality is caused by several factors including weather, the timing of used vehicles available for sale from selling customers, the availability and quality of salvage vehicles, holidays, and the seasonality of the retail market for used vehicles, which affects the demand side of the auction industry. Used vehicle auction volumes tend to decline during prolonged periods of winter weather conditions. In addition, mild weather conditions and decreases in traffic volume can each lead to a decline in the available supply of salvage vehicles because fewer traffic accidents occur, resulting in fewer damaged vehicles overall. As a result, revenues and operating expenses related to volume will fluctuate accordingly on a quarterly basis. The fourth calendar quarter typically experiences lower used vehicle auction volume as well as additional costs associated with the holidays and winter weather.

Vehicle and Lending Regulation

Our operations are subject to regulation, supervision and licensing under various U.S. and Canadian federal, state, provincial and local authorities, agencies, statutes and ordinances, which, among other things, require us to obtain and maintain certain licenses, permits and qualifications, provide certain disclosures and notices and limit interest rates, fees and other charges. Some examples of the regulations and laws that impact our company are, without limitation, described below.

•	The acquisition and sale of used, leased, totaled and recovered theft vehicles are regulated by state or other local motor vehicle departments in each of the locations in which we operate.

•	Some of the transport vehicles used at our auctions are regulated by the U.S. Department of Transportation or similar regulatory agencies in Canada and Mexico.

•	In many states and provinces, regulations require that a salvage vehicle be forever “branded” with a salvage notice in order to notify prospective purchasers of the vehicle’s previous salvage status.

•	Some state, provincial and local regulations limit who can purchase salvage vehicles, as well as determine whether a salvage vehicle can be sold as rebuildable or must be sold for parts only.

•

AFC is subject to laws in certain states and in Canada which regulate commercial lending activities and interest rates and, in certain jurisdictions, require AFC or one of its subsidiaries to be licensed.

•	We are subject to various local zoning requirements with regard to the location of our auction and storage facilities, which requirements vary from location to location.

Changes in law or governmental regulations or interpretations of existing law or regulations could result in increased costs, reduced vehicle prices and decreased profitability for us. In addition, failure to comply with present or future laws and regulations or changes in existing laws or regulations or in their interpretation could have a material adverse effect on our operating results and financial condition.

Environmental Regulation

Our operations are subject to various foreign, federal, state and local environmental, health and safety laws and regulations, including those governing the emission or discharge of pollutants into the air or water, the generation, treatment, storage and release of hazardous materials and wastes and the investigation and remediation of contamination. Our failure to comply with current or future environmental, health or safety laws or to obtain and comply with permits required under such laws, could subject us to significant liability or require costly investigative, remedial or corrective actions.

In the used vehicle remarketing industry, large numbers of vehicles, including wrecked vehicles at salvage auctions, are stored and/or refurbished at auction facilities and during that time minor releases of fuel, motor oil and other materials may occur. We have investigated or remediated, or are currently investigating or remediating, contamination resulting from various sources, including gasoline, fuel additives (such as methyl tertiary butyl ether, or MTBE), motor oil, petroleum products and other hazardous materials released from aboveground or underground storage tanks or in connection with current or former operations conducted at our facilities. In certain instances, contamination has migrated to nearby properties, resulting in claims from private parties. We have incurred and may in the future incur expenditures relating to releases of hazardous materials, investigative, remedial or corrective actions, claims by third parties and other environmental issues, and such expenditures, individually or in the aggregate, could be significant.

Federal and state environmental authorities are currently investigating IAAI’s role in contributing to contamination at the Lower Duwamish Waterway Superfund Site in Seattle, Washington. IAAI’s potential liability at this site cannot be estimated at this time. See Item 3 “Legal Proceedings” for a further discussion of this matter.

Management considers the likelihood of loss or the incurrence of a liability, as well as the ability to reasonably estimate the amount of loss, in determining loss contingencies. We accrue an estimated loss contingency when it is probable that a liability has been incurred and the amount of loss (or range of possible losses) can be reasonably estimated. Management regularly evaluates current information available to determine whether accrual amounts should be adjusted. Accruals for contingencies including environmental matters are included in “Other accrued expenses” at undiscounted amounts and exclude claims for recoveries from insurance or other third parties. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information becomes available. If the amount of an actual loss is greater than the amount accrued, this could have an adverse impact on our operating results in that period.

Employees

At December 31, 2010, we had a total of 12,558 employees, of which 9,663 were located in the U.S. and 2,895 were located in Canada and Mexico. Approximately 67% of our workforce consists of full-time employees. Currently, none of our employees participate in collective bargaining agreements.

In addition to the employee workforce, we also utilize temporary labor services to assist in handling the vehicles consigned to us and to provide certain other services. Nearly all of our auctioneers are independent contractors. Some of the services we provide are outsourced to third party providers that perform the services either on-site or off-site. The use of third party providers depends upon the resources available at each auction facility as well as peaks in the volume of vehicles offered at auction.

Available Information

Our Web address is www.karauctionservices.com. Our electronic filings with the Securities and Exchange Commission (“SEC”) (including all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and if applicable, amendments to those reports) are available free of charge on the Web site as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. In addition, our Corporate Governance Guidelines, Code of Conduct and Ethics, Code of Ethics for Principal Executive and Senior Financial Officers and charters of the audit committee, the nominating and corporate governance committee and the compensation committee of our board of directors are available on our Web site and available in print to any shareholder who requests it. The information posted on our Web site is not incorporated into this Annual Report.

Any materials that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet Web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Item 1A.	Risk Factors

Investing in our Company involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in this Annual Report on Form 10-K, before deciding to invest in our Company. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, prospects, results of operations and cash flows. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Decreases in consumer demand for new and used vehicles impact auction sales volumes and may adversely affect our revenues and profitability.

Consumer demand for new and used vehicles is affected by the availability and affordability of consumer credit, interest rates, fuel prices, inflation, discretionary spending levels, unemployment rates and consumer confidence about the economy in general. Significant changes in economic conditions could adversely impact consumer demand for new and used vehicles.

As consumer demand fluctuates, the volume and prices of used vehicles may be affected and the demand for used vehicles at auction by dealers may likewise be affected. The demand for used vehicles at auction by dealers may therefore affect the wholesale price of used vehicles and the conversion percentage of vehicles sold at auction. In addition, changes in demand for used vehicles may affect the demand for floorplan financing as well as our ability to collect existing floorplan loans.

The number of new and used vehicles that are leased by consumers affects the supply of vehicles coming to auction in future periods as the leases mature. As manufacturers and other lenders decrease the number of new vehicle lease originations and extend the terms of some of the existing leases, the number of off-lease vehicles available at auction for the industry declines. In total, off-lease vehicles available at auction for the industry rose over 15% from 2006 to 2008, remained constant for 2009 and declined slightly in 2010, based on our estimates. During 2009 and 2008, total new vehicle sales declined year over year and a number of automobile lenders announced the modification of or discontinuance of their leasing programs, leading to a decline in new vehicle lease originations. This will reduce the number of off-lease vehicles at auction as the leases mature. The typical lease maturity is two to four years. We believe the declines in lease originations in 2009 and 2008 will negatively impact the number of off-lease vehicles sold at auction in 2011 and 2012. If the supply of off-lease vehicles coming to auction declines significantly, our revenues and profitability may be adversely affected. Volumes of off-lease vehicles in subsequent periods will be affected by total new vehicle sales and the future leasing behavior of manufacturers and lenders and therefore we may not be able to accurately predict the volume of vehicles coming to auction. The supply of off-lease vehicles coming to auction is also affected by the market value of used vehicles compared to the residual value of those vehicles per the lease terms. In most cases, the lessee and the dealer have the ability to purchase the vehicle at the residual price at the end of the lease term. Generally, as market values of used vehicles rise, the number of vehicles purchased at residual value by the lessees and dealers increases, thus decreasing the number of off-lease vehicles available at auction.

Fluctuations in the supply of and demand for salvage vehicles impact auction sales volumes, which may adversely affect our revenues and profitability.

We are dependent upon receiving a sufficient number of total loss vehicles as well as recovered theft vehicles to sustain profit margins in our salvage auction business. Factors that can adversely affect the number of vehicles received include, but are not limited to, a decrease in the number of vehicles in operation or miles driven, mild weather conditions that cause fewer traffic accidents, reduction of policy writing by insurance providers that would affect the number of claims over a period of time, delays or changes in state title processing, and changes in direct repair procedures that would reduce the number of newer, less damaged total loss vehicles, which tend to have higher salvage values. In addition, our salvage auction business depends on a limited number of key insurance companies to supply the salvage vehicles we sell at auction. Our agreements with these insurance company suppliers are generally subject to cancellation by either party upon 30 to 90 days notice. There can be no assurance that our existing agreements will not be cancelled or that we will be able to enter into future agreements with these suppliers. Future decreases in the quality and quantity of vehicle inventory, and in particular the availability of newer and less damaged vehicles, could have a material adverse effect on our operating results and financial condition. In addition, in the last few years there has been a declining trend in theft occurrences which reduces the number of stolen vehicles recovered by insurance companies for which a claim settlement has been made. If the supply of salvage vehicles coming to auction declines significantly, our revenues and profitability may be adversely affected.

A prolonged economic downturn may negatively affect our business and results of operations.

Future adverse economic conditions could increase our exposure to several risks, including:

•

Fluctuations in the supply of used vehicles. We are dependent on the supply of used vehicles coming to auction. During the recent global economic downturn and credit crisis, there was an erosion of retail demand for new and used vehicles that led many lenders to cut back on originations of new loans and leases and led to significant manufacturing capacity reductions by automakers selling vehicles in the United States. Capacity reductions could depress the number of vehicles received at auction in the future.

•

Decline in the demand for used vehicles. We may experience a decrease in demand for used vehicles from buyers due to factors including the lack of availability of consumer credit and the decline in consumer spending and consumer confidence. Adverse credit conditions also affect the ability of dealers to secure financing to purchase used vehicles, which further negatively affects buyer demand. In addition, a reduction in the number of franchised and independent used car dealers negatively affects our ability to collect receivables and may reduce dealer demand for used vehicles.

•

Decrease in the supply and demand of salvage vehicles. If number of miles driven decreases, the number of salvage vehicles received at auction may also decrease. In addition, decreases in commodity prices, such as steel and platinum, may negatively affect vehicle values and demand at salvage auctions.

•

Volatility in the asset-backed securities market. Volatility and disruption in the asset-backed commercial paper market could lead to a narrowing of interest rate spreads at AFC in certain periods. In addition, any volatility and disruption has affected, and could affect, AFC’s cost of financing related to its securitization facility.

•

Increased counterparty credit risk. Continued market deterioration could increase the risk of the failure of financial institutions party to our credit agreement and other counterparties with which we do business to honor their obligations to us. Our ability to replace any such obligations on the same or similar terms may be limited if challenging credit and general economic conditions persist.

•

Ability to service and refinance indebtedness. Continued uncertainty in the financial markets may negatively affect our ability to service our existing debt, access additional financing or to refinance our existing indebtedness on favorable terms or at all. If the economic downturn continues, it may affect our cash flow from operations and results of operations, which may affect our ability to service payment obligations on our debt or to comply with our debt covenants.

Our business is dependent on information and technology systems. Failure to effectively maintain or update these systems could result in us losing customers and materially adversely affect our operating results and financial condition.

Robust information systems are critical to our operating environment and competitive position. We may not be successful in structuring our information system infrastructure or developing, acquiring or implementing information systems which are competitive and responsive to the needs of our customers and we might lack sufficient resources to continue to make the significant necessary investments in information systems to compete with our competitors. Certain information systems initiatives that management considers important to our long-term success will require capital investment, have significant risks associated with their execution, and could take several years to implement. We may not be able to develop/implement these initiatives in a cost-effective, timely manner or at all.

Our information and technology systems are vulnerable to damage or interruption from computer viruses, network failures, computer and telecommunications failures, infiltration by unauthorized persons and security breaches, usage errors by our employees, power outages and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. If these systems were compromised, not operable for extended periods of time or ceased to function properly, we may have to make a significant investment to fix or replace them and our ability to provide many of our electronic and online solutions to our customers may be impaired. If that were to occur, it could have a material adverse effect on our operating results and financial condition.

Significant competition exists in our industry and we may not be able to compete successfully.

We face significant competition for the supply of used and salvage vehicles and for the buyers of those vehicles and for the floorplan financing of these vehicles. Current or potential competition comes from four primary sources: (i) direct competitors, (ii) potential entrants, (iii) potential new vehicle remarketing venues and dealer financing services and (iv) existing alternative vehicle remarketing venues. In both the vehicle auction and dealer financing businesses, we and our competitors are working to develop new services and technologies, or improvements and modifications to existing services and technologies. Some of these competitors may have greater financial and marketing resources than we do, and may be able to respond more quickly to new or emerging services and technologies, evolving industry trends and changes in customer requirements, and devote greater resources to the development, promotion and sale of their services. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us would not have a material adverse effect on our business and results of operations. If we are not able to compete successfully, our ability to grow and achieve or sustain profitability could be impaired. Our agreements with our largest institutional suppliers are generally subject to cancellation by either party upon 30 to 90 days’ notice. There can be no assurance that our existing agreements will not be cancelled or that we will be able to enter into future agreements with these or other suppliers on similar terms, or at all.

In our salvage auction business, potential competitors include used vehicle auctions, providers of claims software to insurance companies and certain salvage buyer groups and automobile insurance companies, some of which currently supply salvage vehicles to us. Insurance companies may in the future decide to dispose of their salvage vehicles directly to end users. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us would not have a material adverse effect on our business and results of operations. We may not be able to compete successfully against current or future competitors, which could impair our ability to grow and achieve or sustain profitability.

We currently compete with online wholesale and retail vehicle selling platforms, including SmartAuction, OpenLane, eBay Motors and others. These online selling platforms generally do not have any meaningful physical presence; however, they may decrease the quantity of vehicles sold through our online and physical auctions. If the number of vehicles sold at our auctions decreases due to these competitors or other remarketing methods, our revenue and profitability may be negatively impacted.

We have a substantial amount of debt, which could impair our financial condition and adversely affect our ability to react to changes in our business.

As of December 31, 2010, our total debt was approximately $1.9 billion, exclusive of liabilities related to our securitization facilities, and we had $250.0 million of borrowing capacity under our senior secured credit facilities.

Our substantial indebtedness could have important consequences including:

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, debt service requirements, execution of our business strategy, acquisitions and other purposes;

•

requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on debt, which would reduce the funds available for other purposes, including funding future expansion;

•

making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult to react quickly to, changing conditions; and

•

exposing us to risks inherent in interest rate fluctuations because some of our indebtedness, including a portion of the borrowings under the senior secured credit facilities, are at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates.

In addition, if we are unable to generate sufficient cash from operations to service our debt and meet other cash needs, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, particularly because of our high levels of debt and the restrictions imposed by the agreement governing our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes on our ability to incur additional debt and use the proceeds from asset sales. If we must sell certain of our assets, it may negatively affect our ability to generate revenue. The inability to obtain additional financing could have a material adverse effect on our financial condition.

If we cannot make scheduled payments on our debt, we would be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our senior secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation.

Restrictive covenants in agreements governing our debt may adversely affect our ability to operate our business.

The indentures governing our senior notes and senior subordinated notes and the agreement governing our senior secured credit facilities contain, and future debt instruments may contain, various provisions that limit our ability and the ability of our subsidiaries, including ADESA and IAAI, to, among other things:

•	incur additional debt;

•	provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans, investments and capital expenditures;

•	incur liens;

•	pay dividends or make other payments by our restricted subsidiaries;

•	enter into certain transactions with affiliates;

•	sell assets and capital stock of our subsidiaries; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

We may not successfully implement our business strategies or increase gross profit margins.

We are pursuing strategic initiatives that management considers critical to our long-term success, including but not limited to growing market share and volume, increasing revenue per vehicle and improving customer experiences through internet initiatives, using excess cash flow to reduce debt, leveraging AFC’s products and services at ADESA and IAAI and continuing to improve operating efficiency. There are significant risks involved with the execution of these initiatives, including significant business, economic and competitive uncertainties, many of which are outside of our control. Accordingly, we cannot predict whether we will succeed in implementing these strategic initiatives. For example, if we are unsuccessful in continuing to generate significant cash flows from operations (we generated $467.6 million and $250.8 million of cash flow from operations for the years ended December 31, 2010 and 2009, respectively), we may be unable to reduce our outstanding indebtedness, which could negatively affect our financial position and results of operations and our ability to execute our other strategies. It could take several years to realize any direct financial benefits from these initiatives if any direct financial benefits from these initiatives are achieved at all. Additionally, our business strategy may change from time to time, which could delay our ability to implement initiatives that we believe are important to our business.

Weather-related and other events beyond our control may adversely impact operations.

Extreme weather or other events, such as hurricanes, tornadoes, earthquakes, forest fires, floods, terrorist attacks or war, may adversely affect the overall economic environment, the markets in which we compete, our operations and profitability. These events may impact our physical auction facilities, causing a material increase in costs, or delays or cancellation of auction sales, which could have a material adverse impact on our revenues and profitability.

Mild weather conditions tend to result in a decrease in the available supply of salvage vehicles because traffic accidents decrease and fewer automobiles are damaged. Accordingly, mild weather can have an adverse effect on our salvage vehicle inventories, which would be expected to have an adverse effect on our revenue and operating results and related growth rates.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere may influence the unpredictability, severity and frequency of weather patterns. Changing weather patterns could further impact our operations as described above.

A portion of our net income is derived from our international operations, primarily Canada, which exposes us to foreign exchange risks that may impact our financial statements.

Fluctuations between U.S. and foreign currency values may adversely affect our results of operations and financial position, particularly fluctuations with Canadian currency values. In addition, there may be tax inefficiencies in repatriating cash from Canada. For the year ended December 31, 2010, approximately 17% of our revenues were attributable to our Canadian operations. A decrease in the value of the Canadian currency relative to the U.S. dollar would reduce our profits from Canadian operations and the value of the net assets of our Canadian operations when reported in U.S. dollars in our financial statements. This could have a material adverse effect on our business, financial condition or results of operations as reported in U.S. dollars.

In addition, fluctuations in exchange rates may make it more difficult to perform period-to-period comparisons of our reported results of operations. For purposes of accounting, the assets and liabilities of our Canadian operations are translated using period-end exchange rates; such translation gains and losses are reported in “Accumulated other comprehensive income/loss” as a component of stockholders’ equity. The revenues and expenses of our Canadian operations are translated using average exchange rates during each period.

Increases in the value of the U.S. dollar relative to certain foreign currencies may negatively impact foreign buyer participation at our auctions.

We have a significant number of non-U.S. based buyers who participate in our auctions. Increases in the value of the U.S. dollar relative to these buyers’ local currencies may reduce the prices they are willing to pay at auction, which may negatively affect our revenues.

Uncertain conditions at the major original equipment manufacturers could negatively impact auction volumes.

Our financial performance depends, in part, on conditions in the automotive industry. Prior to 2010, original equipment manufacturers had experienced declining new vehicle sales in North America. Resulting capacity reductions may lead to reduced program vehicles and rental fleet sales, negatively impacting auction volumes. In addition, weak growth in or declining new vehicle sales negatively impacts used vehicle trade-ins to dealers and auction volumes. These factors could adversely affect our revenues and profitability.

Changes in interest rates or market conditions could adversely impact the profitability and business of AFC.

Rising interest rates may have the effect of depressing the sales of used vehicles because many consumers finance their vehicle purchases. In addition, AFC securitizes a majority of its finance receivables on a revolving basis. Volatility and/or market disruption in the asset-backed securities market in the U.S. or Canada can impact AFC’s cost of financing related to, or its ability to arrange financing on acceptable terms through, its securitization facility, which could negatively affect AFC’s business and our financial condition and operations.

High fuel prices may have an adverse effect on our revenues and operating results, as well as our earnings growth rates.

High fuel prices could lead to a reduction in the miles driven per vehicle, which may reduce accident rates. High fuel prices may also disproportionately affect the demand for sport utility and full-sized vehicles which are generally not as fuel-efficient as smaller vehicles. Retail sales and accident rates are factors that affect the number of used and salvage vehicles sold at auction, wholesale prices of those vehicles and the conversion rates at used vehicle auctions. Additionally, high fuel costs increase the cost of transportation and towing of vehicles and we may not be able to pass on such higher costs to our customers.

If we are unable to successfully acquire and integrate other auction businesses and facilities, it could adversely affect our growth prospects.

Acquisitions have been a significant part of our historical growth and have enabled us to further broaden and diversify our service offerings. Our strategy generally involves the acquisition and integration of additional physical auction sites, technologies and personnel. Acquisition of businesses requires substantial time and attention of management personnel and may also require additional equity or debt financings. Further, integration of newly established or acquired businesses is often disruptive. Since we have acquired or in the future may acquire one or more businesses, there can be no assurance that we will identify appropriate targets, will acquire such businesses on favorable terms, or will be able to successfully integrate such organizations into our business. Failure to do so could materially adversely affect our business, financial condition and results of operations. In addition, we expect to compete against other auction groups or new industry consolidators for suitable acquisitions. If we are able to consummate acquisitions, such acquisitions could be dilutive to earnings, and we could overpay for such acquisitions.

In pursuing a strategy of acquiring other auctions, we face other risks including, but not limited to:

•	incurring significantly higher capital expenditures and operating expenses;

•	entering new markets with which we are unfamiliar;

•	incurring potential undiscovered liabilities at acquired auctions;

•	failing to maintain uniform standards, controls and policies;

•	impairing relationships with employees and customers as a result of management changes; and

•	increasing expenses for accounting and computer systems, as well as integration difficulties.

Environmental, health and safety risks could adversely affect our operating results and financial condition.

Our operations are subject to various foreign, federal, state and local environmental, health and safety laws and regulations, including those governing the emission or discharge of pollutants into the air or water, the generation, treatment, storage and release of hazardous materials and wastes and the investigation and remediation of contamination. Our failure to comply with current or future environmental, health or safety laws or to obtain and comply with permits required under such laws, could subject us to significant liability or require costly investigative, remedial or corrective actions.

In the used vehicle remarketing industry, large numbers of vehicles, including wrecked vehicles at salvage auctions, are stored and/or refurbished at auction facilities and during that time minor releases of fuel, motor oil and other materials may occur. We have investigated or remediated, or are currently investigating or remediating, contamination resulting from various sources, including gasoline, fuel additives (such as methyl tertiary butyl ether, or MTBE), motor oil, petroleum products and other hazardous materials released from aboveground or underground storage tanks or in connection with current or former operations conducted at our facilities. In certain instances, contamination has migrated to nearby properties, resulting in claims from private parties. We have incurred and may in the future incur expenditures relating to releases of hazardous materials, investigative, remedial or corrective actions, claims by third parties and other environmental issues, and such expenditures, individually or in the aggregate, could be significant.

Federal and state environmental authorities are currently investigating IAAI’s role in contributing to contamination at the Lower Duwamish Waterway Superfund Site in Seattle, Washington. IAAI’s potential liability at this site cannot be estimated at this time. See Item 3, “Legal Proceedings” for a further discussion of this matter.

We are subject to extensive governmental regulations, including vehicle brokerage and auction laws and currency reporting obligations. Our business is subject to risks related to litigation and regulatory actions.

Our operations are subject to regulation, supervision and licensing under various U.S. and Canadian federal, state, provincial and local authorities, agencies, statutes and ordinances, which, among other things, require us to obtain and maintain certain licenses, permits and qualifications, provide certain disclosures and notices and limit interest rates, fees and other charges. The regulations and laws that impact our company include, without limitation, the following:

•	The acquisition and sale of used, leased, totaled and recovered theft vehicles are regulated by state or other local motor vehicle departments in each of the locations in which we operate.

•	Some of the transport vehicles used at our auctions are regulated by the U.S. Department of Transportation or similar regulatory agencies in Canada and Mexico.

•	In many states and provinces, regulations require that a salvage vehicle be forever “branded” with a salvage notice in order to notify prospective purchasers of the vehicle’s previous salvage status.

•	Some state, provincial and local regulations limit who can purchase salvage vehicles, as well as determine whether a salvage vehicle can be sold as rebuildable or must be sold for parts or scrap only.

•

AFC is subject to laws in certain states and in Canada which regulate commercial lending activities and interest rates and, in certain jurisdictions, require AFC or one of its subsidiaries to be licensed.

•	We are subject to various local zoning requirements with regard to the location of our auction and storage facilities, which requirements vary from location to location.

Changes in law or governmental regulations or interpretations of existing law or regulations could result in increased costs, reduced vehicle prices and decreased profitability for us. In addition, failure to comply with present or future laws and regulations or changes in existing laws or regulations or in their interpretation could have a material adverse effect on our operating results and financial condition.

We are also subject from time to time to a variety of legal actions relating to our current and past business operations, including litigation relating to employment-related issues, the environment and insurance claims. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. In addition we could incur substantial costs in defending ourselves or in asserting our rights in such actions. The costs and other effects of pending litigation and administrative actions against us cannot be determined with certainty. Although we currently believe that no such proceedings will have a material adverse effect, there can be no assurance that the outcome of such proceedings will be as expected.

We assume the settlement risk for all vehicles sold through our auctions.

We do not have recourse against sellers for any buyer’s failure to satisfy its payment obligations. Since our revenues for each vehicle do not include the gross sales proceeds, failure to collect the receivables in full may result in a net loss up to the gross sales proceeds on a per vehicle basis in addition to any expenses incurred to collect the receivables and to provide the services associated with the vehicle. If we are unable to collect payments on a large number of vehicles, the resulting payment obligations to the seller and decreased fee revenues may have a material adverse effect on our results of operations and financial condition.

Changes in laws affecting the importation of salvage vehicles may have an adverse effect on our business and financial condition.

Our internet-based auction services have allowed us to offer our products and services to international markets and has increased our international buyer base. As a result, foreign importers of salvage vehicles now represent a significant part of our total buyer base. Changes in laws and regulations that restrict the importation of salvage vehicles into foreign countries may reduce the demand for salvage vehicles and impact our ability to maintain or increase our international buyer base. For example, in March 2008, a decree issued by the president of Mexico became effective that placed restrictions on the types of vehicles that can be imported into Mexico from the United States. The adoption of similar laws or regulations in other jurisdictions that have the effect of reducing or curtailing our activities abroad could have a material adverse effect on our results of operations and financial condition by reducing the demand for our products and services.

We are partially self-insured for certain losses.

We self-insure a portion of employee medical benefits under the terms of our employee health insurance program, as well as a portion of our automobile, general liability and workers’ compensation claims. We record an accrual for the claims expense related to our employee medical benefits, automobile, general liability and workers’ compensation claims based upon the expected amount of all such claims. If actual trends, including the severity of claims and medical cost inflation above expectations were to occur, our self-insured costs would increase, which could have an adverse impact on the operating results in that period.

If we fail to attract and retain key personnel, we may not be able to execute our business strategy and our financial results could be negatively affected.

Our success depends in large part on the performance of our executive management team and other key employees, including key field personnel. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete with us, we may not be able to effectively implement our business strategies, our business could suffer and the value of our common stock could be materially adversely affected. Our auction business is directly impacted by the business relationships our employees have established with customers and suppliers and, as a result, if we lose key personnel, we may have difficulty in retaining and attracting customers, developing new services, negotiating favorable agreements with customers and providing acceptable levels of customer service. Leadership changes will occur from time to time and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. We do not currently expect to obtain key person insurance on any of our executive officers.

We are dependent on the continued and uninterrupted service from our workforce.

Currently, none of our employees participate in collective bargaining agreements. If we negotiate a first-time collective bargaining agreement, we could be subject to a substantial increase in labor and benefits expenses that we may be unable to pass through to customers for some period of time, if at all. The U.S. Congress could pass labor legislation, such as the proposed Employee Free Choice Act (the “EFCA,” also called “card-check legislation”), that could adversely affect our operations. The EFCA would make it significantly easier for union organizing drives to be successful—for example, by eliminating employees’ absolute right to a secret ballot vote in union elections—and could give third-party arbitrators the ability to impose terms of collective bargaining agreements upon us and a labor union if we and such union are unable to agree to the terms of a collective bargaining agreement. Such an arbitrated initial contract could include pay, benefit and work rules that could adversely affect our profitability and operational flexibility.

New accounting pronouncements or new interpretations of existing standards could require us to make adjustments to accounting policies that could adversely affect the financial statements.

The Financial Accounting Standards Board, or the FASB, the Public Company Accounting Oversight Board, the SEC, and other accounting organizations or governmental entities from time to time issue new pronouncements or new interpretations of existing accounting standards that require changes to our accounting policies and procedures and could cause us to incur additional costs. To date, we do not believe any new pronouncements or interpretations have had a material adverse effect on our financial condition or results of operations, but future pronouncements or interpretations could require the change of policies or procedures.

ADESA may be subject to risks in connection with its former relationship with and separation from ALLETE.

ADESA and ALLETE entered into a tax sharing agreement in 2004, which governs ALLETE’s and ADESA’s respective rights, responsibilities and obligations after the spin-off with respect to taxes for the periods ending on or before the spin-off. Under the tax sharing agreement, if the spin-off becomes taxable to ALLETE,

ADESA may be required to indemnify ALLETE for any taxes which arise as a result of ADESA’s actions or inaction. In addition, ADESA has agreed to indemnify ALLETE for 50% of any taxes related to the spin-off that do not arise as a result of actions or inaction of either ADESA or ALLETE.

We may be subject to patent or other intellectual property infringement claims, which could have an impact on our business or operating results due to a disruption in our business operations, the incurrence of significant costs and other factors.

From time to time, we may receive notices from others claiming that we infringed or otherwise violated their patent or intellectual property rights, and the number of these claims could increase in the future. Claims of intellectual property infringement or other intellectual property violations could require us to enter into licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question, which could require us to change business practices and limit our ability to compete effectively. Even if we believe that the claims are without merit, the claims can be time-consuming and costly to defend and may divert management’s attention and resources away from our businesses. If we are required to take any of these actions, it could have an adverse impact on our business and operating results.

We have a material amount of goodwill which, if it becomes impaired, would result in a reduction in our net income.

Goodwill represents the amount by which the cost of an acquisition accounted for using the purchase method exceeds the fair value of the net assets acquired. Current accounting standards require that goodwill no longer be amortized but instead be periodically evaluated for impairment based on the fair value of the reporting unit. A significant percentage of our total assets represent goodwill primarily associated with the 2007 Transactions. Declines in our profitability or the value of comparable companies may impact the fair value of our reporting units, which could result in a write-down of goodwill and a reduction in net income.

Risks Related to Ownership of Our Common Stock

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Before our initial public offering in December 2009, there was no public market for our common stock and an active public market for our common stock may not be sustained. The price of our common stock in any such market may be higher or lower than the price you pay. You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Many factors could cause the market price of our common stock to rise and fall, including the following:

•	our announcements or our competitors’ announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in earnings estimates or recommendations by securities analysts, if any, who cover our common stock;

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in our capital structure, such as future issuances of securities, sales of large blocks of common stock by our stockholders or our incurrence of additional debt;

•	investors’ general perception of us and our industry;

•	changes in general economic and market conditions in North America;

•	changes in industry conditions; and

•	changes in regulatory and other dynamics.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and be a distraction to management.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

At February 18, 2011, there were 135,604,691 shares of common stock outstanding. Of our issued and outstanding shares, all of the common stock sold in the December 2009 initial public offering is freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Approximately 79% of our outstanding common stock is held by affiliates of the Equity Sponsors and other equity co-investors (indirectly through their investment in KAR LLC) and members of our management and employees.

In addition, pursuant to a registration rights agreement entered into in connection with the 2007 Transactions, we have granted KAR LLC the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of all shares of our common stock held by KAR LLC. These shares represent approximately 79% of our outstanding common stock. These shares also may be sold pursuant to Rule 144 under the Securities Act, depending on the holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or if KAR LLC exercises its registration rights, the market price of our stock could decline if KAR LLC sells the shares or is perceived by the market as intending to sell them. See Item 13, “Certain Relationships and Related Transactions, and Director Independence.”

We have also filed a registration statement registering under the Securities Act the shares of common stock reserved for issuance in respect of stock options and other incentive awards granted to our officers and certain of our employees. If any of these holders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital.

Provisions in our amended and restated certificate of incorporation and by-laws, and of Delaware law, may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

Our amended and restated certificate of incorporation and by-laws contain provisions that may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in a premium over the market price for our shares. These provisions include:

•	limiting the right of stockholders to call special meetings of stockholders to holders of at least 35% of our outstanding common stock;

•	rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	permitting our board of directors to issue preferred stock without stockholder approval;

•	granting to the board of directors, and not the stockholders, the sole power to set the number of directors; and

•

authorizing vacancies on our board of directors to be filled only by a vote of the majority of the directors then in office and specifically denying our stockholders the right to fill vacancies in the board.

From and after the time that KAR LLC no longer has beneficial ownership of 35% or more of our outstanding common stock, these provisions will also include:

•

authorizing the removal of directors only for cause and only upon the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote for the election of directors; and

•	prohibiting stockholder action by written consent.

The Equity Sponsors (through KAR LLC) have a significant influence over us, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

We are indirectly controlled by affiliates of the Equity Sponsors. Affiliates of the Equity Sponsors and management indirectly own through their investment in KAR LLC approximately 79% of our common stock. As a result, affiliates of the Equity Sponsors have control over our decisions to enter into any corporate transaction and the ability to prevent any transaction that requires shareholder approval regardless of whether others believe that the transaction is in our best interests. So long as the Equity Sponsors continue to indirectly hold a majority of our outstanding common stock, they will have the ability to control the vote in any election of directors.

We have entered into a director designation agreement that provides for the rights of KAR LLC directly, and the Equity Sponsors indirectly, to nominate designees to our board of directors. See Item 13, “Certain Relationships and Related Transactions, and Director Independence.”

The Equity Sponsors are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Equity Sponsors may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as the Equity Sponsors, or other funds controlled by or associated with the Equity Sponsors, continue to indirectly own a significant amount of our outstanding common stock, even if such amount is less than 50%, the Equity Sponsors will continue to be able to strongly influence or effectively control our decisions. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Under our amended and restated certificate of incorporation, the Equity Sponsors and, in some circumstances, any of our directors and officers who is also a director, officer, manager, member or employee of any of our Equity Sponsors, have no obligation to offer us corporate opportunities.

Our amended and restated certificate of incorporation provides that the Equity Sponsors and their respective subsidiaries and affiliates have the right to engage or invest in, and do not have a duty to abstain from engaging or investing in, the same or similar businesses as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If any Equity Sponsor or any of its officers, directors, managers, members, partners or employees acquires knowledge of a potential transaction that could be a corporate opportunity for us, such person has no duty to offer that opportunity to us, our stockholders or our affiliates, even if it is one that we might reasonably have pursued. Neither the Equity Sponsors nor their officers, directors, managers, members, partners or employees will generally be liable to us or our stockholders for breach of any duty by reason of engaging in such activities. In addition, any of our directors and officers who is also a director, officer, manager, member, partner or employee of any of our Equity Sponsors and is offered or acquires knowledge of a corporate opportunity, other than solely in such person’s capacity as our director or officer, will not have any liability to us if any of the Equity Sponsors pursues or acquires such corporate opportunity.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. We anticipate that we will retain all of our future earnings, if any, for the repayment of our indebtedness and for general corporate purposes including the development and expansion of our business. Any determination to pay dividends on our common stock in the future will be at the discretion of our board of directors.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

KAR LLC controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

We are utilizing these exemptions. As a result, we do not have a majority of independent directors, our nominating/corporate governance committee and compensation committee do not consist entirely of independent directors and such committees are not subject to annual performance evaluations. Accordingly, you do not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

Our corporate headquarters are located in Carmel, Indiana. Our corporate headquarters for ADESA and AFC also are located in Carmel, Indiana. Our corporate headquarters are leased properties, with office space being leased in each case through 2019. At December 31, 2010, properties utilized by the ADESA business segment include 70 used vehicle auction facilities in North America, which are either owned or leased. Each auction is generally a multi-lane, drive-through facility, and may have additional buildings for reconditioning, registration, maintenance, bodywork, and other ancillary and administrative services. Each auction also has secure parking areas to store vehicles. The ADESA auction facilities vary in size based on the market demographics and offer anywhere from 1 to 16 auction lanes, with an average of approximately 6 lanes per location.

IAAI is headquartered in Westchester, Illinois, with office space being leased through 2016. At December 31, 2010, properties utilized by the IAAI business segment include 159 salvage vehicle auction facilities in the U.S. and Canada, most of which are leased. Salvage auctions are generally smaller than used vehicle auctions in terms of acreage and building size and some locations share facilities with ADESA. The IAAI properties are used primarily for auction and storage purposes consisting on average of approximately 27 acres of land per site.

Of AFC’s 88 branches in North America at December 31, 2010, 57 are physically located at auction facilities (including 48 at ADESA). Each of the remaining 31 AFC offices is strategically located in close proximity to at least one of the auctions that it serves. AFC generally leases its branches.

We believe our existing properties are adequate to meet current needs and that suitable additional space will be available as needed to accommodate any expansion of operations and additional offices on commercially acceptable terms.

Item 3.	Legal Proceedings

We are involved in litigation and disputes arising in the ordinary course of business, such as actions related to injuries; property damage; handling, storage or disposal of vehicles; environmental laws and regulations; and other litigation incidental to the business such as employment matters and dealer disputes. Such litigation is generally not, in the opinion of management, likely to have a material adverse effect on our financial condition, results of operations or cash flows. Legal and regulatory proceedings which could be material are discussed below.

IAAI—Lower Duwamish Waterway

On March 25, 2008, the United States Environmental Protection Agency, or EPA, issued a General Notice of Potential Liability pursuant to Section 107(a), and a Request for Information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act, or “CERCLA” to IAAI for a Superfund site known as the Lower Duwamish Waterway Superfund Site in Seattle, Washington, or “LDW.” At this time, the EPA has not demanded that IAAI pay any funds or take any action apart from responding to the Section 104(e) Information Request. The EPA has advised IAAI that, to date, it has sent out approximately 60 general notice letters to other parties, and has sent Section 104(e) Requests to more than 250 other parties. A remedial investigation has been conducted for this site by some of the potentially responsible parties, who have also commenced a feasibility study pursuant to CERCLA. IAAI is aware that certain authorities plan to bring Natural Resource Damage claims against potentially responsible parties. In addition, the Washington State Department of Ecology is working with the EPA in relation to LDW, primarily to investigate and address sources of potential contamination contributing to LDW. IAAI, the owner, and predecessor at their Tukwila location, which is adjacent to the LDW, are currently in discussion with the Washington State Department of Ecology concerning possible source control obligations, including an investigation of the water and soils entering the stormwater system, an analysis of the source of any contamination identified within the system and possible repairs and upgrades to the stormwater capture and filtration system. In 2010, IAAI began implementing a stormwater sampling plan to comply with the Washington State Department of Ecology source control requirements.

Item 4.	Removed and Reserved

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information and Holders of Record

KAR Auction Services’ common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “KAR” and has been traded on the NYSE since December 11, 2009. As of February 18, 2011, there were 2 stockholders of record. Because many shares of our common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these holders of record.

The following table sets forth the range of high and low sales prices per share of common stock for each quarter during fiscal year 2010 and the period December 11 through December 31, 2009:

	2010
	High	Low
4th Quarter (October 1 – December 31)	$14.37	$11.74
3rd Quarter (July 1 – September 30)	$13.73	$11.03
2nd Quarter (April 1 – June 30)	$15.84	$11.52
1st Quarter (January 1 – March 31)	$15.56	$13.10

	2009
	High	Low
4th Quarter (December 11 – December 31)	$13.92	$11.09

Dividend Policy

We do not anticipate paying cash dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for the repayment of our indebtedness and for general corporate purposes, including the development and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on then-existing conditions, including our financial condition and results of operations, contractual restrictions, including restricting covenants contained in our credit facilities, capital requirements and other factors.

In addition, pursuant to certain covenants governing our senior credit facility and notes, we are subject to certain restrictions on our ability to pay dividends.

Stock Price Performance Graph

The graph below shows the cumulative total stockholder return, assuming the investment of $100, for the period beginning on December 11, 2009, the first trading day of KAR Auction Services’ common stock, and ending on December 31, 2010, on each of KAR Auction Services’ common stock, the Standard & Poor’s 400 Midcap Index and the Standard and Poor’s Smallcap 600 Index. Our stock price performance shown in the following graph is not indicative of future stock price performance.

Company/Index	Base Period 12/11/2009	12/31/2009	6/30/2010	12/31/2010
KAR Auction Services, Inc.	$100	$114.63	$102.83	$114.71
S&P 400 Midcap Index	$100	$102.94	$100.82	$128.52
S&P Smallcap 600 Index	$100	$104.86	$103.39	$131.05

Item 6.	Selected Financial Data

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and related notes thereto of KAR Auction Services, Inc. and other financial information included elsewhere in this Annual Report on Form 10-K.

Selected Financial Data of KAR Auction Services

For the Years Ended December 31, 2010, 2009, 2008 and 2007

The following consolidated financial data for the years ended December 31, 2010, 2009, 2008 and 2007 is based on our audited financial statements. We were incorporated on November 9, 2006, but had no operations in 2006 or for the period of January 1 through April 19, 2007. On April 20, 2007, we consummated a merger agreement with ADESA, Inc. and as part of the related transactions, ADESA and IAAI became, directly or indirectly, our wholly owned subsidiaries.

(Amounts in millions except per share amounts)	Year Ended December 31,
	2010	2009	2008	2007 (1)
Operations:
Operating revenues
ADESA	$1,075.9	$1,088.5	$1,123.4	$677.7
IAAI	610.4	553.1	550.3	330.1
AFC	128.7	88.0	97.7	95.0

Total operating revenues	$1,815.0	$1,729.6	$1,771.4	$1,102.8
Operating expenses (exclusive of depreciation and amortization and impairment charges)	1,374.9	1,361.9	1,436.7	869.8
Goodwill and other intangibles impairment	—	—	164.4	—
Operating profit (loss)	268.8	195.3	(12.5)	106.4
Interest expense	141.4	172.6	215.2	162.3
Income (loss) from continuing operations	69.6	23.2	(216.2)	(38.3)
Net income (loss)	69.6	23.2	(216.2)	(38.3)
Net income (loss) per share
Basic	0.52	0.21	(2.02)	(0.36)
Diluted	0.51	0.21	(2.02)	(0.36)
Weighted average shares outstanding
Basic	134.9	108.0	106.9	106.7
Diluted	135.9	108.1	106.9	106.7

	At December 31,
	2010	2009	2008	2007
Financial Position:
Working capital (2)	$287.9	$299.5	$304.3	$442.1
Total assets	4,525.0	4,251.3	4,157.6	4,530.8
Total debt	1,875.7	2,272.9	2,527.4	2,616.7
Total stockholders’ equity	1,244.6	1,141.5	750.7	1,013.6

	Year Ended December 31,
	2010	2009	2008	2007 (1)
Other Financial Data:
Net cash provided by operating activities	$467.6	$250.8	$224.9	$96.8
Capital expenditures	78.9	65.6	129.6	62.7
Depreciation and amortization	171.3	172.4	182.8	126.6

(1)	We had no operations prior to the merger transactions on April 20, 2007; as such, this data represents the period from April 20, 2007 through December 31, 2007.
(2)	Working capital is defined as current assets less current liabilities.

Selected Financial Data of Predecessor ADESA

For the Period January 1 through April 19, 2007 and the Year Ended December 31, 2006

The selected financial data of ADESA for the period January 1 through April 19, 2007, and for the year ended December 31, 2006, and as of April 19, 2007 and December 31, 2006, presented below has been derived from audited financial statements that are not included in this Annual Report on Form 10-K. Certain amounts reported in previous periods have been reclassified to conform to the current presentation.

(Dollars in millions except per share amounts)	January 1 – April 19, 2007	Year Ended December 31, 2006
Operations:
Operating revenues
Auction services group	$325.4	$959.9
Dealer services group	45.9	144.0

Total operating revenues	$371.3	$1,103.9
Operating expenses (exclusive of depreciation and amortization)	297.6	832.5
Operating profit	57.8	224.9
Interest expense	7.8	27.4
Income from continuing operations	27.0	126.8
Net income	26.9	126.3
Basic earnings per share from continuing operations	$0.30	$1.41
Diluted earnings per share from continuing operations	$0.29	$1.41
Cash dividends declared per share	$—	$0.30

	At April 19, 2007	At December 31, 2006
Financial Position:
Working capital (1)	$381.3	$325.2
Total assets	2,219.5	1,975.3
Total debt	345.0	352.5
Total stockholders’ equity	1,238.7	1,203.5

	January 1 – April 19, 2007	For the Year Ended December 31, 2006
Other Financial Data:
Net cash provided by operating activities	$14.9	$190.9
Capital expenditures	11.3	37.1
Depreciation and amortization	15.9	46.5

(1)	Working capital is defined as current assets less current liabilities.

Selected Financial Data of Predecessor IAAI

For the Period January 1 through April 19, 2007 and the Year Ended December 31, 2006

The statement of operations data of IAAI for the period January 1 through April 19, 2007, and for the year ended December 31, 2006, as well as the balance sheet data for April 19, 2007 and December 31, 2006, has been derived from audited consolidated financial statements not included in this Annual Report on Form 10-K.

IAAI’s fiscal year 2006 consisted of 53 weeks and ended on December 31, 2006.

(Dollars in thousands)	January 1 – April 19, 2007	Year Ended December 31, 2006
Operations:
Revenues	$114,788	$331,950
Earnings from operations	10,985	22,581
Net earnings (loss)	($370)	($7,179)

(Dollars in thousands)	April 19, 2007	2006
Financial Position (at period end):
Working capital (1)	$53,798	$49,973
Total assets	582,751	588,021
Total debt (2)	344,242	344,842
Current debt (2)	2,167	2,247
Long-term debt (2)	342,075	342,595
Total shareholders’ equity	139,927	137,576

(1)	Working capital is defined as current assets less current liabilities.
(2)	Includes capital leases.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Financial Data” and the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K.

Forward-Looking Statements

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made in this report on Form 10-K that are not historical facts (including, but not limited to, expectations, estimates, assumptions and projections regarding the industry, business, future operating results, potential acquisitions and anticipated cash requirements) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements, including statements regarding our future growth; anticipated cost savings, revenue increases and capital expenditures; strategic initiatives, greenfields and acquisitions; our competitive position; and our continued investment in information technology are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A “Risk Factors” of this Annual Report on Form 10-K. Some of these factors include:

•	fluctuations in consumer demand for and in the supply of used, leased and salvage vehicles and the resulting impact on auction sales volumes, conversion rates and loan transaction volumes;

•	trends in new and used vehicle sales and incentives, including wholesale used vehicle pricing;

•	the ability of consumers to lease or finance the purchase of new and/or used vehicles;

•	the ability to recover or collect from delinquent or bankrupt customers;

•	economic conditions including fuel prices, foreign exchange rates and interest rate fluctuations;

•	trends in the vehicle remarketing industry;

•	changes in the volume of vehicle production, including capacity reductions at the major original equipment manufacturers;

•	the introduction of new competitors;

•	laws, regulations and industry standards, including changes in regulations governing the sale of used vehicles, the processing of salvage vehicles and commercial lending activities;

•	changes in the market value of vehicles auctioned, including changes in the actual cash value of salvage vehicles;

•	competitive pricing pressures;

•	costs associated with the acquisition of businesses or technologies;

•	litigation developments;

•	our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements;

•	our ability to develop and implement information systems responsive to customer needs;

•	business development activities, including acquisitions and integration of acquired businesses;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations;

•	weather;

•	general business conditions;

•	our substantial amount of debt;

•	restrictive covenants in our debt agreements;

•	our assumption of the settlement risk for vehicles sold;

•	any impairment to our goodwill;

•	our self-insurance for certain risks;

•	any losses of key personnel;

•	interruptions to service from our workforce;

•	changes in effective tax rates;

•	changes to accounting standards; and

•	other risks described from time to time in our filings with the SEC, including the Quarterly Reports on Form 10-Q to be filed by us in 2011.

Many of these risk factors are outside of our control, and as such, they involve risks which are not currently known that could cause actual results to differ materially from those discussed or implied herein. The forward-looking statements in this document are made as of the date on which they are made and we do not undertake to update our forward-looking statements.

Our future growth depends on a variety of factors, including our ability to increase vehicle sold volumes and loan transaction volumes, acquire additional auctions, manage expansion, relocate and integrate acquisitions, control costs in our operations, introduce fee increases, expand our product and service offerings including information systems development and retain our executive officers and key employees. Certain initiatives that management considers important to our long-term success include substantial capital investment in e-business, information technology, facility relocations and expansions, as well as operating initiatives designed to enhance overall efficiencies, have significant risks associated with their execution, and could take several years to yield any direct monetary benefits. Accordingly, we cannot predict whether our growth strategy will be successful. In addition, we cannot predict what portion of overall sales will be conducted through online auctions or other remarketing methods in the future and what impact this may have on our auction business.

Overview

We provide whole car and salvage auction services in North America. Our business is divided into three reportable business segments, each of which is an integral part of the vehicle remarketing industry: ADESA Auctions, IAAI and AFC.

•

The ADESA Auctions segment consisted primarily of a 70 whole car auction network in North America at December 31, 2010. Vehicles at ADESA’s auctions are typically sold by commercial fleet operators, financial institutions, rental car companies, used vehicle dealers and vehicle manufacturers and their captive finance companies to franchised and independent used vehicle dealers. ADESA also provides value-added ancillary services including inspections, storage, transportation, reconditioning and titling and other administrative services.

•

The IAAI segment consisted of salvage vehicle auctions and related services provided at 159 sites in North America at December 31, 2010. The salvage auctions facilitate the remarketing of damaged or low value vehicles designated as total losses by insurance companies and charity donation vehicles, as well as recovered stolen (or theft) vehicles. The salvage auction business specializes in providing services such as transportation, titling, salvage recovery and claims settlement administrative services.

•

The AFC segment provides short-term, inventory-secured financing, known as floorplan financing, primarily to independent used vehicle dealers. At December 31, 2010, AFC conducted business through 88 branches in North America.

The holding company is maintained separately from the three reportable segments and includes expenses associated with the corporate office, such as salaries, benefits, and travel costs for our management team, certain human resources, information technology and accounting costs, and incremental insurance, treasury, legal and risk management costs. Holding company interest expense includes the interest expense incurred on the corporate debt structure. Intercompany charges relate primarily to interest on intercompany debt or receivables and certain information technology costs allocated by the holding company.

Industry Outlook and Trends

Whole Car

During the period from 1999 to 2009, despite fluctuations in economic conditions, new vehicle sales and “churn” (i.e., the rate of ownership transfer of vehicles in the used vehicle market), used vehicles sold in North America through whole car auctions remained within the relatively narrow range of approximately 9 million to 10 million used vehicles per year. We estimate that the vehicle population in the United States has increased from 209.5 million units in 1999 to in excess of 248 million units in 2010 and therefore the used vehicle market, and hence the used vehicle auction industry, have an even larger “inventory” of potential transactions to draw from. A larger vehicle population may partially offset any short-term decreases in new vehicle sales, which we believe has resulted in vehicle auction volumes remaining fairly consistent over the last several years. However, we estimate that whole car auction volume was approximately 8.4 million to 8.5 million units for the year ended December 31, 2010. We believe that, despite challenging conditions in the overall economy and the automotive industry in 2008, 2009 and 2010 and the attendant fluctuations in new vehicle sales and “churn,” used vehicle auction volumes in North America in the foreseeable future will be within the range of approximately 8 million to 9 million used vehicles per year. The decline in industry auction volumes in 2010 as compared to the period from 1999 to 2009 reflects a reduction in units sold by institutional consignors. This decrease has been partially offset by an increase in dealer consignment units sold in 2010 as compared to 2009.

Salvage

During the period from 2006 through 2009, the North American salvage vehicle auction industry volumes increased. Vehicles deemed a total loss by automobile insurance companies represent the largest category of vehicles sold in the salvage vehicle auction industry. As vehicles become more complex with additional enhancements, such as airbags and electrical components, they are more costly to repair following an accident and insurance companies are more likely to declare a damaged vehicle a total loss. The percentage of claims resulting in total losses steadily increased to over 14% in 2009 and was slightly below 14% in 2010. For the year ended December 31, 2010 as compared with the year ended December 31, 2009, we believe the salvage industry auction volumes were down slightly. To the extent this trend continues or a decline in the salvage vehicle auction industry volumes occurs, it could have an adverse impact on IAAI’s results of operations.

Automotive Finance

In 2008 and 2009, the overall economy and in particular the automotive finance industries faced pressures which negatively affected the used vehicle dealer base. In excess of 6,300 independent dealers went out of business during 2008 and 2009, almost a 15% reduction in the independent dealer base. Used vehicle dealers experienced a significant decline in sales which resulted in a decrease in consumer auto loan originations and an increased number of dealers defaulting on their loans which increased credit losses. In addition, the value of recovered collateral on defaulted loans was impacted to some degree by the volatility in the vehicle pricing market. To the extent these negative trends recur, they could have a material adverse impact on AFC’s results of operations.

Despite the negative factors and trends impacting the automotive finance industry in 2008 and 2009, AFC’s financial results improved in the second half of 2009 and throughout 2010. AFC implemented a number of strategic initiatives in 2008 and early 2009 designed to tighten credit standards and reduce risk and exposure in its portfolio of finance receivables. These initiatives have resulted in a substantial ongoing improvement in the aging of the managed portfolio, which was just under 99 percent current at December 31, 2010. In addition, AFC’s managed portfolio of finance receivables grew approximately 26 percent from December 31, 2009 to $771.6 million at December 31, 2010. The average value of a vehicle on floorplan at AFC has increased approximately 5% from December 31, 2009 to December 31, 2010.

General

In 2008 and 2009, significant changes occurred in the economy which impacted our business. A lack of availability of consumer credit for retail used vehicle buyers, a decline in consumer spending, a reduction in the number of franchised and independent used vehicle dealers in the United States, reduced miles driven and decreases in commodity prices such as steel and platinum all negatively impacted us. Additionally, factors that influenced our business in 2010 included increases in used vehicle prices, supply constraints resulting from the decline in new vehicle sales during the recession, a decrease in the number of repossessions, lower loan default rates and fewer vehicles being classified as total loss vehicles by the insurance industry.

The availability of financing to franchised dealerships and consumers from the vehicle manufacturers’ captive finance companies and their respective remarketing programs may also impact the supply of vehicles to the wholesale auction industry in the future. A change in the supply of used vehicles could impact the value of used vehicles sold, conversion rates (calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale) and ADESA’s profitability on the sale of vehicles. In addition, we believe the reduced number of lease originations in 2008 and 2009 will negatively impact the supply of off-lease vehicles available at auction in 2011 and 2012.

Seasonality

The volume of vehicles sold at our auctions generally fluctuates from quarter to quarter. This seasonality is caused by several factors including weather, the timing of used vehicles available for sale from selling customers, the availability and quality of salvage vehicles, holidays, and the seasonality of the retail market for used vehicles, which affects the demand side of the auction industry. Used vehicle auction volumes tend to decline during prolonged periods of winter weather conditions. In addition, mild weather conditions and decreases in traffic volume can each lead to a decline in the available supply of salvage vehicles because fewer traffic accidents occur, resulting in fewer damaged vehicles overall. As a result, revenues and operating expenses related to volume will fluctuate accordingly on a quarterly basis. The fourth calendar quarter typically experiences lower used vehicle auction volume as well as additional costs associated with the holidays and winter weather.

Sources of Revenues and Expenses

Our revenue is derived from auction fees and related services at our whole car and salvage auction facilities and dealer financing fees and interest income at AFC. Although auction revenues primarily include the auction services and related fees, our related receivables and payables include the gross value of the vehicles sold.

Prior to January 1, 2010, AFC’s net revenue consisted primarily of securitization income and interest and fee income less provisions for credit losses. Securitization income was primarily comprised of the gain on sale of finance receivables sold, but also included servicing income, discount accretion, and any change in the fair value of the retained interest in finance receivables sold. Accounting Standards Update 2009-16 amended ASC 860, Transfers and Servicing, and we adopted the new guidance on January 1, 2010. As a result of adopting the guidance, our consolidated statement of income no longer reflects securitization income, but instead reports interest and fee income, provision for credit losses and other income associated with our securitized finance receivables, in the same line items in our statement of income as non-securitized receivables. Interest expense associated with the related obligation is now recorded below operating profit as “Interest expense” in our consolidated statement of income. Additionally, we no longer record a gain on sale for securitization activity since finance receivables securitized no longer receive gain on sale treatment. The impact of the elimination of gain on sale treatment resulted in a reduction of pre-tax income of approximately $2.8 million in the first quarter of 2010.

Our operating expenses consist of cost of services, selling, general and administrative and depreciation and amortization. Cost of services is composed of payroll and related costs, subcontract services, supplies, insurance, property taxes, utilities, maintenance and lease expense related to the auction sites and loan offices. Cost of services excludes depreciation and amortization. Selling, general and administrative expenses are composed of payroll and related costs, sales and marketing, information technology services and professional fees.

Results of Operations

Overview of Results of KAR Auction Services for the Years Ended December 31, 2010 and 2009:

	Year Ended December 31,
(Dollars in millions except per share amounts)	2010	2009
Revenues
ADESA	$1,075.9	$1,088.5
IAAI	610.4	553.1
AFC	128.7	88.0

Total revenues	1,815.0	1,729.6
Cost of services*	1,001.7	997.3

Gross profit*	813.3	732.3
Selling, general and administrative	373.2	364.6
Depreciation and amortization	171.3	172.4

Operating profit	268.8	195.3
Interest expense	141.4	172.6
Other income, net	(2.1)	(11.6)
Loss on extinguishment of debt	32.7	—

Income before income taxes	96.8	34.3
Income taxes	27.2	11.1

Net income	$69.6	$23.2

Net income per share
Basic	$0.52	$0.21

Diluted	$0.51	$0.21

*	Exclusive of depreciation and amortization

For the year ended December 31, 2010, we had revenue of $1,815.0 million compared with revenue of $1,729.6 million for the year ended December 31, 2009, an increase of 5%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization decreased $1.1 million, or 1%, to $171.3 million for the year ended December 31, 2010, compared with $172.4 million for the year ended December 31, 2009. The decrease is representative of certain assets becoming fully depreciated, partially offset by an increase in 2010 capital spending compared to 2009, as well as an increase in depreciation related to acquired sites.

Interest Expense

Interest expense decreased $31.2 million, or 18%, to $141.4 million for the year ended December 31, 2010, compared with $172.6 million for the year ended December 31, 2009. The decrease in interest expense was primarily the result of a $250.0 million prepayment on Term Loan B in the fourth quarter of 2009, a $225.6 million prepayment on the principal amount of the senior subordinated notes in January 2010, a $28.3 million prepayment on Term Loan B in February 2010, a $75.0 million prepayment on Term Loan B in November 2010 and a $68.3 million prepayment on the principal amount of the senior subordinated notes in December 2010. Partially offsetting the decrease was an increase in interest expense that resulted from the adoption of Accounting Standards Update 2009-16 in 2010. Included in interest expense in 2010 is $7.2 million in AFC interest related to the securitized finance receivables. Prior to 2010, AFC interest expense was recorded as a reduction of AFC net revenue.

Other Income

Other income was $2.1 million for the year ended December 31, 2010, compared with other income of $11.6 million for the year ended December 31, 2009. The change in other income was primarily representative of smaller foreign currency transaction gains for the year ended December 31, 2010, compared to the year ended December 31, 2009.

Loss on Extinguishment of Debt

In connection with our initial public offering, we conducted a cash tender offer for certain of our notes. The tender offer was oversubscribed and as such, in accordance with the identified priority levels, only a portion of the senior subordinated notes tendered were accepted for prepayment. In January 2010, we prepaid $225.6 million principal amount of the senior subordinated notes with proceeds received from the initial public offering and the underwriters option to purchase additional shares. In the first quarter of 2010, we recorded a $25.3 million pretax charge representative of the net premiums payable related to the repurchase of the senior subordinated notes, the write-off of certain unamortized debt issuance costs associated with our senior subordinated notes and certain expenses related to the tender offer.

In addition, in the fourth quarter of 2010, we conducted a cash tender offer for certain of our notes. The tender offer was oversubscribed and as such, in accordance with the identified priority levels, only a portion of the senior subordinated notes tendered were accepted for prepayment. In December 2010, we prepaid $68.3 million principal amount of the senior subordinated notes with available cash and recorded a $7.4 million pretax charge representative of the net premiums payable related to the repurchase of the senior subordinated notes, the write-off of certain unamortized debt issuance costs associated with our senior subordinated notes and certain expenses related to the tender offer.

Income Taxes

Our effective tax rate was 28.1% for the year ended December 31, 2010 compared with 32.4% for the year ended December 31, 2009. Excluding the effect of the discrete items, our effective tax rates for the years ended December 31, 2010 and December 31, 2009 would have been 38.3% and 51.8%, respectively. The change in the tax rate, excluding the effect of discrete items, was primarily attributable to the reduction of expenses permanently nondeductible for tax purposes, the increase in consolidated pre-tax profits and lower tax rates in state and foreign jurisdictions. We expect our effective tax rate to be approximately 30% in 2011, which reflects the recognition of the impact of certain tax deductions which will not impact future periods. As such, we expect our effective tax rate to be approximately the statutory income tax rate in 2012, not taking into consideration unknown future events.

ADESA Results

	Year Ended December 31,
(Dollars in millions)	2010	2009
ADESA revenue	$1,075.9	$1,088.5
Cost of services*	611.2	615.4

Gross profit*	464.7	473.1
Selling, general and administrative	211.9	207.1
Depreciation and amortization	86.9	88.4

Operating profit	$165.9	$177.6

*	Exclusive of depreciation and amortization

Revenue

Revenue from ADESA decreased $12.6 million, or 1%, to $1,075.9 million for the year ended December 31, 2010, compared with $1,088.5 million for the year ended December 31, 2009. The decrease in revenue was primarily a result of a 7% decrease in the number of vehicles sold, partially offset by a 6% increase in revenue per vehicle sold to over $570 for the year ended December 31, 2010, compared to approximately $540 for the year ended December 31, 2009.

The 6% increase in revenue per vehicle sold was attributable to incremental fee income related to higher used vehicle values and selective fee increases which resulted in increased ADESA revenue of approximately $27.4 million. In addition, fluctuations in the Canadian exchange rate resulted in increased ADESA revenue of approximately $22.9 million, and increases in ancillary services, such as transportation and other services, resulted in increased ADESA revenue of approximately $8.3 million.

The total number of used vehicles sold at ADESA decreased 7% for the year ended December 31, 2010, compared with the year ended December 31, 2009 and resulted in a decrease in ADESA revenue of approximately $71.2 million. The decrease in volume sold was attributable to a decline in supplier inventory levels in 2010 compared to 2009. For the year ended December 31, 2010, as compared with the year ended December 31, 2009, we estimate that the decline in industry volumes was consistent with the decline experienced at ADESA. Online sales volumes for ADESA in 2010 represented over 20% of the total vehicles sold by ADESA.

The used vehicle conversion percentage, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our used vehicle auctions, decreased to 65.0% for the year ended December 31, 2010, compared with 66.9% for the year ended December 31, 2009. The decrease in conversion rates is representative of a change in the mix of vehicles sold toward more dealer consignment vehicles, which convert at a lower rate. For the year ended December 31, 2010, dealer consignment vehicles represented approximately 33% of used vehicles sold at ADESA, an increase from 29% for the year ended December 31, 2009.

Gross Profit

For the year ended December 31, 2010, gross profit for ADESA decreased $8.4 million, or 2%, to $464.7 million, compared with $473.1 million for the year ended December 31, 2009. Gross profit for ADESA was 43.2% of revenue for the year ended December 31, 2010, compared with 43.5% of revenue for the year ended December 31, 2009. The decrease in gross profit as a percentage of revenue for the year ended December 31, 2010, compared with the year ended December 31, 2009 was the result of an increase in ancillary services revenue, which has a lower gross profit than auction services revenue.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment increased $4.8 million, or 2%, to $211.9 million for the year ended December 31, 2010, compared with $207.1 million for the year ended December 31, 2009, primarily due to an increase in stock-based compensation, fluctuations in the Canadian exchange rate, an increase in marketing costs, an increase for costs at acquired sites and a net increase in other miscellaneous expenses. These increases were partially offset by a decrease in incentive compensation and a decrease in professional fees.

IAAI Results

	Year Ended December 31,
(Dollars in millions)	2010	2009
IAAI revenue	$610.4	$553.1
Cost of services*	362.0	352.1

Gross profit*	248.4	201.0
Selling, general and administrative	78.9	65.5
Depreciation and amortization	58.9	58.3

Operating profit	$110.6	$77.2

*	Exclusive of depreciation and amortization

Revenue

Revenue from IAAI increased $57.3 million, or 10%, to $610.4 million for the year ended December 31, 2010, compared with $553.1 million for the year ended December 31, 2009. The increase in revenue was primarily a result of an increase in fee revenue due to an increase in average selling price for vehicles sold at auction, and to a lesser extent, revenues associated with acquired sites. For the year ended December 31, 2010, total salvage vehicles sold declined approximately 2%. Online sales volumes for IAAI in 2010 represented approximately half of the total vehicles sold by IAAI.

Gross Profit

For the year ended December 31, 2010, gross profit at IAAI increased to $248.4 million, or 40.7% of revenue, compared with $201.0 million, or 36.3% of revenue, for the year ended December 31, 2009. The gross profit increase was primarily the result of the increase in fee revenue due to an increase in average selling price for vehicles sold at auction. Cost of services increased primarily as a result of increases in incentive compensation based on the performance of IAAI, expenses associated with costs at acquired sites and increases in yard and auction expenses. These increases were partially offset by a reduction in tow costs.

Selling, General and Administrative

Selling, general and administrative expenses at IAAI increased $13.4 million, or 20%, to $78.9 million for the year ended December 31, 2010, compared with $65.5 million for the year ended December 31, 2009. The increase in selling, general and administrative expenses was attributable to increases in stock-based compensation and incentive compensation, as well as increased spending on professional fees and severance, both related to our process improvement initiatives which were launched in the first quarter of 2010.

AFC Results

	Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2010	2009
AFC revenue
Securitization income	$—	$41.7
Interest and fee income	137.9	48.1
Other revenue	2.0	0.3
Provision for credit losses	(11.2)	(2.1)

Total AFC revenue	128.7	88.0
Cost of services*	28.5	29.8

Gross profit*	100.2	58.2
Selling, general and administrative	18.6	11.6
Depreciation and amortization	25.0	24.7

Operating profit	$56.6	$21.9

Loan transactions	935,578	799,421
Revenue per loan transaction	$138	$110

*	Exclusive of depreciation and amortization

Revenue

For the year ended December 31, 2010, AFC revenue increased $40.7 million, or 46%, to $128.7 million, compared with $88.0 million for the year ended December 31, 2009. The increase in revenue was the result of a 25% increase in revenue per loan transaction for the year ended December 31, 2010, compared with the same period in 2009 and a 17% increase in loan transactions to 935,578 for the year ended December 31, 2010. In addition, managed receivables increased to $771.6 million at December 31, 2010 from $613.0 million at December 31, 2009.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $28, or 25%, primarily as a result of a decrease in credit losses for both loans held and sold, an increase in the average loan value, an increase in floorplan fee income, an increase in interest income and an increase in other income.

Accounting Standards Update 2009-16 amended ASC 860, Transfers and Servicing, and we adopted the new guidance on January 1, 2010. The new guidance eliminated securitization income accounting and resulted in the recording of interest and fee income and interest expense for the finance receivable transactions under the revolving sale agreement. The impact of this guidance on revenue was a net $1.4 million reduction of revenue for the first quarter of 2010. The elimination of the gain on sale treatment resulted in a reduction of revenue of $2.8 million, while the reclassification of interest expense resulted in an offsetting $1.4 million increase in revenue. Interest expense related to the securitized finance receivables for the year ended December 31, 2010 was $7.2 million and is included as “Interest expense” on the consolidated statement of income. Interest expense related to the securitized finance receivables for the year ended December 31, 2009 totaled $4.7 million and was included in securitization income.

Gross Profit

For the year ended December 31, 2010, gross profit for the AFC segment increased $42.0 million, or 72%, to $100.2 million, compared with $58.2 million for the year ended December 31, 2009, primarily as a result of a 46% increase in revenue and a 4% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in collection and lot audit expenses, partially offset by an increase in incentive compensation and other expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses at AFC increased $7.0 million, or 60%, for the year ended December 31, 2010, compared with the year ended December 31, 2009. The increase was primarily the result of increases in incentive compensation expense, salaries and related employee benefit costs, professional fees and stock-based compensation expense.

Holding Company Results

	Year Ended December 31,
(Dollars in millions)	2010	2009
Selling, general and administrative	$63.8	$80.4
Depreciation and amortization	0.5	1.0

Operating loss	($64.3)	($81.4)

Selling, General and Administrative Expenses

For the year ended December 31, 2010, selling, general and administrative expenses at the holding company decreased $16.6 million, or 21%, to $63.8 million, compared with $80.4 million for the year ended December 31, 2009, primarily as a result of the termination of our financial advisory fees paid to the Equity Sponsors. We paid the Equity Sponsors a total of $14.0 million in 2009, including $10.5 million of termination fees in connection with the termination of our ongoing financial advisory fees with each of them. Selling, general and administrative expenses also decreased as a result of a decrease in stock-based compensation expense related to the KAR LLC and Axle LLC operating units which are remeasured each reporting period to fair value. These decreases were partially offset by an increase in professional fees and other expenses.

Overview of Results of KAR Auction Services for the Years Ended December 31, 2009 and 2008:

	Year Ended December 31,
(Dollars in millions except per share amounts)	2009	2008
Revenues
ADESA	$1,088.5	$1,123.4
IAAI	553.1	550.3
AFC	88.0	97.7

Total revenues	1,729.6	1,771.4
Cost of services*	997.3	1,053.0

Gross profit*	732.3	718.4
Selling, general and administrative	364.6	383.7
Depreciation and amortization	172.4	182.8
Goodwill and other intangibles impairment	—	164.4

Operating profit (loss)	195.3	(12.5)
Interest expense	172.6	215.2
Other (income) expense, net	(11.6)	19.9

Income (loss) before income taxes	34.3	(247.6)
Income taxes	11.1	(31.4)

Net income (loss)	$23.2	($216.2)

Net income (loss) per share – basic and diluted	$0.21	($2.02)

*	Exclusive of depreciation and amortization

For the year ended December 31, 2009, we had revenue of $1,729.6 million compared with revenue of $1,771.4 million for the year ended December 31, 2008, a decrease of 2%. Included in the results for the year ended December 31, 2008, is a $164.4 million charge related to goodwill and tradename impairment at AFC. For further details see the “Goodwill and Other Intangibles Impairment” discussion under the AFC Results below. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization decreased $10.4 million, or 6%, to $172.4 million for the year ended December 31, 2009 compared with the year ended December 31, 2008. The decrease is representative of certain assets becoming fully depreciated as well as a decrease in 2009 capital spending compared to recent years.

Interest Expense

Interest expense decreased $42.6 million, or 20%, to $172.6 million for the year ended December 31, 2009, compared with interest expense of $215.2 million for the year ended December 31, 2008. The decrease in interest expense was the result of a decrease in interest rates in 2009, which reduced interest expense on our variable rate debt instruments, as well as payments on Term Loan B of $59.3 million during 2008 which decreased the outstanding principal balance of our debt. In addition, we prepaid $250.0 million of Term Loan B in December 2009 further decreasing the outstanding principal balance of our debt.

Other (Income) Expense

Other income was $11.6 million for the year ended December 31, 2009 compared with other expense of $19.9 million for the year ended December 31, 2008, representing an increase of $31.5 million. The change in other (income) expense is primarily representative of foreign currency transaction gains in 2009 versus foreign currency transaction losses in 2008, partially offset by a decrease in interest income resulting from a decrease in interest rates in 2009 compared with 2008.

Income Taxes

Our effective tax rate increased from 12.7% in 2008 to 32.4% in 2009. The increase in tax rate primarily resulted from the level of pretax earnings (loss) and the nondeductible $161.5 million goodwill impairment charge at AFC in 2008.

ADESA Results

	Year Ended December 31,
(Dollars in millions)	2009	2008
ADESA revenue	$1,088.5	$1,123.4
Cost of services*	615.4	654.9

Gross profit*	473.1	468.5
Selling, general and administrative	207.1	244.2
Depreciation and amortization	88.4	93.2

Operating profit	$177.6	$131.1

*	Exclusive of depreciation and amortization

Revenue

Revenue from ADESA decreased $34.9 million, or 3%, to $1,088.5 million for the year ended December 31, 2009, compared with $1,123.4 million for the year ended December 31, 2008. The decrease in revenue was primarily a result of a 2% decrease in revenue per vehicle sold, from approximately $550 in 2008 to approximately $540 in 2009, and a less than 1% decrease in the total number of used vehicles sold at ADESA for the year ended December 31, 2009 compared with the year ended December 31, 2008.

The decrease in revenue per vehicle sold was attributable to a decrease in ancillary services such as shop services and other services, which resulted in decreased ADESA revenue of approximately $25.2 million. In addition, fluctuations in the Canadian exchange rate decreased revenue by approximately $16.8 million for the year ended December 31, 2009 compared with the year ended December 31, 2008. Partially offsetting the decrease in ancillary services and the impact of the Canadian exchange rate was incremental fee income related to higher used vehicle values and selective fee increases which aggregated $17.1 million.

The total number of used vehicles sold at ADESA decreased less than 1% for the year ended December 31, 2009 compared with the year ended December 31, 2008, and resulted in a decrease in ADESA revenue of approximately $10.0 million.

The used vehicle conversion percentage, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our used vehicle auctions, increased to 66.9% for the year ended December 31, 2009 compared with 60.7% for the year ended December 31, 2008. The increase in conversion rates was representative of a reduced supply of vehicles at auction in 2009 as compared with 2008, combined with relatively consistent demand over that same period.

Gross Profit

For the year ended December 31, 2009, gross profit for ADESA increased $4.6 million, or 1%, to $473.1 million. Gross profit for ADESA was 43.5% of revenue for the year ended December 31, 2009 compared with 41.7% of revenue for the year ended December 31, 2008. The increase in gross profit as a percent of revenue for the year ended December 31, 2009 compared with the year ended December 31, 2008 is representative of a decrease in lower margin ancillary services as well as reduced labor associated with the higher conversion rates.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment decreased $37.1 million, or 15%, to $207.1 million for the year ended December 31, 2009 compared with the year ended December 31, 2008, primarily due to a $10.7 million decrease for the prior year loss on the sale of land related to the sale-leaseback and the separate transaction in Fairburn, Georgia, a $9.1 million decrease in marketing costs, a $7.1 million decrease in professional fees, a $6.9 million decrease in bad debt expense, a $2.2 million decrease related to fluctuations in the Canadian exchange rate and an increase in gains on the sale of property plant and equipment of $2.6 million. The decreases to selling, general and administrative expenses were partially offset by an increase in incentive compensation expense and an increase in costs at sites acquired in 2008.

IAAI Results

	Year Ended December 31,
(Dollars in millions)	2009	2008
IAAI revenue	$553.1	$550.3
Cost of services*	352.1	362.9

Gross profit*	201.0	187.4
Selling, general and administrative	65.5	70.1
Depreciation and amortization	58.3	61.6

Operating profit	$77.2	$55.7

*	Exclusive of depreciation and amortization

Revenue

Revenue from IAAI increased $2.8 million, or 1%, to $553.1 million for the year ended December 31, 2009, compared with $550.3 million for the year ended December 31, 2008. The increase in revenue was a result of a 3% increase in salvage vehicles sold during the year ended December 31, 2009, which was partially offset by a decrease in revenue per unit attributable to the decline in average selling price for vehicles sold at salvage auctions during the year ended December 31, 2009. The increase in salvage vehicles sold was attributable to the full-year impact of volumes provided by 2008 acquisitions and greenfields.

Gross Profit

For the year ended December 31, 2009, gross profit at IAAI increased to $201.0 million, or 36% of revenue, compared with $187.4 million, or 34% of revenue, for the year ended December 31, 2008. Costs of services decreased due to a decline in the value and the number of vehicles sold under the purchase agreement method of sales. In addition, there were cost reductions in outside labor, supplies, travel and auction costs. These reductions were partially offset by increases in occupancy costs related to the addition of facilities as a result of acquisitions and greenfields.

Selling, General and Administrative

Selling, general and administrative expenses at IAAI decreased $4.6 million, or 7%, to $65.5 million for the year ended December 31, 2009, compared with $70.1 million for the year ended December 31, 2008. The decrease in selling, general and administrative expenses was attributable to a decrease in integration and travel costs, partially offset by increases in share-based compensation expense and legal fees.

AFC Results

	Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2009	2008
AFC revenue
Securitization income	$41.7	$32.4
Interest and fee income	48.1	64.8
Other revenue	0.3	1.8
Provision for credit losses	(2.1)	(1.3)

Total AFC revenue	88.0	97.7
Cost of services*	29.8	35.2

Gross profit*	58.2	62.5
Selling, general and administrative	11.6	14.6
Depreciation and amortization	24.7	25.3
Goodwill and other intangibles impairment	—	164.4

Operating profit (loss)	$21.9	($141.8)

Loan transactions	799,421	1,147,116
Revenue per loan transaction	$110	$85

*	Exclusive of depreciation and amortization

Revenue

For the year ended December 31, 2009, AFC revenue decreased $9.7 million, or 10%, to $88.0 million, compared with $97.7 million for the year ended December 31, 2008. The decrease in revenue was the result of a 30% decrease in loan transactions to 799,421 for the year ended December 31, 2009 partially offset by a 29% increase in revenue per loan transaction for the year ended December 31, 2009.

The decrease in loan transactions, which includes both loans paid off and loans curtailed, compared to the year ended December 31, 2008, was primarily the result of a decrease in loans outstanding in early 2009. AFC implemented a number of strategic initiatives in 2008 and early 2009 designed to tighten credit standards and reduce risk and exposure in its portfolio of finance receivables. These initiatives have resulted in a substantial ongoing improvement in the delinquency of the managed portfolio. In addition, these initiatives, along with a soft retail used vehicle market, resulted in a 14% decrease in the size of AFC’s managed portfolio of finance receivables from December 31, 2008 to $437.6 million at March 31, 2009. However, as a result of targeted growth initiatives implemented by AFC and improving credit conditions, the managed portfolio of finance receivables grew to $613.0 million at December 31, 2009.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $25, or 29%, primarily as a result of a decrease in credit losses for both loans held and sold, increased fee income and a decrease in cost of funds, partially offset by a reduction in the average portfolio duration.

Gross Profit

For the year ended December 31, 2009, gross profit for the AFC segment decreased $4.3 million, or 7%, to $58.2 million as a result of the decrease in loan transactions. The decrease in cost of services was primarily the result of decreased compensation and related employee benefit costs. Compensation and related employee benefit costs decreased as the number of AFC employees was reduced to correspond with the decrease in the size of the finance receivables portfolio.

Selling, General and Administrative Expenses

Selling, general and administrative expenses at AFC decreased $3.0 million, or 21%, for the year ended December 31, 2009, compared with the year ended December 31, 2008. The decrease was primarily the result of decreased severance costs, decreased compensation and related employee benefit costs as well as decreased travel and other miscellaneous expenses, partially offset by an increase in stock-based compensation expense and incentive compensation.

Goodwill and Other Intangibles Impairment

In the third quarter of 2008, a noncash goodwill impairment charge of approximately $161.5 million was recorded in the AFC reporting unit. In addition, in the third quarter of 2008, a noncash tradename impairment charge of approximately $2.9 million was recorded in the AFC reporting unit. AFC and its customer dealer base were negatively impacted in 2008 by the state of the overall economy and in particular the severe pressures which impacted the automotive and finance industries. As a result of reduced interest rate spreads and increased risk associated with lending in the automotive industry at the time, AFC tightened credit policies and experienced a decline in its portfolio of finance receivables. These factors contributed to lower operating profits and cash flows at AFC throughout 2008 as compared to 2007. Based on this trend, the forecasted performance was revised and the fair value of the reporting unit declined. The fair value of that reporting unit was estimated using the expected present value of future cash flows.

Holding Company Results

	Year Ended December 31,
(Dollars in millions)	2009	2008
Selling, general and administrative	$80.4	$54.8
Depreciation and amortization	1.0	2.7

Operating loss	($81.4)	($57.5)

Selling, General and Administrative Expenses

For the year ended December 31, 2009, selling, general and administrative expenses at the holding company increased $25.6 million, or 47%, to $80.4 million, as a result of an increase in stock-based compensation expense and incentive compensation expense. For the year ended December 31, 2009, stock-based compensation expense related to the KAR LLC and Axle LLC operating units was $8.4 million. For the year ended December 31, 2008, stock-based compensation resulted in income of $5.8 million related to the KAR LLC and Axle LLC operating units which are remeasured each reporting period to fair value. The increase in selling, general and administrative expenses also resulted from the $10.5 million of termination fees paid to our Equity Sponsors in connection with the termination of our ongoing financial advisory fees with each of them in December 2009.

LIQUIDITY AND CAPITAL RESOURCES

We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our credit facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our revolving credit facility.

	December 31,
(Dollars in millions)	2010	2009
Cash and cash equivalents	$119.1	$363.9
Restricted cash	8.6	9.3
Working capital	287.9	299.5
Amounts available under credit facility*	250.0	250.0
Cash flow from operations	467.6	250.8

*	There were related outstanding letters of credit totaling approximately $29.4 million and $31.7 million at December 31, 2010 and 2009, respectively, which reduce the amount available for borrowings under our credit facility.

Working Capital

A substantial amount of our working capital is generated from the payments received for services provided. The majority of our working capital needs are short-term in nature, usually less than a week in duration. Due to the decentralized nature of the business, payments for most vehicles purchased are received at each auction and branch. Most of the financial institutions place a temporary hold on the availability of the funds deposited that generally can range up to two business days, resulting in cash in our accounts and on our balance sheet that is unavailable for use until it is made available by the various financial institutions. Over the years, we have increased the amount of funds that are available for immediate use and are actively working on initiatives that will continue to decrease the time between the deposit of and the availability of funds received from customers. There are outstanding checks (book overdrafts) to sellers and vendors included in current liabilities. Because a portion of these outstanding checks for operations in the U.S. are drawn upon bank accounts at financial institutions other than the financial institutions that hold the cash, we cannot offset all the cash and the outstanding checks on our balance sheet. Our available cash, which excludes cash in transit, was $106.7 million at December 31, 2010.

AFC offers short-term inventory-secured financing, also known as floorplan financing, to used vehicle dealers. Financing is primarily provided for terms of 30 to 60 days. AFC principally generates its funding through the sale of its receivables. For further discussion of AFC’s securitization arrangements, see “Off-Balance Sheet Arrangements and Adoption of Accounting Standards Update 2009-16.”

Credit Facilities

On April 20, 2007, we entered into a $1,865 million senior credit facility, pursuant to the terms and conditions of the Credit Agreement. The Credit Agreement provides for a six and one-half year $1,565 million senior term loan, or Term Loan B, and a six year $300 million revolving senior credit facility, or the revolving credit facility. Term Loan B will be repaid in quarterly installments at an amount of 0.25% of the initial Term Loan B amount, with the remaining principal balance due on October 19, 2013. The revolving credit facility may be used for loans, and up to $75 million may be used for letters of credit. The revolving loans may be borrowed, repaid and reborrowed until April 19, 2013, at which time all revolving amounts borrowed must be repaid. Under the terms of the Credit Agreement, the lenders committed to provide advances and letters of credit in an aggregate amount of up to $1,865 million, subject to certain conditions. Borrowings under the Credit Agreement may be used to finance working capital and acquisitions permitted under the Credit Agreement and for other corporate purposes.

On October 23, 2009, we entered into an amendment to the Credit Agreement. As part of the amendment, we paid an amendment fee of 25 basis points to approving lenders, based on commitments outstanding as of October 23, 2009, on the effective date of the amendment. The amendment became effective with the satisfaction of certain conditions precedent, including the consummation of our initial public offering and the prepayment of $250 million or more of Term Loan B. The amendment (i) allowed KAR LLC to own less than 100% of our outstanding capital stock, (ii) permitted us to use proceeds from the initial public offering and any future offering of common stock plus unrestricted cash on hand at the time of the initial public offering to repay, redeem, repurchase or defease, or segregate funds with respect to, one or more of our senior subordinated notes, fixed senior notes and floating senior notes and (iii) permitted us to pay accelerated management fees to our Equity Sponsors in connection with the termination of our ongoing financial advisory fees with them. In addition, the following revisions, among others, occurred:

•	availability of borrowings under the revolving credit facility were reduced by $50 million to $250 million;

•	the revolving credit facility and Term Loan B interest rate were increased to LIBOR plus a margin of 2.75% from LIBOR plus a margin of 2.25%; and

•	the pricing grid of both facilities was eliminated.

On November 11, 2010, we entered into another amendment to the Credit Agreement which allowed us, on or after the effective date of the amendment, to redeem, repurchase, defease or otherwise prepay a portion of our outstanding unsecured senior notes in an aggregate principal amount, together with all accrued and unpaid interest and all fees, premiums, disbursements or expenses, not to exceed $75 million. The amendment became effective with the satisfaction of certain conditions precedent, including the prepayment of at least $75 million of Term Loan B.

The revolving credit facility bears interest for Eurodollar revolving loans at a rate equal to LIBOR plus a margin of 275 basis points. The revolving credit facility also provides for both base rate revolving borrowings and swingline borrowings at a rate of prime plus a margin of 175 basis points. Term Loan B bears interest at a rate equal to LIBOR plus a margin of 275 basis points.

Our $250 million revolving line of credit was undrawn as of December 31, 2010. There were related outstanding letters of credit in the aggregate amount of $29.4 million at December 31, 2010, which reduce the amount available for borrowings under our credit facility. In addition, our Canadian operations have a C$8 million line of credit, which was undrawn as of December 31, 2010; however, there were related letters of credit outstanding totaling approximately C$1.8 million at December 31, 2010, which reduce credit available under the Canadian line of credit, but do not affect amounts available for borrowings under our revolving credit facility.

In accordance with terms of the Credit Agreement, 50% of the net proceeds from the initial securitization of AFC’s Canadian receivables were used to prepay $28.3 million of Term Loan B in February 2010. In addition, as part of the November 2010 amendment to the Credit Agreement, we prepaid $75 million of Term Loan B in the fourth quarter of 2010 using cash on hand. There are no further scheduled quarterly installments due on Term Loan B and the remaining balance is due at maturity (October 19, 2013). On December 31, 2010, $1,144.6 million was outstanding on Term Loan B.

The Credit Agreement contains certain restrictive loan covenants, including, among others, a financial covenant requiring a maximum consolidated senior secured leverage ratio be satisfied as of the last day of each fiscal quarter if revolving loans are outstanding, and covenants limiting our ability to incur indebtedness, grant liens, make acquisitions, consummate change of control transactions, dispose of assets, pay dividends, make capital expenditures, make investments and engage in certain transactions with affiliates. The leverage ratio covenant is based on consolidated Adjusted EBITDA which is EBITDA (earnings before interest expense, income taxes, depreciation and amortization) adjusted to exclude among other things (a) gains and losses from asset sales; (b) unrealized foreign currency translation gains and losses in respect of indebtedness; (c) certain non-recurring gains and losses; (d) stock option expense; (e) certain other noncash amounts included in the determination of net income; (f) management, monitoring, consulting and advisory fees paid to the equity sponsors; (g) charges and revenue reductions resulting from purchase accounting; (h) unrealized gains and losses on hedge agreements; (i) minority interest; (j) expenses associated with the consolidation of salvage operations; (k) consulting expenses incurred for cost reduction, operating restructuring and business improvement efforts; (l) expenses realized upon the termination of employees and the termination or cancellation of leases, software licenses or other contracts in connection with the operational restructuring and business improvement efforts; (m) expenses incurred in connection with permitted acquisitions; and (n) any impairment charges or write-offs of intangibles.

The covenants contained within the senior credit facility are critical to an investor’s understanding of our financial liquidity, as the violation of these covenants could result in a default and lenders could elect to declare all amounts borrowed immediately due and payable. In addition, the indentures governing our notes contain certain financial and operational restrictions on paying dividends and other distributions, making certain acquisitions or investments, incurring indebtedness, granting liens and selling assets. These covenants affect our operating flexibility by, among other things, restricting our ability to incur expenses and indebtedness that could be used to grow the business, as well as to fund general corporate purposes. We were in compliance with the covenants in the credit facility at December 31, 2010.

We believe our sources of liquidity from our cash and cash equivalents on hand, working capital, cash provided by operating activities, and availability under our credit facility are sufficient to meet our short and long-term operating needs for the foreseeable future. In addition, we believe the previously mentioned sources of liquidity will be sufficient to fund our capital requirements and debt service payments for the next twelve months.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA, as presented herein, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States, or GAAP. They are not measurements of our financial performance under GAAP and should not be considered substitutes for net income (loss) or any other performance measures derived in accordance with GAAP or as substitutes for cash flow from operating activities as measures of our liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings, as described above in the discussion of certain restrictive loan covenants under “Credit Facilities.”

Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Year Ended December 31, 2010
(Dollars in millions)	ADESA	IAAI	AFC	Corporate	Consolidated
Net income (loss)	$80.1	$44.7	$38.4	($93.6)	$69.6
Add back:
Income taxes	43.6	26.7	21.1	(64.2)	27.2
Interest expense, net of interest income	0.9	2.3	7.2	130.9	141.3
Depreciation and amortization	86.9	58.9	25.0	0.5	171.3
Intercompany	42.3	38.2	(11.7)	(68.8)	—

EBITDA	253.8	170.8	80.0	(95.2)	409.4
Adjustments	16.0	15.2	(0.4)	35.0	65.8

Adjusted EBITDA	$269.8	$186.0	$79.6	($60.2)	$475.2

	Year Ended December 31, 2009
(Dollars in millions)	ADESA	IAAI	AFC	Corporate	Consolidated

Net income (loss)	$94.4	$25.8	$19.1	($116.1)	$23.2
Add back:
Income taxes	56.0	16.2	8.4	(69.5)	11.1
Interest expense, net of interest income	0.5	1.4	—	170.3	172.2
Depreciation and amortization	88.4	58.3	24.7	1.0	172.4
Intercompany	28.9	36.2	(6.8)	(58.3)	—

EBITDA	268.2	137.9	45.4	(72.6)	378.9
Adjustments	18.1	8.7	3.8	16.4	47.0

Adjusted EBITDA	$286.3	$146.6	$49.2	($56.2)	$425.9

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended December 31, 2010
(Dollars in millions)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Net income	$8.1	$28.6	$25.6	$7.3	69.6
Add back:
Income taxes	(1.3)	19.9	11.1	(2.5)	27.2
Interest expense, net of interest income	34.9	35.9	35.5	35.0	141.3
Depreciation and amortization	43.3	41.8	42.2	44.0	171.3

EBITDA	85.0	126.2	114.4	83.8	409.4
Nonrecurring charges	21.1	3.0	2.8	8.4	35.3
Noncash charges	12.6	3.6	5.8	12.9	34.9
AFC interest expense	(1.4)	(1.8)	(1.9)	(2.1)	(7.2)
Accounting change	2.8	—	—	—	2.8

Adjusted EBITDA	$120.1	$131.0	$121.1	$103.0	$475.2

Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2010	2009
Net cash provided by (used for):
Operating activities	$467.6	$250.8
Investing activities	(795.9)	(68.8)
Financing activities	83.0	22.8
Effect of exchange rate on cash	0.5	0.7

Net increase (decrease) in cash and cash equivalents	($244.8)	$205.5

Cash flow from operating activities was $467.6 million for the year ended December 31, 2010, compared with $250.8 million for the year ended December 31, 2009. The increase in operating cash flow was primarily impacted by changes in operating assets and liabilities and an increase in net income. The change in operating assets was driven by the reduction in retained interests in finance receivables sold and a reduction in finance receivables held for sale, which resulted from the adoption of Accounting Standards Update (“ASU”) 2009-16. The new guidance specifies that the finance receivable transactions on or subsequent to January 1, 2010 under our revolving sale agreement be included in our balance sheet.

Net cash used for investing activities was $795.9 million for the year ended December 31, 2010, compared with $68.8 million for the year ended December 31, 2009. The increase in net cash used for investing activities was primarily the result of the net increase in finance receivables held for investment which resulted from the adoption of ASU 2009-16 as discussed above. In addition, there was an increase in cash spent on acquisitions and on capital expenditures in 2010. For a discussion of the Company’s capital expenditures, see “Capital Expenditures” below.

Net cash provided by financing activities was $83.0 million for the year ended December 31, 2010, compared with $22.8 million for the year ended December 31, 2009. The increase in cash provided by financing activities was primarily attributable to the $520.1 million increase in obligations collateralized by finance receivables which resulted from the application of ASU 2009-16 as discussed above. The increase in obligations collateralized by finance receivables was partially offset by an increase in payments on long-term debt, including payments for the early extinguishment of debt and related prepayment penalties totaling $420.7 million. In addition, in 2009, we received net proceeds from our initial public offering of $310.3 million.

Capital Expenditures

Capital expenditures for the years ended December 31, 2010 and 2009 approximated $78.9 million and $65.6 million, respectively. Capital expenditures were funded primarily from internally generated funds. We continue to invest in our core information technology capabilities and capacity expansion. Capital expenditures are expected to be approximately $80 million for fiscal year 2011. Anticipated expenditures are primarily attributable to ongoing information system projects, upkeep and improvements at existing vehicle auction facilities, improvements in information technology systems and infrastructure and expansion and relocation of existing auction sites that are at capacity. Future capital expenditures could vary substantially based on capital project timing and the initiation of new information systems projects to support our business strategies.

Contractual Obligations

The table below sets forth a summary of our contractual debt and operating lease obligations as of December 31, 2010. Some of the figures included in this table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal and other factors. Because these estimates and assumptions are necessarily subjective, the obligations we may actually pay in future periods could vary from those reflected in the table. The following summarizes our contractual cash obligations as of December 31, 2010 (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 – 3 Years	4 – 5 Years	More than 5 Years
Long-term debt
Term loan B (a)	$1,144.6	$—	$1,144.6	$—	$—
Floating rate senior notes due 2014 (a)	150.0	—	—	150.0	—
8 3/4% senior notes due 2014 (a)	450.0	—	—	450.0	—
10% senior subordinated notes due 2015 (a)	131.1	—	—	131.1	—
Capital lease obligations (b)	17.7	6.2	9.4	2.1	—
Interest payments relating to long-term debt (c)	323.9	105.6	185.6	32.7	—
Interest rate derivatives (d)	16.6	—	16.6	—	—
Postretirement benefit payments (e)	0.5	0.1	0.1	0.1	0.2
Operating leases (f)	873.5	75.6	140.6	121.3	536.0

Total contractual cash obligations	$3,107.9	$187.5	$1,496.9	$887.3	$536.2

(a)	The table assumes the long-term debt is held to maturity.
(b)	We have entered into capital leases for furniture, fixtures and equipment. Future capital lease obligations would change if we entered into additional capital lease agreements.
(c)	Interest payments on long-term debt are projected based on the contractual rates of the debt securities. Interest rates for the variable rate debt instruments were held constant at the December 31, 2010 rates due to their unpredictable nature.
(d)	The fair value of the interest rate swap and cap agreements are based on quoted market prices for similar instruments from a commercial bank.
(e)	Estimated future benefit payments for certain health care and death benefits for the retired employees of Underwriters Salvage Company, or USC. IAAI assumed the obligation in connection with the acquisition of the capital stock of USC in 1994.
(f)	Operating leases are entered into in the normal course of business. We lease some of our auction facilities, as well as other property and equipment under operating leases. Some lease agreements contain options to renew the lease or purchase the leased property. Future operating lease obligations would change if the renewal options were exercised and/or if we entered into additional operating lease agreements.

Off-Balance Sheet Arrangements and Adoption of Accounting Standards Update 2009-16

AFC sells the majority of its U.S. dollar denominated finance receivables on a revolving basis and without recourse to a wholly owned, bankruptcy remote, consolidated, special purpose subsidiary (“AFC Funding Corporation”), established for the purpose of purchasing AFC’s finance receivables. A securitization agreement allows for the revolving sale by AFC Funding Corporation to a bank conduit facility of undivided interests in certain eligible finance receivables subject to committed liquidity. The agreement expires on April 20, 2012. AFC Funding Corporation had fully utilized its committed liquidity of $450 million from a third party conduit for U.S. finance receivables at December 31, 2010. AFC believes the current aggregate maximum commitment totaling $450 million and available cash will be adequate to fund additional growth in its U.S. finance receivables. Prior to the expiration of the securitization agreement, the Company expects to pursue an amendment or new agreement to increase committed liquidity available under the securitization agreement.

We completed an agreement for the securitization of Automotive Finance Canada, Inc.’s (“AFCI”) receivables in February 2010. This securitization facility provides up to C$75 million in financing for eligible finance receivables through another third party conduit. The initial funding for securitization of Canadian finance receivables resulted in net proceeds of $56.6 million and the recording of the related obligations. The agreement expires on April 20, 2012.

ASU 2009-16 amended ASC 860, Transfers and Servicing, and we adopted the new guidance on January 1, 2010. The new guidance specifies that the finance receivable transactions on or subsequent to January 1, 2010 under our revolving sale agreement be included in our balance sheet. This resulted in an increase in assets and related obligations in 2010. Obligations collateralized by finance receivables were $520.1 million at December 31, 2010. In addition, the new guidance eliminated securitization income accounting and resulted in the recording of fee and interest income and interest expense for the finance receivable transactions under the revolving sale agreement. The elimination of securitization income accounting resulted in a reduction of pre-tax income of approximately $2.8 million in the first quarter of 2010.

At December 31, 2010, AFC managed total finance receivables of $771.6 million.

At December 31, 2009, AFC managed total finance receivables of $613.0 million, of which $519.1 million had been sold without recourse to AFC Funding Corporation. Undivided interests in finance receivables were sold by AFC Funding Corporation to the bank conduit facility with recourse totaling $367.0 million at December 31, 2009. Finance receivables include $24.6 million classified as held for sale, which are recorded at lower of cost or fair value, and $131.6 million classified as held for investment at December 31, 2009. Finance receivables classified as held for investment include $25.7 million related to receivables that were sold to the bank conduit facility that were repurchased by AFC at fair value when they became ineligible under the terms of the collateral agreement with the bank conduit facility at December 31, 2009. The face amount of these receivables was $27.5 million at December 31, 2009.

AFC’s allowance for losses of $9.7 million and $5.9 million at December 31, 2010 and December 31, 2009, respectively, includes an estimate of losses for finance receivables held for investment as well as an allowance for any further deterioration in the finance receivables after they are repurchased from the bank conduit facility. Additionally, accrued liabilities of $2.4 million for the estimated losses for loans sold by the special purpose subsidiary were recorded at December 31, 2009. These loans were sold to a bank conduit facility with recourse to the special purpose subsidiary and came back on the balance sheet of the special purpose subsidiary at fair value when they became ineligible under the terms of the collateral arrangement with the bank conduit facility.

As of December 31, 2009, the outstanding receivables sold, the retained interests in finance receivables sold and a cash reserve of 1 percent of total sold receivables serve as security for the receivables that have been sold to the bank conduit facility. As of December 31, 2010, $763.9 million of finance receivables and a cash reserve of 1 percent of finance receivables securitized serve as security for the $520.1 million of obligations collateralized by finance receivables. The amount of the cash reserve depends on circumstances which are set forth in the securitization agreements. After the occurrence of a termination event, as defined in the U.S. securitization agreement, the bank conduit facility may, and could, cause the stock of AFC Funding Corporation to be transferred to the bank conduit facility, though as a practical matter the bank conduit facility would look to the liquidation of the receivables under the transaction documents as their primary remedy.

Proceeds from the revolving sale of receivables to the bank conduit facility are used to fund new loans to customers. AFC, AFC Funding Corporation and AFCI must maintain certain financial covenants including, among others, limits on the amount of debt AFC and AFCI can incur, minimum levels of tangible net worth, and other covenants tied to the performance of the finance receivables portfolio. The securitization agreements also incorporate the financial covenants of our credit facility. At December 31, 2010, we were in compliance with the covenants in the securitization agreement.

Critical Accounting Estimates

In preparing the financial statements in accordance with U.S. generally accepted accounting principles, management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex. Consequently, actual results could differ from those estimates. Accounting measurements that management believes are most critical to the reported results of our operations and financial condition include: uncollectible receivables and allowance for credit losses and doubtful accounts, goodwill and long-lived assets, self-insurance programs, legal proceedings and other loss contingencies and income taxes.

In addition to the critical accounting estimates, there are other items used in the preparation of the consolidated financial statements that require estimation, but are not deemed critical. Changes in estimates used in these and other items could have a material impact on our financial statements.

We continually evaluate the accounting policies and estimates used to prepare the consolidated financial statements. In cases where management estimates are used, they are based on historical experience, information from third-party professionals, and various other assumptions believed to be reasonable. In addition, our most significant accounting policies are discussed in Note 2 and elsewhere in the Notes to the Consolidated Financial Statements for the year ended December 31, 2010, which are included in this Annual Report on Form 10-K.

Uncollectible Receivables and Allowance for Credit Losses and Doubtful Accounts

We maintain an allowance for credit losses and doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The allowances for credit losses and doubtful accounts are based on management’s evaluation of the receivables portfolio under current economic conditions, the volume of the portfolio, overall portfolio credit quality, review of specific collection matters and such other factors which, in management’s judgment, deserve recognition in estimating losses. Specific collection matters can be impacted by the outcome of negotiations, litigation and bankruptcy proceedings.

Due to the nature of our business, substantially all trade receivables are due from vehicle dealers, salvage buyers, institutional customers and insurance companies. We generally have possession of vehicles or vehicle titles collateralizing a significant portion of these receivables. At the auction sites, risk is mitigated through a pre-auction registration process that includes verification of identification, bank accounts, dealer license status, acceptable credit history, buying history at other auctions and the written acceptance of all of the auction’s policies and procedures.

AFC’s allowance for credit losses includes an estimate of losses for finance receivables held for investment, as well as an allowance for any further deterioration in the finance receivables after they are repurchased from the bank conduit facility. Additionally, prior to 2010, an accrued liability was recorded for the estimated losses for loans sold by AFC’s subsidiary, AFC Funding Corporation. These loans were sold to a bank conduit facility with recourse to AFC Funding Corporation and came back on the balance sheet of AFC Funding Corporation at fair value when they became ineligible under the terms of the collateral arrangement with the bank conduit facility. AFC controls credit risk through credit approvals, credit limits, underwriting and collateral management monitoring procedures, which includes holding vehicle titles where permitted.

Goodwill and Long-Lived Assets

When we acquire businesses, the purchase price is allocated to tangible assets and liabilities and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on historical experience and information obtained from the management of the acquired companies. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable. In addition, unanticipated events and circumstances may occur which may affect the accuracy or validity of such estimates.

In accordance with ASC 350, Intangibles-Goodwill and Other, we assess goodwill for impairment at least annually and whenever events or circumstances indicate that the carrying amount of the goodwill may be impaired. Important factors that could trigger an impairment review include significant under-performance relative to historical or projected future operating results; significant negative industry or economic trends; and our market valuation relative to our book value. In assessing goodwill, we must make assumptions regarding estimated future cash flows and earnings, changes in our business strategy and economic conditions affecting market valuations related to the fair values of our three reporting units (which consist of our three operating and reportable business segments: ADESA Auctions, IAAI and AFC). In response to changes in industry and market conditions, we may be required to strategically realign our resources and consider restructuring, disposing of or otherwise exiting businesses, which could result in an impairment of goodwill.

The goodwill impairment test is a two-step test. Under the first step, the fair value of each reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and we must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

We review long-lived assets for possible impairment whenever circumstances indicate that their carrying amount may not be recoverable. If it is determined that the carrying amount of a long-lived asset exceeds the total amount of the estimated undiscounted future cash flows from that asset, we would recognize a loss to the extent that the carrying amount exceeds the fair value of the asset. Management judgment is involved in both deciding if testing for recovery is necessary and in estimating undiscounted cash flows. Our impairment analysis is based on the current business strategy, expected growth rates and estimated future economic conditions.

Self-Insurance Programs

We self-insure a portion of employee medical benefits under the terms of our employee health insurance program, as well as a portion of our automobile, general liability and workers’ compensation claims. We have insurance coverage that limits the exposure on individual claims. We also have insurance coverage that limits the total exposure to overall automobile, general liability and workers’ compensation claims. The cost of the insurance is expensed over the contract periods.

We record an accrual for the claims expense related to our employee medical benefits, automobile, general liability and workers’ compensation claims based upon the expected amount of all such claims. Trends in healthcare costs could have a significant impact on anticipated claims. If actual claims are higher than anticipated, our accrual might be insufficient to cover the claims costs, which would have an adverse impact on the operating results in that period.

Legal Proceedings and Other Loss Contingencies

We are subject to the possibility of various legal proceedings and other loss contingencies, many involving litigation incidental to the business and a variety of environmental laws and regulations. Litigation and other loss contingencies are subject to inherent uncertainties and the outcomes of such matters are often very difficult to predict and generally are resolved over long periods of time. We consider the likelihood of loss or the incurrence of a liability, as well as the ability to reasonably estimate the amount of loss, in determining loss contingencies. Estimating probable losses requires the analysis of multiple possible outcomes that often are dependent on the judgment about potential actions by third parties. Contingencies are recorded in the consolidated financial statements, or otherwise disclosed, in accordance with ASC 450, Contingencies. We accrue for an estimated loss contingency when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management regularly evaluates current information available to determine whether accrual amounts should be adjusted. If the amount of an actual loss is greater than the amount accrued, this could have an adverse impact on our operating results in that period. Legal fees are expensed as incurred.

Income Taxes

All income tax amounts reflect the use of the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

We operate in multiple tax jurisdictions with different tax rates and must determine the appropriate allocation of income to each of these jurisdictions. In the normal course of business, we will undergo scheduled reviews by taxing authorities regarding the amount of taxes due. These reviews include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. Tax reviews often require an extended period of time to resolve and may result in income tax adjustments if changes to the allocation are required between jurisdictions with different tax rates.

We record our tax provision based on existing laws, experience with previous settlement agreements, the status of current IRS (or other taxing authority) examinations and management’s understanding of how the tax authorities view certain relevant industry and commercial matters. In accordance with ASC 740, Income Taxes, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We establish reserves when we believe that certain positions may not prevail if challenged by a taxing authority. We adjust these reserves in light of changing facts and circumstances.

New Accounting Standards

In July 2010, the Financial Accounting Standards Board (“FASB”) issued new guidance (Accounting Standards Update 2010-20) on the credit quality of financing receivables and the allowance for credit losses. The new guidance, which amends ASC 310, Receivables, requires further disaggregated disclosures that improve financial statement users understanding of (1) the nature of an entity’s credit risk associated with its financing receivables and (2) the entity’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. The new guidance is generally effective for interim and annual reporting periods ending on or after December 15, 2010; however, certain aspects of the guidance pertaining to activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. As ASU 2010-20 only applies to financial statement disclosures, the adoption of the new guidance did not have a material impact on the consolidated financial statements.

In February 2010, the FASB issued new guidance (Accounting Standards Update 2010-06) on fair value measurements. The new guidance, which is now a part of ASC 820, Fair Value Measurements and Disclosures, requires disclosure of details of significant transfers in and out of Level 1 and Level 2 measurements and reasons for the transfers. In addition, a gross presentation of activity within the Level 3 roll forward, presenting separately information about purchases, sales, issuances and settlements is required. The new guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, with the exception for the gross presentation of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. The adoption of the new guidance did not have a material impact on the consolidated financial statements.

In December 2009, the FASB issued new guidance (Accounting Standards Update 2009-16) on the accounting for transfers of financial assets. The new guidance, which is now a part of ASC 860, Transfers and Servicing, eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria and changes the initial measurement of a transferor’s interest in transferred financial assets. The new guidance is effective on a prospective basis for annual periods beginning after November 15, 2009. This new guidance requires inclusion of loans sold to a bank conduit facility as well as the related obligation originated after December 31, 2009, in our financial statements. We adopted the guidance on January 1, 2010. This resulted in an increase in assets and related obligations in 2010. Obligations collateralized by finance receivables were $520.1 million at December 31, 2010. In addition, the new guidance eliminated securitization income accounting and resulted in the recording of fee and interest income and interest expense for the finance receivable transactions under the revolving sale agreement. The elimination of securitization income accounting resulted in a reduction of pre-tax income of approximately $2.8 million in the first quarter of 2010.

In October 2009, the FASB issued new guidance (Accounting Standards Update 2009-13) on multiple-deliverable revenue arrangements. The new guidance which amends ASC 605, Revenue Recognition, addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. In addition, ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. The new guidance is effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. The Company is currently evaluating the impact of ASU 2009-13 on the consolidated financial statements; however, the Company does not expect the adoption will have a material impact on the consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency

Our foreign currency exposure is limited and arises from transactions denominated in foreign currencies, particularly intercompany loans, as well as from translation of the results of operations from our Canadian and, to a much lesser extent, Mexican subsidiaries. However, fluctuations between U.S. and non-U.S. currency values may adversely affect our results of operations and financial position. In addition, there may be tax inefficiencies in repatriating cash from non-U.S. subsidiaries. To the extent such repatriation is necessary for us to meet our debt service or other obligations, these tax inefficiencies may adversely affect us. We have not entered into any foreign exchange contracts to hedge changes in the Canadian or Mexican exchange rates. Canadian currency translation positively affected net income by approximately $5.0 million for the year ended December 31, 2010. Canadian currency translation negatively affected net income by approximately $0.1 million for the year ended December 31, 2009. Currency exposure of our Mexican operations is not material to the results of operations.

Interest Rates

We are exposed to interest rate risk on borrowings. Accordingly, interest rate fluctuations affect the amount of interest expense we are obligated to pay. We use interest rate derivative agreements to manage the variability of cash flows to be paid due to interest rate movements on our variable rate debt. We have designated our interest rate derivatives as cash flow hedges. The earnings impact of the derivatives designated as cash flow hedges are recorded upon the recognition of the interest related to the hedged debt. Any ineffectiveness in the hedging relationships is recognized in current earnings. There was no significant ineffectiveness in the years ended December 31, 2010 or 2009.

In May 2009, we entered into an interest rate swap agreement with a notional amount of $650 million to manage our exposure to interest rate movements on our variable rate Term Loan B credit facility. The interest rate swap agreement had an effective date of June 30, 2009, matures on June 30, 2012 and effectively results in a fixed LIBOR interest rate of 2.19% on $650 million of the Term Loan B credit facility.

In May 2009, we also purchased an interest rate cap for $1.3 million with a notional amount of $250 million to manage our exposure to interest rate movements on our variable rate Term Loan B credit facility when one-month LIBOR exceeds 2.5%. The interest rate cap relates to a portion of the variable rate debt that is not covered by an interest rate swap agreement. The interest rate cap agreement had an effective date of June 30, 2009 and matures on June 30, 2011.

The fair values of the interest rate derivatives are based on quoted market prices for similar instruments from a commercial bank. At December 31, 2010 and December 31, 2009, respectively, the fair value of the interest rate swap was a $16.6 million unrealized loss and an $8.7 million unrealized loss recorded in “Other accrued expenses” on the consolidated balance sheet. In addition, at December 31, 2010 and December 31, 2009, respectively, the fair value of the interest rate cap was a less than $0.1 million asset and a $0.6 million asset recorded in “Other assets” on the consolidated balance sheet. Unrealized gains or losses on the interest rate derivatives are included as a component of “Accumulated other comprehensive income.” At December 31, 2010, there was a net unrealized loss totaling $10.5 million, net of tax benefits of $6.4 million. At December 31, 2009, there was a net unrealized loss totaling $5.7 million, net of tax benefits of $3.5 million. We are exposed to credit loss in the event of non-performance by the counterparties; however, non-performance is not anticipated. We have only partially hedged our exposure to interest rate fluctuations on our variable rate debt. A sensitivity analysis of the impact on our variable rate debt instruments to a hypothetical 100 basis point increase in short-term rates for the years ended December 31, 2010 and 2009 would have resulted in an increase in interest expense of approximately $7.1 million and $9.1 million, respectively.

Item 8.	Financial Statements and Supplementary Data

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Our internal control over financial reporting is designed under the supervision of our principal executive officer and principal financial and accounting officer, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and include those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and the dispositions of our assets;

•

Provide reasonable assurance that our transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and Board of Directors; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we assessed the effectiveness of our internal control over financial reporting as of December 31, 2010, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on our assessment, we have concluded that our internal control over financial reporting was effective as of December 31, 2010. During our assessment, we did not identify any material weaknesses in our internal control over financial reporting.

KPMG LLP, the independent registered public accounting firm that audited our consolidated financial statements for the year ended December 31, 2010, also audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 as stated in their report included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K.

/s/ JAMES P. HALLETT James P. Hallett Chief Executive Officer (Principal Executive Officer)

/s/ ERIC M. LOUGHMILLER Eric M. Loughmiller Chief Financial Officer (Principal Financial and Accounting Officer)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

KAR Auction Services, Inc.:

We have audited the accompanying consolidated balance sheets of KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. We also have audited the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report on internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KAR Auction Services, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, KAR Auction Services, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by COSO.

/s/ KPMG LLP

Indianapolis, Indiana

February 24, 2011

KAR Auction Services, Inc.

Consolidated Statements of Operations

(In millions, except per share data)

	Year Ended December 31,
	2010	2009	2008
Operating revenues
ADESA Auction Services	$1,075.9	$1,088.5	$1,123.4
IAAI Salvage Services	610.4	553.1	550.3
AFC	128.7	88.0	97.7

Total operating revenues	1,815.0	1,729.6	1,771.4

Operating expenses
Cost of services (exclusive of depreciation and amortization)	1,001.7	997.3	1,053.0
Selling, general and administrative	373.2	364.6	383.7
Depreciation and amortization	171.3	172.4	182.8
Goodwill and other intangibles impairment	—	—	164.4

Total operating expenses	1,546.2	1,534.3	1,783.9

Operating profit (loss)	268.8	195.3	(12.5)
Interest expense	141.4	172.6	215.2
Other (income) expense, net	(2.1)	(11.6)	19.9
Loss on extinguishment of debt	32.7	—	—

Income (loss) before income taxes	96.8	34.3	(247.6)
Income taxes	27.2	11.1	(31.4)

Net income (loss)	$69.6	$23.2	($216.2)

Net income (loss) per share
Basic	$0.52	$0.21	($2.02)

Diluted	$0.51	$0.21	($2.02)

See accompanying notes to consolidated financial statements

KAR Auction Services, Inc.

Consolidated Balance Sheets

(In millions)

	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$119.1	$363.9
Restricted cash	8.6	9.3
Trade receivables, net of allowances of $6.3 and $6.9	271.9	250.4
Finance receivables, net of allowances	126.2	150.3
Finance receivables securitized, net of allowances	635.7	—
Retained interests in finance receivables sold	—	89.8
Deferred income tax assets	40.8	37.3
Other current assets	52.4	40.9

Total current assets	1,254.7	941.9
Other assets
Goodwill	1,554.1	1,528.1
Customer relationships, net of accumulated amortization of $254.3 and $182.7	712.6	753.3
Other intangible assets, net of accumulated amortization of $98.0 and $62.9	269.8	266.8
Unamortized debt issuance costs	41.4	61.6
Other assets	11.9	16.4

Total other assets	2,589.8	2,626.2
Property and equipment, net of accumulated depreciation of $299.8 and $233.4	680.5	683.2

Total assets	$4,525.0	$4,251.3

See accompanying notes to consolidated financial statements

KAR Auction Services, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	December 31,
	2010	2009
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$287.7	$262.7
Accrued employee benefits and compensation expenses	57.2	56.4
Accrued interest	10.1	14.8
Other accrued expenses	88.8	80.2
Income taxes payable	2.9	2.7
Obligations collateralized by finance receivables	520.1	—
Current maturities of long-term debt	—	225.6

Total current liabilities	966.8	642.4
Non-current liabilities
Long-term debt	1,875.7	2,047.3
Deferred income tax liabilities	326.3	328.2
Other liabilities	111.6	91.9

Total non-current liabilities	2,313.6	2,467.4

Commitments and contingencies (Note 16)	—	—

Stockholders’ equity
Preferred stock, $0.01 par value:
Authorized shares: 100,000,000 Issued shares: none	—	—
Common stock, $0.01 par value:
Authorized shares: 400,000,000 Issued shares: 135,493,537 (2010) 134,509,710 (2009)	1.4	1.4
Additional paid-in capital	1,381.6	1,355.2
Retained deficit	(164.9)	(234.5)
Accumulated other comprehensive income	26.5	19.4

Total stockholders’ equity	1,244.6	1,141.5

Total liabilities and stockholders’ equity	$4,525.0	$4,251.3

See accompanying notes to consolidated financial statements

KAR Auction Services, Inc.

Consolidated Statements of Stockholders’ Equity

(In millions)

	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2007	106.9	$1.1	$1,026.9	($41.5)	$27.1	$1,013.6

Comprehensive loss:
Net loss		—	—	(216.2)	—	(216.2)
Other comprehensive income (loss), net of tax:
Unrealized gain on interest rate swap		—	—	—	1.0	1.0
Unrealized gain on postretirement benefit obligation		—	—	—	0.2	0.2
Foreign currency translation		—	—	—	(49.8)	(49.8)

Comprehensive loss		—	—	(216.2)	(48.6)	(264.8)
Stock-based compensation expense		—	2.0	—	—	2.0
Repurchase of common stock		—	(0.1)	—	—	(0.1)

Balance at December 31, 2008	106.9	$1.1	$1,028.8	($257.7)	($21.5)	$750.7

Comprehensive income:
Net income		—	—	23.2	—	23.2
Other comprehensive income, net of tax:
Unrealized gain on interest rate derivatives		—	—	—	4.6	4.6
Foreign currency translation		—	—	—	36.4	36.4
Unrealized loss on postretirement benefit obligation		—	—	—	(0.1)	(0.1)

Comprehensive income		—	—	23.2	40.9	64.1
Issuance of common stock	27.6	0.3	310.0	—	—	310.3
Stock-based compensation expense		—	16.4	—	—	16.4

Balance at December 31, 2009	134.5	$1.4	$1,355.2	($234.5)	$19.4	$1,141.5

Comprehensive income:
Net income		—	—	69.6	—	69.6
Other comprehensive income (loss), net of tax:
Unrealized loss on interest rate derivatives		—	—	—	(4.8)	(4.8)
Foreign currency translation		—	—	—	12.0	12.0
Unrealized loss on postretirement benefit obligation		—	—	—	(0.1)	(0.1)

Comprehensive income		—	—	69.6	7.1	76.7
Issuance of common stock under stock plans	1.0	—	4.9	—	—	4.9
Stock-based compensation expense		—	19.8	—	—	19.8
Excess tax benefits from stock-based compensation		—	1.7	—	—	1.7

Balance at December 31, 2010	135.5	$1.4	$1,381.6	($164.9)	$26.5	$1,244.6

See accompanying notes to consolidated financial statements

KAR Auction Services, Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2010	2009	2008
Operating activities
Net income (loss)	$69.6	$23.2	($216.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	171.3	172.4	182.8
Provision for credit losses	13.8	3.2	9.4
Deferred income taxes	(2.3)	(8.8)	(55.6)
Amortization of debt issuance costs	13.7	13.5	13.6
Stock-based compensation	19.8	16.4	(3.8)
(Gain) loss on disposal of fixed assets	1.3	(0.3)	11.1
Goodwill and other intangibles impairment	—	—	164.4
Loss on extinguishment of debt	32.7	—	—
Other non-cash, net	11.1	15.7	10.5
Changes in operating assets and liabilities, net of acquisitions:
Finance receivables held for sale	50.2	26.1	44.0
Retained interests in finance receivables sold	89.8	(46.4)	28.1
Trade receivables and other assets	(33.6)	38.5	32.4
Accounts payable and accrued expenses	30.2	(2.7)	4.2

Net cash provided by operating activities	467.6	250.8	224.9
Investing activities
Net (increase) decrease in finance receivables held for investment	(669.0)	(10.6)	30.9
Acquisition of businesses and related contingent payments, net of cash acquired	(50.7)	(7.1)	(155.3)
Purchases of property, equipment and computer software	(78.9)	(65.6)	(129.6)
Proceeds from the sale of property and equipment	2.0	7.9	80.9
Decrease in restricted cash	0.7	6.6	1.0

Net cash used by investing activities	(795.9)	(68.8)	(172.1)
Financing activities
Net decrease in book overdrafts	(16.7)	(23.0)	(37.5)
Net (decrease) increase in borrowings from lines of credit	—	(4.5)	4.5
Payments for debt issuance costs/amendments	(1.3)	(5.7)	(1.4)
Net increase in obligations collateralized by finance receivables	520.1	—	—
Payments on long-term debt	(103.3)	(250.0)	(59.3)
Payment for early extinguishment of debt	(317.4)	—	—
Payments on capital leases	(5.0)	(3.0)	(0.9)
Initial net investment for interest rate cap	—	(1.3)	—
Proceeds from issuance of common stock, net of costs	—	310.3	—
Issuance of common stock under stock plans	4.9	—	—
Excess tax benefits from stock-based compensation	1.7	—	—
Repurchase of common stock	—	—	(0.1)

Net cash provided by (used by) financing activities	83.0	22.8	(94.7)
Effect of exchange rate changes on cash	0.5	0.7	(3.8)

Net increase (decrease) in cash and cash equivalents	(244.8)	205.5	(45.7)
Cash and cash equivalents at beginning of period	363.9	158.4	204.1

Cash and cash equivalents at end of period	$119.1	$363.9	$158.4

Cash paid for interest	$131.8	$159.3	$202.0
Cash paid for taxes, net of refunds	$36.3	$18.8	$21.4

See accompanying notes to consolidated financial statements

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Note 1 – Organization and Other Matters

KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) was organized in the State of Delaware on November 9, 2006. We are a holding company that was organized for the purpose of consummating a merger with ADESA, Inc. and related transactions that resulted in ADESA and Insurance Auto Auction, Inc. becoming, directly or indirectly, subsidiaries of the Company. We had no operations prior to the merger transactions on April 20, 2007.

Defined Terms

Unless otherwise indicated, the following terms used herein shall have the following meanings:

•

“we,” “us,” “our,” “KAR Auction Services” and “the Company” refer, collectively, to KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.) and all of its subsidiaries unless the context otherwise requires;

•	“ADESA” refers, collectively, to ADESA, Inc., a wholly owned subsidiary of KAR Auction Services, and its subsidiaries;

•	“AFC” refers, collectively, to Automotive Finance Corporation, a wholly owned subsidiary of ADESA and its subsidiaries;

•

“Axle LLC” refers to Axle Holdings II, LLC, which is owned by affiliates of certain of the Equity Sponsors (Kelso & Company and Parthenon), certain members or former members of IAAI management and certain co-investors in connection with the acquisition of IAAI in 2005. Axle LLC is the former ultimate parent company of IAAI and is a holder of common equity interests in KAR LLC;

•

“Credit Agreement” refers to the Credit Agreement, dated April 20, 2007, among KAR Auction Services, as the borrower, KAR LLC, as guarantor, the several lenders from time to time parties thereto and the administrative agent, the joint bookrunners, the co-documentation agents, the syndication agent and the joint lead arrangers named therein, as amended on June 10, 2009, October 23, 2009, November 11, 2010 and from time to time;

•

“Equity Sponsors” refers, collectively, to Kelso Investment Associates VII, L.P., GS Capital Partners VI, L.P., ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P., which collectively own through their respective affiliates a majority of the equity of KAR Auction Services;

•	“IAAI” refers, collectively, to Insurance Auto Auctions, Inc., a wholly owned subsidiary of KAR Auction Services, and its subsidiaries; and

•	“KAR LLC” refers to KAR Holdings II, LLC, which is owned by affiliates of the Equity Sponsors and management of the Company;

Stock Split

On October 27, 2009, our Board of Directors declared a ten-for-one stock split of our outstanding common stock, which became effective upon the filing of the Amended Charter on December 9, 2009. This stock split resulted in the issuance of approximately 96,168,294 additional shares of common stock and affected the amount of stock options outstanding and exercisable and earnings per share information. The information presented in the accompanying consolidated financial statements and related notes has been adjusted to reflect the ten-for-one stock split.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Initial Public Offering

KAR Auction Services’ sold 25,000,000 shares of common stock in an initial public offering in December 2009. The offering resulted in gross proceeds of $300 million, before underwriters’ discounts and offering expenses. In addition, in December 2009, the underwriters’ exercised a portion of their overallotment option, and as a result an additional 2,656,050 shares of common stock were sold for gross proceeds of $31.9 million, before underwriters’ discounts. As a result of the initial public offering and the underwriters’ partial exercise of the overallotment option, we received net proceeds of $310.3 million, after deducting underwriter discounts of $19.1 million and additional offering-related expenses of $2.5 million.

We used the $310.3 million of net proceeds from the initial public offering and overallotment option, together with $199.0 million of cash on hand, to (i) repay $250.0 million of our senior secured term loan (Term Loan B) in December 2009, (ii) to repay $225.6 million of our 10% senior subordinated notes in January 2010, (iii) to pay $18.0 million of net premiums payable related to the notes repurchase in January 2010, (iv) to pay $5.2 million of amendment fees related to Term Loan B in December 2009, and (v) to pay $10.5 million of termination fees in December 2009 to our Equity Sponsors in connection with the termination of our financial advisory agreements with each of them.

Business and Nature of Operations

As of December 31, 2010, we have a network of 70 ADESA whole car auctions and 159 IAAI salvage vehicle auctions which facilitate the sale of used and salvage vehicles through physical, online or hybrid auctions, and which permit internet buyers to participate in physical auctions. ADESA Auctions and IAAI are leading, national providers of wholesale and salvage vehicle auctions and related vehicle remarketing services for the automotive industry in North America. Remarketing services include a variety of activities designed to transfer used and salvage vehicles between sellers and buyers throughout the vehicle life cycle. ADESA Auctions and IAAI facilitate the exchange of these vehicles through an auction marketplace, which aligns sellers and buyers. As an agent for customers, the Company generally does not take title to or ownership to substantially all vehicles sold at the auctions. Generally fees are earned from the seller and buyer on each successful auction transaction in addition to fees earned for ancillary services.

ADESA has the second largest used vehicle auction network in North America, based upon the number of used vehicles sold through auctions annually, and also provides services such as inbound and outbound logistics, reconditioning, vehicle inspection and certification, titling, administrative and salvage recovery services. ADESA is able to serve the diverse and multi-faceted needs of its customers through the wide range of services offered at its facilities.

IAAI is one of the two largest providers of salvage vehicle auctions and related services in North America. The salvage auctions facilitate the remarketing of damaged vehicles that are designated as total losses by insurance companies, recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made and older model vehicles donated to charity or sold by dealers in salvage auctions. The salvage auction business specializes in providing services such as inbound and outbound logistics, inspections, evaluations, titling and settlement administrative services.

AFC is a leading provider of floorplan financing to independent used vehicle dealers and this financing was provided through 88 loan production offices located throughout North America at December 31, 2010. Floorplan financing supports independent used vehicle dealers in North America who purchase vehicles at ADESA, IAAI, independent auctions and auctions affiliated with other auction networks.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of KAR Auction Services and all of its wholly owned subsidiaries. Significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates based in part on assumptions about current, and for some estimates, future economic and market conditions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Although the current estimates contemplate current conditions and expected future changes, as appropriate, it is reasonably possible that future conditions could differ from these estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could affect future impairments of goodwill, intangible assets and long-lived assets, incremental losses on finance receivables, additional allowances on accounts receivable and deferred tax assets and changes in self insurance reserves.

Business Segments

Our operations are grouped into three operating segments: ADESA Auctions, IAAI and AFC. The three operating segments also serve as our reportable business segments. Operations are measured through detailed budgeting and monitoring of contributions to consolidated income by each business segment.

Derivative Instruments and Hedging Activity

We recognize all derivative financial instruments in the consolidated financial statements at fair value in accordance with ASC 815, Derivatives and Hedging. We currently use an interest rate swap and an interest rate cap that are designated and qualify as cash flow hedges to manage the variability of cash flows to be paid due to interest rate movements on our variable rate debt. We do not, however, enter into hedging contracts for trading or speculative purposes. The fair values of the interest rate derivatives are based on quoted market prices for similar instruments from a commercial bank. The fair value of the derivatives is recorded in “Other current assets”, “Other assets”, “Other accrued expenses” or “Other liabilities” on the consolidated balance sheet based on the gain or loss position of the contracts and their remaining term. Changes in the fair value of the interest rate derivatives designated as cash flow hedges are recorded net of tax in “Other comprehensive income.” Gains and losses on the interest rate derivatives are subsequently included in earnings as an adjustment to interest expense in the same periods in which the related interest payment being hedged is recognized in earnings. We use the change in variable cash flows method to assess hedge effectiveness in accordance with ASC 815.

Foreign Currency Translation

Revenues and expenses denominated in foreign currencies are translated into U.S. dollars at average exchange rates in effect during the year. Assets and liabilities of foreign operations are translated using the exchange rates in effect at year end. Foreign currency transaction gains and losses are included in the consolidated statements of operations within “Other (income) expense, net” and resulted in a gain of $1.1 million for the year ended December 31, 2010, a gain of $9.2 million for the year ended December 31, 2009, and a loss

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

of $21.8 million for the year ended December 31, 2008. Adjustments arising from the translation of net assets located outside the U.S. (gains and losses) are shown as a component of “Accumulated other comprehensive income (loss)”.

Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. These investments are valued at cost, which approximates fair value.

Restricted Cash

AFC Funding Corporation, a wholly owned, bankruptcy remote, consolidated, special purpose subsidiary of AFC, is required to maintain a cash reserve of 1 percent of total sold receivables to the bank conduit facility as security for the receivables sold. Automotive Finance Canada, Inc. (“AFCI”) is also required to maintain a cash reserve of 1 percent of total receivables sold to its securitization facility. The amount of the cash reserve depends on circumstances which are set forth in the securitization agreements. AFC also maintains other cash reserves from time to time associated with its banking relationships. In addition, ADESA has cash reserves with a bank related to vendor purchases.

Receivables

Trade receivables include the unremitted purchase price of vehicles purchased by third parties at the auctions, fees to be collected from those buyers and amounts for services provided by us related to certain consigned vehicles in our possession. These amounts due with respect to the consigned vehicles are generally deducted from the sales proceeds upon the eventual auction or other disposition of the related vehicles.

Finance receivables include floorplan receivables created by financing dealer purchases of vehicles in exchange for a security interest in those vehicles and special purpose loans. Floorplan receivables become due at the earlier of the dealer subsequently selling the vehicle or a predetermined time period (generally 30 to 60 days). Prior to January 1, 2010, floorplan receivables included (1) eligible receivables that were not yet sold to the bank conduit facility (see Note 7), (2) Canadian floorplan receivables, (3) U.S. floorplan receivables not eligible for the bank conduit facility, and (4) receivables that were sold to the bank conduit facility that came back on our balance sheet at fair value when they became ineligible under the terms of the collateral arrangement with the bank conduit facility. Special purpose loans relate to loans that are either line of credit loans or working capital loans that can be either secured or unsecured based on the facts and circumstances of the specific loans.

Due to the nature of our business, substantially all trade and finance receivables are due from vehicle dealers, salvage buyers, institutional sellers and insurance companies. We have possession of vehicles or vehicle titles collateralizing a significant portion of the trade and finance receivables.

Trade receivables and finance receivables are reported net of an allowance for doubtful accounts and credit losses. The allowances for doubtful accounts and credit losses are based on management’s evaluation of the receivables portfolio under current conditions, the volume of the portfolio, overall portfolio credit quality, review of specific collection issues and such other factors which in management’s judgment deserve recognition in estimating losses. Prior to January 1, 2010, finance receivables held for sale were carried at lower of cost or fair value. Fair value was based upon estimates of future cash flows including estimates of anticipated credit losses. Estimated losses for receivables sold by AFC Funding Corporation to the bank conduit facility with recourse to AFC Funding Corporation (see Note 6) were recorded as an accrued expense.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Classification of finance receivables in the consolidated statement of cash flows was dependent on the initial balance sheet classification of the finance receivable. Finance receivables initially classified as held for investment were included as an investing activity in the consolidated statement of cash flows and finance receivables initially classified as held for sale were included as an operating cash flow activity.

Retained Interests in Finance Receivables Sold

Prior to January 1, 2010, retained interests in finance receivables sold were classified as trading securities pursuant to ASC 320, Investments-Debt and Equity Securities, and carried at estimated fair value with gains and losses recognized in the consolidated statement of operations. Fair value was based upon estimates of future cash flows, using assumptions that market participants would use to value such investments, including estimates of anticipated credit losses over the life of the finance receivables sold. The cash flows were discounted using a market discount rate.

Other Current Assets

Other current assets consist of inventories, prepaid expenses, taxes receivable and notes receivable. The inventories, which consist of vehicles, supplies, and parts are accounted for on the specific identification method, and are stated at the lower of cost or market. Bad debt expense associated with notes receivable was $0 million, $0.3 million and $0 million for the years ended December 31, 2010, 2009 and 2008.

Goodwill

Goodwill represents the excess of cost over fair value of identifiable net assets of businesses acquired. Goodwill is tested for impairment annually in the second quarter, or more frequently as impairment indicators arise. The goodwill impairment test is a two-step test. Under the first step, the fair value of each reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and we must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

Customer Relationships and Other Intangible Assets

Customer relationships are amortized on a straight-line basis over the life determined in the valuation of the particular acquisition. Other intangible assets generally consist of tradenames, computer software and non-compete agreements, and if amortized, are amortized using the straight-line method. Tradenames are not amortized due to their indefinite life. Costs incurred related to software developed or obtained for internal use are capitalized during the application development stage of software development and amortized over their estimated useful lives. The non-compete agreements are amortized over the life of the agreements. The lives of other intangible assets are re-evaluated periodically when facts and circumstances indicate that revised estimates of useful lives may be warranted.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates intended to depreciate the costs of assets over their estimated useful lives. Upon retirement or sale of property and equipment, the cost of the disposed assets and related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to selling, general and administrative expenses. Expenditures for normal repairs and maintenance are charged to expense as incurred. Additions and expenditures for improving or rebuilding existing assets that extend the useful life are capitalized. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Unamortized Debt Issuance Costs

Debt issuance costs reflect the expenditures incurred in conjunction with Term Loan B, the senior notes, the senior subordinated notes and the bank credit facility. The debt issuance costs are being amortized under the effective interest method over their respective lives to interest expense and had a carrying amount of $41.4 million and $61.6 million at December 31, 2010 and 2009.

Other Assets

Other assets consist of below market leases, deposits and other long-term assets.

Long-Lived Assets

Management reviews our property and equipment, customer relationships and other intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The determination includes evaluation of factors such as current market value, future asset utilization, business climate, and future cash flows expected to result from the use of the related assets. If the carrying amount of a long-lived asset exceeds the total amount of the estimated undiscounted future cash flows from that asset, a loss is recognized in the period when it is determined that the carrying amount of the asset may not be recoverable to the extent that the carrying amount exceeds the fair value of the asset. The impairment analysis is based on our current business strategy, expected growth rates and estimated future economic and regulatory conditions.

Accounts Payable

Accounts payable include amounts due sellers from the proceeds of the sale of their consigned vehicles less any fees, as well as outstanding checks to sellers and vendors. Book overdrafts, representing outstanding checks in excess of funds on deposit, are recorded in “Accounts payable” and amounted to $104.0 million and $120.7 million at December 31, 2010 and 2009.

Environmental Liabilities

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in “Other accrued expenses” at undiscounted amounts and exclude claims for recoveries from insurance or other third parties.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Revenue Recognition

ADESA Auction Services

Revenues and the related costs are recognized when the services are performed. Auction fees from sellers and buyers are recognized upon the sale of the vehicle through the auction process. Most of the vehicles that are sold at auction are consigned to ADESA by the seller and held at ADESA’s facilities. ADESA does not take title to these consigned vehicles and recognizes revenue when a service is performed as requested by the owner of the vehicle. ADESA does not record the gross selling price of the consigned vehicles sold at auction as revenue. Instead, ADESA records only its auction fees as revenue because it does not take title to the consigned vehicles, has no influence on the vehicle auction selling price agreed to by the seller and buyer at the auction and the fees that ADESA receives for its services are generally a fixed amount. Revenues from reconditioning, logistics, vehicle inspection and certification, titling, evaluation and salvage recovery services are generally recognized when the services are performed.

IAAI Salvage Services

Revenues (including vehicle sales and fee income) are generally recognized at the date the vehicles are sold at auction. Revenue not recognized at the date the vehicles are sold at auction includes annual buyer registration fees, which are recognized on a straight-line basis and certain buyer-related fees, which are recognized when payment is received.

AFC

AFC’s revenue is comprised of interest and fee income, provision for credit losses and other revenues associated with our finance receivables. Prior to January 1, 2010, AFC’s net revenue was comprised primarily of securitization income and interest and fee income less provisions for credit losses. The following table summarizes the primary components of AFC’s revenue:

	Year Ended December 31,
AFC Revenue (In millions)	2010	2009	2008
Securitization income	$—	$41.7	$32.4
Interest and fee income	137.9	48.1	64.8
Other revenue	2.0	0.3	1.8
Provision for credit losses	(11.2)	(2.1)	(1.3)

	$128.7	$88.0	$97.7

Securitization income

AFC generally sells its U.S. dollar denominated finance receivables through a revolving private securitization structure. As of January 1, 2010, our consolidated statement of operations no longer reflects securitization income as a result of adopting Accounting Standards Update 2009-16. Additionally, we no longer record a gain on sale for securitization activity since finance receivables securitized no longer receive gain on sale treatment. Prior to January 1, 2010, securitization income was primarily comprised of the gain on sale of finance receivables sold, but also included servicing income, discount accretion, and any change in the fair value of the retained interest in finance receivables sold. Gains and losses on the sale of receivables were recognized upon transfer to the bank conduit facility. Interest expense related to the revolving sale agreement which was included in securitization income prior to January 1, 2010, is now included in “Interest expense” on the consolidated statement of operations.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Interest and fee income

Interest on finance receivables is recognized based on the number of days the vehicle remains financed. AFC ceases recognition of interest on finance receivables when the loans become delinquent, which is generally 31 days past due. Dealers are also charged a fee to floorplan a vehicle (“floorplan fee”) and extend the terms of the receivable (“curtailment fee”). AFC fee income including floorplan and curtailment fees is recognized over the life of the finance receivable.

Loan origination costs

Loan origination costs incurred by AFC in originating floorplan receivables are capitalized at the origination of the customer contract. Such costs for receivables retained are amortized over the estimated life of the customer contract. Costs associated with receivables sold are included as a reduction in revenue.

Income Taxes

We file federal, state and foreign income tax returns in accordance with the applicable rules of each jurisdiction. We account for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. The provision for income taxes includes federal, foreign, state and local income taxes currently payable, as well as deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

In accordance with ASC 740, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Net Income (Loss) per Share

Basic net income per share is computed by dividing net income by the weighted average common shares outstanding during the year. Diluted net income per share represents net income divided by the sum of the weighted average common shares outstanding plus potential dilutive instruments such as stock options. The effect of stock options on net income per share-diluted is determined through the application of the treasury stock method, whereby net proceeds received by the Company based on assumed exercises are hypothetically used to repurchase our common stock at the average market price during the period. Stock options that would have an anti-dilutive effect on net income per share are excluded from the calculations.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation under ASC 718, Compensation-Stock Compensation. We recognize all stock-based compensation as expense in the financial statements and that cost is measured at the fair value of the award at the grant date. We also consider estimated forfeitures in determining compensation expense. Additionally, in accordance with ASC 718, cash flows resulting from tax deductions from the exercise of stock options in excess of recognized compensation cost (excess tax benefits) are classified as financing cash flows. This requirement had no impact on our consolidated statement of cash flows in 2009 or 2008, as no options were exercised.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

New Accounting Standards

In July 2010, the Financial Accounting Standards Board (“FASB”) issued new guidance (Accounting Standards Update 2010-20) on the credit quality of financing receivables and the allowance for credit losses. The new guidance, which amends ASC 310, Receivables, requires further disaggregated disclosures that improve financial statement users understanding of (1) the nature of an entity’s credit risk associated with its financing receivables and (2) the entity’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. The new guidance is generally effective for interim and annual reporting periods ending on or after December 15, 2010; however, certain aspects of the guidance pertaining to activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. As ASU 2010-20 only applies to financial statement disclosures, the adoption of the new guidance did not have a material impact on the consolidated financial statements.

In February 2010, the FASB issued new guidance (Accounting Standards Update 2010-06) on fair value measurements. The new guidance, which is now a part of ASC 820, Fair Value Measurements and Disclosures, requires disclosure of details of significant transfers in and out of Level 1 and Level 2 measurements and reasons for the transfers. In addition, a gross presentation of activity within the Level 3 roll forward, presenting separately information about purchases, sales, issuances and settlements is required. The new guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, with the exception for the gross presentation of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. The adoption of the new guidance did not have a material impact on the consolidated financial statements.

In December 2009, the FASB issued new guidance (Accounting Standards Update 2009-16) on the accounting for transfers of financial assets. The new guidance, which is now a part of ASC 860, Transfers and Servicing, eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria and changes the initial measurement of a transferor’s interest in transferred financial assets. The new guidance is effective on a prospective basis for annual periods beginning after November 15, 2009. This new guidance requires inclusion of loans sold to a bank conduit facility as well as the related obligation originated after December 31, 2009, in our financial statements. We adopted the guidance on January 1, 2010. This resulted in an increase in assets and related obligations in 2010. Obligations collateralized by finance receivables were $520.1 million at December 31, 2010. In addition, the new guidance eliminated securitization income accounting and resulted in the recording of fee and interest income and interest expense for the finance receivable transactions under the revolving sale agreement. The elimination of securitization income accounting resulted in a reduction of pre-tax income of approximately $2.8 million in the first quarter of 2010. See Note 7 for additional information.

In October 2009, the FASB issued new guidance (Accounting Standards Update 2009-13) on multiple-deliverable revenue arrangements. The new guidance which amends ASC 605, Revenue Recognition, addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. In addition, ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. The new guidance is effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. The Company is currently evaluating the impact of ASU 2009-13 on the consolidated financial statements; however, the Company does not expect the adoption will have a material impact on the consolidated financial statements.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Reclassifications and Revisions

Certain prior year amounts in the consolidated financial statements have been reclassified or revised to conform to the current year presentation.

Note 3 – Acquisitions

2010 Acquisitions

During the fourth quarter of 2010 the Company completed the acquisition of six used vehicle auctions, two processors of charity donation vehicles which are primarily sold through salvage operations, a loan servicing company focused on servicing loans made by automobile lenders and a company focused on remarketing repossessed vehicles for credit unions. The various purchase agreements included contingent payments related to revenues or unit volumes subsequent to the purchase dates. The purchased assets included land, buildings, accounts receivable, operating equipment, customer relationships and other intangible assets. In addition, we entered into operating lease obligations related to certain facilities with initial annual lease payments aggregating approximately $0.8 million. Financial results for each acquisition have been included in our consolidated financial statements from the date of acquisition.

The aggregate purchase price for the businesses acquired in 2010 was approximately $59.4 million, which includes estimated contingent payments with a present value of $10.7 million. The maximum amount of undiscounted contingent payments related to these acquisitions could approximate $11.1 million. The purchase price for the acquired businesses was allocated to acquired assets and liabilities based upon fair values, including $27.9 million to intangible assets, representing the fair value of acquired customer relationships, tradenames and noncompete agreements which are being amortized over their expected useful lives. The acquisitions resulted in aggregate goodwill of $26.2 million. The financial impact of these acquisitions, including pro forma financial results, was immaterial to the Company’s balance sheet and statement of operations.

Some of our acquisitions from prior years included contingent payments typically related to the volume of certain vehicles sold subsequent to the purchase dates. We made contingent payments in 2010, 2009 and 2008 totaling approximately $2.0 million, $1.6 million and $1.5 million, respectively, pursuant to these agreements which resulted in additional goodwill.

2008 Acquisitions

During 2008 the Company completed the acquisition of three used vehicle auctions, 14 salvage auctions and a leading provider of internet-based auction software and services. The various purchase agreements included contingent payments related to revenues or unit volumes subsequent to the purchase dates. The purchased assets included land, buildings, accounts receivable, operating equipment, customer relationships and other intangible assets. In addition, we entered into operating lease obligations related to certain facilities with initial annual lease payments aggregating approximately $5.9 million. Financial results for each acquisition have been included in our consolidated financial statements from the date of acquisition.

The aggregate purchase price for the 18 businesses acquired in 2008 was approximately $154.4 million. A purchase price allocation was recorded for each acquisition and the purchase price of the acquisitions was allocated to the acquired assets and liabilities based upon fair values, including $69.2 million to intangible assets, representing the fair value of acquired customer relationships, technology and noncompete agreements which are

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

being amortized over their expected useful lives. The purchase price allocations resulted in aggregate goodwill of $68.1 million. The goodwill was assigned to both the ADESA Auctions reporting segment and the IAAI reporting segment and $63.8 million is expected to be deductible for tax purposes. Pro forma financial results reflecting these acquisitions were not materially different from those reported.

Note 4 – Stock-Based Compensation Plans

Our stock-based compensation expense includes expense associated with KAR Auction Services, Inc. service and exit option awards, KAR LLC operating unit awards and Axle LLC operating unit awards. We have classified the KAR LLC and Axle LLC operating units as liability awards. In February 2009, our board took certain actions related to our stock-based compensation plans which resulted in all outstanding option awards being classified as liability awards prospectively. On December 10, 2009, in conjunction with the initial public offering, our board rescinded its actions from February 2009 which resulted in all service options being classified as equity awards. In addition, the exit options were modified which resulted in all exit options becoming equity classified. The main difference between a liability-classified award and an equity-classified award is that liability-classified awards are remeasured each reporting period at fair value. The modifications are discussed in more detail below.

The compensation cost that was charged against income for all stock-based compensation plans was $19.8 million and $16.4 million for the years ended December 31, 2010 and 2009, and the total income tax benefit recognized in the consolidated statement of operations for options was approximately $6.6 million and $3.0 million for the years ended December 31, 2010 and 2009. We did not capitalize any stock-based compensation cost in the years ended December 31, 2010 and 2009.

The compensation cost that was charged against income for service options was $2.0 million for the year ended December 31, 2008, and the total income tax benefit recognized in the consolidated statement of operations for service options was approximately $0.7 million for the year ended December 31, 2008. We recognized a reduction in compensation expense for operating units of approximately $5.8 million for the year ended December 31, 2008 to reduce expense previously recorded in 2007. The reduction in operating unit compensation expense for the year ended December 31, 2008 resulted from marking the operating units to fair value. We did not capitalize any stock-based compensation cost in the year ended December 31, 2008.

Axle Holdings, Inc. Stock Incentive Plan

Prior to the merger transactions, IAAI was a subsidiary of Axle Holdings, Inc. (“Axle Holdings”), which in turn was a subsidiary of Axle LLC. Axle Holdings maintained the Axle Holdings, Inc. Stock Incentive Plan to provide equity incentive benefits to the IAAI employees. Under the Axle Holdings plan, service options and exit options were awarded. The service options vested in three equal annual installments from the grant date based upon service with Axle Holdings and its subsidiaries. The exit options vested upon a change in equity control of Axle LLC. In connection with the completion of the merger transactions, approximately 5.8 million options (service and exit) to purchase shares of Axle Holdings, Inc. stock were converted into approximately 2.3 million options (service and exit) to purchase shares of KAR Auction Services; these converted options have the same terms and conditions as were applicable to the options to purchase shares of Axle Holdings, Inc. The fair value of the exchanged options for which service had been provided approximated $8.9 million and was included as part of the merger price. The converted options are included in the KAR Auction Services, Inc. service option table and exit option table below.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Prior to December 10, 2009, compensation cost was recognized using the straight-line attribution method over the requisite service period for the unvested service options exchanged at the date of the merger. As the ultimate exercisability of the exit options exchanged was contingent upon an event (specifically, a change of control), the compensation expense related to the exchanged exit options was not expected to be recognized until such an event was consummated. However, on December 10, 2009, in conjunction with the initial public offering, all outstanding service options became fully vested and exercisable. In addition, the vesting criteria and exercisability of the exit options were modified. Our board amended the terms of all exit options to substitute the existing criteria governing the exercisability of the exit options with criteria governing exercisability based on the price per share of our common stock. Accordingly, rather than vest upon the achievement of certain specified performance goals at the time of an exit event, the exit options originally granted under the Axle Holdings, Inc. Stock Incentive Plan vest as follows:

Amount Vested	Conditions to Vesting
25% of exit options shall vest and become exercisable if	(i) the fair market value of Company common stock exceeds $16.01*
An additional 25% of exit options shall vest and become exercisable if	(i) the fair market value of Company common stock exceeds $19.21*
An additional 25% of exit options shall vest and become exercisable if	(i) the fair market value of Company common stock exceeds $22.41*
An additional 25% of exit options shall vest and become exercisable if	(i) the fair market value of Company common stock exceeds $25.62*

*	Additional conditions to vesting: (ii) the price of the Company’s common stock on the last trading day of a 90 consecutive trading day period must be greater than or equal to 85% of $16.01, $19.21, $22.41 or $25.62, respectively; and (iii) the option holder is a director, officer, employee, consultant or agent of the Company or any of its subsidiaries on the date on which the conditions set forth in (i) and (ii) above are satisfied.

For purposes of determining the conditions to vesting, the “fair market value” of any share of Company common stock, on any date of determination, shall be the average for 90 consecutive trading days prior to such date of determination of the last sales price for a share of Company common stock on the principal securities exchange on which the Company common stock is then listed.

Axle LLC Profit Interests

Axle LLC also maintained two types of profit interests, operating units and value units, which are held by certain designated employees of IAAI. Upon an exit event as defined by the Axle LLC operating agreement, holders of the profit interests will receive a cash distribution from Axle LLC. The service requirement for the operating units was fulfilled during 2008 and as such the operating units are fully vested. The value units vest upon a change in equity control of Axle LLC. The number of value units eligible for distribution will be determined based on the strike price and certain performance hurdles based on the Equity Sponsors and other investors’ achievement of certain multiples on their original indirect equity investment in Axle Holdings subject to a minimum internal rate of return at the time of distribution. A total of 191,152 operating units and 382,304 value units are maintained by Axle LLC and there were no changes to the terms and conditions of the units as a result of the merger transactions.

The operating units are accounted for as liability awards and as such, compensation expense related to the operating units is recognized using the graded-vesting attribution method. For the year ended December 31, 2010, less than $0.1 million of compensation expense was reversed as the fair value of the operating units

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

declined slightly. Compensation expense for the year ended December 31, 2009 was $ 4.2 million, and for the year ended December 31, 2008, $4.8 million of compensation expense was reversed as the fair value of the operating units declined. As of December 31, 2010, there was no unrecognized compensation expense and the Axle LLC operating units were fully vested.

The Company has not recorded compensation expense related to the value units and none will be recognized on the value units until it becomes probable that an exit event (specifically, a change in control) will occur.

KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan

We adopted the KAR Auction Services, Inc. 2009 Omnibus and Stock Incentive Plan (“Omnibus Plan”) in December 2009. The Omnibus Plan is intended to provide equity or cash based awards to our employees. The maximum number of shares that may be issued pursuant to awards under the Omnibus Plan is approximately 6.5 million. The Omnibus Plan provides for the grant of options, restricted stock, stock appreciation rights, other stock-based awards and cash based awards.

In 2010, we granted approximately 0.5 million service options with a weighted average exercise price of $12.90 per share under the Omnibus Plan. In addition, in 2010 we granted approximately 0.7 million exit options with an exercise price per share of $13.46 under the Omnibus Plan. The service and exit options have a ten year life and the service options vest in four equal annual installments, commencing on the first anniversary of the respective grant dates. The exit options contain the same vesting criteria as those noted below under the KAR Auctions Services, Inc. Stock Incentive Plan.

KAR Auction Services, Inc. Stock Incentive Plan

The Company adopted the KAR Auction Services, Inc. Stock Incentive Plan (“the Plan”) in May 2007. The Plan was intended to provide equity incentive benefits to the Company employees. The maximum number of shares that were to be issued pursuant to awards under the Plan was approximately 7.9 million. The Plan provided for the grant of incentive stock options and non-qualified stock options and restricted stock. Awards granted since the adoption of the Plan were non-qualified stock options, and no further grants will be awarded under the Plan.

The Plan provided two types of stock options: service-related options, which were to vest ratably in four annual installments from the date of grant based upon the passage of time, and performance-related “exit” options, which were generally to become exercisable upon a change in equity control of KAR LLC. Under the exit options, in addition to the change in equity control requirement, the number of options that vest were to be determined based on the strike price and certain performance hurdles based on the Equity Sponsors and other investors achievement of certain multiples on their original indirect equity investment in KAR Auction Services subject to a minimum internal rate of return at the time of change in equity control. All vesting criteria was subject to continued employment with KAR LLC or affiliates thereof. Options were to be granted under the Plan at an exercise price of not less than the fair market value of a share of KAR Auction Services common stock on the date of grant and have a contractual life of ten years. In the event of a change in control, any unvested options were to become fully vested and cashed out. In August 2007, we granted approximately 1.6 million service options and 4.9 million exit options, with an exercise price of $10 per share, under the Plan. In 2008, we granted approximately 0.2 million service options and 0.6 million exit options, with a weighted average exercise price of $16.47 per share. In 2009, we granted 0.2 million service options and 0.5 million exit options, with an exercise price of $10 per share.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

On December 10, 2009, in conjunction with the initial public offering, all outstanding service options became fully vested and exercisable. In addition, the vesting criteria and exercisability of the exit options was modified. The board amended the terms of all exit options to substitute the existing criteria governing the exercisability of the exit options with criteria governing exercisability based on the price per share of our common stock. Accordingly, rather than vest upon the achievement of certain specified performance goals at the time of an exit event, the exit options granted under the KAR Auction Services, Inc. Stock Incentive Plan vest as follows:

Amount Vested	Conditions to Vesting
25% of exit options shall vest and become exercisable if	(i) the fair market value of Company common stock exceeds $20.00*
An additional 25% of exit options shall vest and become exercisable if	(i) the fair market value of Company common stock exceeds $25.00*
An additional 25% of exit options shall vest and become exercisable if	(i) the fair market value of Company common stock exceeds $30.00*
An additional 25% of exit options shall vest and become exercisable if	(i) the fair market value of Company common stock exceeds $35.00*

*	Additional conditions to vesting: (ii) the price of the Company’s common stock on the last trading day of a 90 consecutive trading day period must be greater than or equal to 85% of $20.00, $25.00, $30.00 or $35.00, respectively; and (iii) the option holder is a director, officer, employee, consultant or agent of the Company or any of its subsidiaries on the date on which the conditions set forth in (i) and (ii) above are satisfied.

For purposes of determining the conditions to vesting, the “fair market value” of any share of Company common stock, on any date of determination, shall be the average for 90 consecutive trading days prior to such date of determination of the last sales price for a share of Company common stock on the principal securities exchange on which the Company common stock is then listed.

The following table summarizes service option activity under the Omnibus Plan and the Plan for the year ended December 31, 2010:

Service Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2010	3,223,580	$7.70
Granted	532,062	12.90
Exercised	(968,693)	4.92
Forfeited	(36,612)	12.73
Cancelled	(13,864)	11.45

Outstanding at December 31, 2010	2,736,473	$9.61	6.5 years	$11.8

Exercisable at December 31, 2010	2,241,443	$8.92	5.9 years	$11.4

The intrinsic value presented in the table above represents the amount by which the market value of the underlying stock exceeds the exercise price of the option at December 31, 2010. The intrinsic value changes continuously based on the fair value of our stock. The market value is based on KAR Auction Services’ closing

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

stock price of $13.80 on December 31, 2010. The total intrinsic value of options exercised during the year ended December 31, 2010 was $7.4 million. The fair value of all vested and exercisable service options at December 31, 2010, 2009 and 2008 was $30.9 million, $44.5 million and $18.2 million, respectively.

We recognized compensation expense for the service options of approximately $0.3 million for the year ended December 31, 2010. In accordance with ASC 718, we determined the fair value of all outstanding service options at the date of the modification (December 10, 2009) using the Black-Scholes option pricing model. The fair value of the modified service options was approximately $19.6 million. We recognized compensation expense for the service options of approximately $7.8 million for the year ended December 31, 2009. Since the service options became fully vested in December 2009, we recorded the difference between the modified fair value of the awards and the cumulative compensation expense previously recognized. The Company recorded compensation expense of $2.0 million for the service options for the year ended December 31, 2008. As of December 31, 2010, there was approximately $1.7 million of unrecognized compensation expense related to nonvested service options.

With the exception of the period of time between February 2009 and December 10, 2009, service options have been accounted for as equity awards and, as such, compensation expense was measured based on the fair value of the award at the date of grant and recognized over the four year service period, using the straight-line attribution method. The weighted average fair value of the service options granted was $4.07 per share, $3.22 per share and $4.66 per share for the years ended December 31, 2010, 2009 and 2008, respectively. The weighted average fair value of all service options modified on December 10, 2009 was $6.09 per share. The fair value of service options granted, as well as service options modified on December 10, 2009, was estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

Assumptions	2010	2009	2008
Risk-free interest rate	0.805% -1.81%	0.32% -2.205%	1.735% -2.935%
Expected life	4 years	1 – 5 years	4 years
Expected volatility	38.0%	38.0%	38.0%
Dividend yield	0%	0%	0%

Risk-free interest rate – This is the yield on U.S. Treasury Securities posted at the date of grant (or date of modification) having a term equal to the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

Expected life—years – This is the period of time over which the options granted are expected to remain outstanding. Options granted by KAR Auction Services had a maximum term of ten years. An increase in the expected life will increase compensation expense.

Expected volatility – Actual changes in the market value of stock are used to calculate the volatility assumption. Based on the Company’s limited time as a publicly traded company, the expected volatility used was determined based on a combination of historical volatility, the volatility of selected comparable companies and other relevant factors. An increase in the expected volatility will increase compensation expense.

Dividend yield – This is the annual rate of dividends per share over the exercise price of the option. An increase in the dividend yield will decrease compensation expense.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

The following table summarizes exit option activity under the Omnibus Plan and the Plan for the year ended December 31, 2010:

Exit Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2010	5,985,745	$10.12
Granted	746,452	13.46
Exercised	—	N/A
Forfeited	(241,990)	10.20
Cancelled	—	N/A

Outstanding at December 31, 2010	6,490,207	$10.50	7.0 years	$22.5

The intrinsic value presented in the table above represents the amount by which the market value of the underlying stock exceeds the exercise price of the option at December 31, 2010. The intrinsic value changes continuously based on the fair value of our stock. The market value is based on KAR Auction Services’ closing stock price of $13.80 on December 31, 2010.

The requisite service period and the fair value of the exit options granted in 2010 and at the date of the modification were developed in consultation with independent valuation specialists. The weighted average fair value of exit options granted in 2010 was $7.89 per share. The weighted average fair value of all exit options modified on December 10, 2009 was $6.96 per share, and the fair value of the modified exit options was approximately $10.4 million. The time horizons over which our stock price is projected to achieve the market conditions noted in the above tables ranges from 1.2 years to 3.9 years. As a result, compensation expense will be recognized over the derived service periods ranging from 1.2 years to 3.9 years. We recognized compensation expense for these exit options of approximately $18.0 million and $0.2 million for the years ended December 31, 2010 and 2009, respectively. As the ultimate exercisability of the exit options was contingent upon an event (specifically, a change in control) prior to modification on December 10, 2009, there was no compensation expense recognized in 2008. As of December 31, 2010, there was approximately $27.6 million of total unrecognized compensation expense related to the nonvested exit options.

KAR LLC Override Units

Prior to December 10, 2009, KAR LLC owned 100% of the outstanding shares of KAR Auction Services. The KAR LLC operating agreement provides for override units in KAR LLC to be granted and held by certain designated employees of the Company. Upon an exit event as defined by the KAR LLC operating agreement, and at any other time determined by the board, holders of the override units will receive a cash distribution from KAR LLC.

Two types of override units were created by the KAR LLC operating agreement: (1) operating units, which vest in four equal installments commencing on the first anniversary of the grant date based upon service, and (2) value units, which are eligible for distributions upon attaining certain performance hurdles. The number of value units eligible for distributions will be determined based on the strike price and certain performance hurdles based on the Equity Sponsors and other investors’ achievement of certain multiples on their original indirect equity investment in KAR Auction Services subject to an internal rate of return minimum at the time of distribution.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

There were approximately 0.1 million operating units awarded and 0.4 million value units awarded to employees of the Company in June 2007 with a strike price equal to $100 for the override units. The following table summarizes the KAR LLC override unit activity for the year ended December 31, 2009:

Override Units:	Operating Units	Value Units
Outstanding at January 1, 2010	121,046	363,139
Granted	—	—
Forfeited	—	—

Outstanding at December 31, 2010	121,046	363,139

The grant date fair value of the operating units and value units was $36.90 and $45.21, respectively. The fair value of each operating unit was estimated on the date of grant using the Black-Scholes option pricing model. The fair value of each value unit was estimated on the date of grant using a lattice-based valuation model.

The compensation expense of KAR LLC, which is for the benefit of Company employees, will result in a capital contribution from KAR LLC to the Company and compensation expense for the Company. Compensation expense related to the operating units is recognized using the straight-line attribution method and resulted in $1.6 million and $4.2 million for the years ended December 31, 2010 and 2009. For the year ended December 31, 2008, $1.0 million of compensation expense was reversed as the fair value of the operating units declined. As of December 31, 2010, there was approximately $0.7 million of unrecognized compensation expense related to nonvested operating units which is expected to be recognized over a term of 0.5 years.

The Company has not recorded compensation expense related to the value units and none will be recognized until it becomes probable that the performance conditions associated with the value units will be achieved.

KAR Auction Services, Inc. Employee Stock Purchase Plan

Our board of directors and stockholders adopted the KAR Auction Services, Inc. Employee Stock Purchase Plan (“ESPP”) in December 2009 and the ESPP was implemented in the second quarter of 2010. A maximum of 1,000,000 shares of our common stock have been reserved for issuance under the ESPP and at December 31, 2010, 949,243 shares remain available for purchase under the ESPP. The ESPP provides for one month offering periods with a 15% discount from the fair market value of a share on the date of purchase. In accordance with ASC 718, Compensation – Stock Compensation, the entire 15% purchase discount is recorded as compensation expense. A participant’s combined payroll deductions and cash payments in the ESPP may not exceed $25,000 per year.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Note 5 – Net Income (Loss) Per Share

The following table sets forth the computation of net income (loss) per share (in millions except per share amounts):

	Year Ended December 31,
	2010	2009	2008
Net income (loss)	$69.6	$23.2	($216.2)

Weighted average common shares outstanding	134.9	108.0	106.9
Effect of dilutive stock options	1.0	0.1	—

Weighted average common shares outstanding and potential common shares	135.9	108.1	106.9

Net income (loss) per share
Basic	$0.52	$0.21	($2.02)

Diluted	$0.51	$0.21	($2.02)

Basic net income (loss) per share was calculated by dividing net income (loss) by the weighted-average number of outstanding common shares for the period. Diluted net income (loss) per share was calculated consistent with basic net income (loss) per share including the effect of dilutive unissued common shares related to our stock-based employee compensation program. The effect of stock options on net income (loss) per share-diluted is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase our common stock at the average market price during the period. Stock options that would have an anti-dilutive effect on net income per share are excluded from the calculations. Approximately 0.6 million options were excluded from the calculation of diluted net income per share for the years ended December 31, 2010 and 2009. Total options outstanding at December 31, 2010, 2009 and 2008 were 9.2 million, 9.2 million and 8.8 million, respectively. In accordance with U.S. GAAP, no potential common shares were included in the computation of diluted net income per share for the year ended December 31, 2008 because to do so would have been antidilutive based on the year-to-date losses.

Note 6 – Allowance for Credit Losses and Doubtful Accounts

The following is a summary of the changes in the allowance for credit losses related to finance receivables (in millions):

	Year Ended December 31,
	2010	2009	2008
Allowance for Credit Losses
Balance at beginning of period	$5.9	$6.3	$7.5
Provision for credit losses	11.2	1.8	1.3
Recoveries	4.0	0.4	0.3
Less charge-offs	(11.4)	(2.8)	(2.4)
Other	—	0.2	(0.4)

Balance at end of period	$9.7	$5.9	$6.3

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

AFC’s allowance for credit losses includes estimated losses for finance receivables currently held on the balance sheet of AFC and its subsidiaries as well as an allowance for any further deterioration in the finance receivables after they were repurchased from the bank conduit facility in 2008 and 2009. Additionally, an accrued liability of $2.4 million for the estimated losses for loans sold by AFC Funding was recorded at December 31, 2009. These loans were sold to a bank conduit facility with recourse to AFC Funding and came back on the balance sheet of AFC Funding at fair value when they became ineligible under the terms of the collateral arrangement with the bank conduit facility. The allowance for credit loss activity for 2009 and 2008 does not include the losses incurred when receivables repurchased from the bank conduit facility were recorded at fair value as they came back on our balance sheet, which is discussed further in Note 7.

The following is a summary of changes in the allowance for doubtful accounts related to trade receivables (in millions):

	Year Ended December 31,
	2010	2009	2008
Allowance for Doubtful Accounts
Balance at beginning of period	$6.9	$10.8	$6.3
Provision for credit losses	2.6	1.1	8.1
Less net charge-offs	(3.2)	(5.0)	(3.6)

Balance at end of period	$6.3	$6.9	$10.8

Recoveries of trade receivables were netted with charge-offs, as they were not material. Changes in the Canadian exchange rate did not have a material effect on the allowance for doubtful accounts.

Note 7 – Finance Receivables and Obligations Collateralized by Finance Receivables

AFC sells the majority of its U.S. dollar denominated finance receivables on a revolving basis and without recourse to a wholly owned, bankruptcy remote, consolidated, special purpose subsidiary (“AFC Funding Corporation”), established for the purpose of purchasing AFC’s finance receivables. A securitization agreement allows for the revolving sale by AFC Funding Corporation to a bank conduit facility of undivided interests in certain eligible finance receivables subject to committed liquidity. The agreement expires on April 20, 2012. AFC Funding Corporation had committed liquidity of $450 million from a third party conduit for U.S. finance receivables at December 31, 2010 and 2009.

We completed an agreement for the securitization of AFCI receivables in February 2010. This securitization facility provides up to C$75 million in financing for eligible finance receivables through another third party conduit. The initial funding for securitization of Canadian finance receivables resulted in net proceeds of $56.6 million and the recording of the related obligations. The agreement expires on April 20, 2012.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

The following tables present quantitative information about delinquencies, credit losses less recoveries (“net credit losses”) and components of securitized financial assets and other related assets managed. For purposes of this illustration, delinquent receivables are defined as receivables 31 days or more past due.

	December 31, 2010		Net Credit Losses During 2010
	Principal Amount of:
(in millions)	Receivables	Receivables Delinquent
Floorplan receivables	$765.0	$4.8	$7.4
Special purpose loans	6.6	0.8	—

Total receivables managed	$771.6	$5.6	$7.4

	December 31, 2009		Net Credit Losses During 2009
	Principal Amount of:
(in millions)	Receivables	Receivables Delinquent
Floorplan receivables	$145.9	$1.6	$2.5
Special purpose loans	10.3	3.4	—

Finance receivables held	$156.2	$5.0	$2.5

Receivables sold	367.0

Retained interests in finance receivables sold	89.8

Total receivables managed	$613.0

The net credit losses for receivables sold approximated $22.9 million and $44.0 million for the years ended December 31, 2009 and 2008.

At December 31, 2010, AFC managed total finance receivables of $771.6 million.

At December 31, 2009, AFC managed total finance receivables of $613.0 million, of which $519.1 million had been sold without recourse to AFC Funding Corporation. Undivided interests in finance receivables were sold by AFC Funding Corporation to the bank conduit facility with recourse totaling $367.0 million at December 31, 2009. Finance receivables include $24.6 million classified as held for sale, which are recorded at lower of cost or fair value, and $131.6 million classified as held for investment at December 31, 2009. Finance receivables classified as held for investment include $25.7 million related to receivables that were sold to the bank conduit facility that were repurchased by AFC at fair value when they became ineligible under the terms of the collateral agreement with the bank conduit facility at December 31, 2009. The face amount of these receivables was $27.5 million at December 31, 2009.

AFC’s allowance for losses of $9.7 million and $5.9 million at December 31, 2010 and December 31, 2009, respectively, includes an estimate of losses for finance receivables as well as an allowance for any further deterioration in the finance receivables after they are repurchased from the bank conduit facility. Additionally, accrued liabilities of $2.4 million for the estimated losses for loans sold by the special purpose subsidiary were recorded at December 31, 2009. These loans were sold to a bank conduit facility with recourse to the special purpose subsidiary and came back on the balance sheet of the special purpose subsidiary at fair value when they became ineligible under the terms of the collateral arrangement with the bank conduit facility.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

As of December 31, 2009, the outstanding receivables sold, the retained interests in finance receivables sold and a cash reserve of 1 percent of total sold receivables serve as security for the receivables that have been sold to the bank conduit facility. As of December 31, 2010, $763.9 million of finance receivables and a cash reserve of 1 percent of finance receivables securitized serve as security for the $520.1 million of obligations collateralized by finance receivables. The amount of the cash reserve depends on circumstances which are set forth in the securitization agreements. After the occurrence of a termination event, as defined in the U.S. securitization agreement, the bank conduit facility may, and could, cause the stock of AFC Funding Corporation to be transferred to the bank conduit facility, though as a practical matter the bank conduit facility would look to the liquidation of the receivables under the transaction documents as their primary remedy.

Proceeds from the revolving sale of receivables to the bank conduit facility are used to fund new loans to customers. AFC, AFC Funding Corporation and AFCI must maintain certain financial covenants including, among others, limits on the amount of debt AFC and AFCI can incur, minimum levels of tangible net worth, and other covenants tied to the performance of the finance receivables portfolio. The securitization agreements also incorporate the financial covenants of our credit facility. At December 31, 2010, we were in compliance with the covenants in the securitization agreements.

The following table summarizes certain cash flows received from and paid to the special purpose subsidiaries (in millions):

	Year Ended December 31,
	2010	2009	2008
Proceeds from sales of finance receivables	N/A	$3,215.1	$4,169.0
Servicing fees received	N/A	10.4	17.0
Proceeds received on retained interests in finance receivables sold	$89.8	84.5	104.3

Prior to January 1, 2010, our retained interests in finance receivables sold included a nominal interest only strip and amounted to $89.8 million and $43.4 million at December 31, 2009 and 2008. Sensitivities associated with our retained interests were insignificant at all periods presented due to the short-term nature of the asset.

Accounting Standards Update 2009-16 amended ASC 860, Transfers and Servicing, and we adopted the new guidance on January 1, 2010. The new guidance specifies that the finance receivable transactions on or subsequent to January 1, 2010 under our revolving sale agreement be included in our balance sheet. This resulted in an increase in assets and related obligations in 2010. Obligations collateralized by finance receivables were $520.1 million at December 31, 2010. In addition, the new guidance eliminated securitization income accounting and resulted in the recording of fee and interest income and interest expense for the finance receivable transactions under the revolving sale agreement. The elimination of securitization income accounting resulted in a reduction of pre-tax income of approximately $2.8 million in the first quarter of 2010.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Note 8 – Goodwill and Other Intangible Assets

Goodwill consisted of the following (in millions):

	ADESA Auctions	IAAI	AFC	Total
Balance at December 31, 2008	$824.8	$503.6	$196.3	$1,524.7
Increase for acquisition activity	1.3	1.6	—	2.9
Other	0.5	—	—	0.5

Balance at December 31, 2009	$826.6	$505.2	$196.3	$1,528.1
Increase for acquisition activity	8.8	16.4	0.6	25.8
Other	0.2	—	—	0.2

Balance at December 31, 2010	$835.6	$521.6	$196.9	$1,554.1

Goodwill represents the excess cost over fair value of identifiable net assets of businesses acquired. At December 31, 2009, there was $1,528.1 million of goodwill recorded on our consolidated balance sheet that was recorded as a result of the merger transactions, post merger acquisitions and contingent consideration related to prior year acquisitions. Goodwill increased in 2009 primarily as a result of contingent consideration related to prior year acquisitions. Goodwill increased in 2010 primarily as a result of current year acquisitions and contingent consideration related to prior year acquisitions. The goodwill resulting from the businesses acquired in 2010 is expected to be deductible for tax purposes.

We test goodwill for impairment at the reporting unit level annually in the second quarter, or more frequently as impairment indicators arise. In the third quarter of 2008, a noncash goodwill impairment charge of approximately $161.5 million was recorded in the AFC reporting unit. AFC and its customer dealer base were negatively impacted in 2008 by the state of the overall economy and in particular the severe pressures which impacted the automotive and finance industries. As a result of reduced interest rate spreads and increased risk associated with lending in the automotive industry at the time, AFC tightened credit policies and experienced a decline in its portfolio of finance receivables. These factors contributed to lower operating profits and cash flows at AFC throughout 2008 as compared to 2007. Based on this trend, the forecasted performance was revised and the fair value of the reporting unit declined. The fair value of that reporting unit was estimated using the expected present value of future cash flows.

A summary of customer relationships is as follows (in millions):

	Useful Lives (in years)	December 31, 2010			December 31, 2009
		Gross Carrying Amount	Accumulated Amortization	Carrying Value	Gross Carrying Amount	Accumulated Amortization	Carrying Value
Customer relationships	11-19	$966.9	($254.3)	$712.6	$936.0	($182.7)	$753.3

The decrease in customer relationships in 2010 was primarily related to the amortization of existing customer relationships, partially offset by an increase in customer relationships recorded in conjunction with 2010 acquisitions and an increase in customer relationships as a result of changes in the Canadian exchange rate.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

A summary of other intangibles is as follows (in millions):

	Useful Lives (in years)	December 31, 2010			December 31, 2009
		Gross Carrying Amount	Accumulated Amortization	Carrying Value	Gross Carrying Amount	Accumulated Amortization	Carrying Value
Tradenames	Indefinite	$189.6	—	$189.6	$187.5	—	$187.5
Computer software	3 – 7	159.9	(81.7)	78.2	126.3	(47.3)	79.0
Covenants not to compete	1 – 5	18.3	(16.3)	2.0	15.9	(15.6)	0.3

Total		$367.8	($98.0)	$269.8	$329.7	($62.9)	$266.8

Other intangibles increased in 2010 primarily as a result of computer software additions and acquisitions.

We test tradenames for impairment at the reporting unit level annually in the second quarter, or more frequently as impairment indicators arise. As discussed above, AFC and its customer dealer base were negatively impacted in 2008 by the state of the overall economy and in particular the severe pressures which impacted the automotive and finance industries. As a result, in the third quarter of 2008, a noncash tradename charge of approximately $2.9 million was recorded in the AFC reporting unit, reducing its carrying value of $11.6 million to its fair value of $8.7 million. The fair value of the tradename was estimated using the royalty savings method, a form of the income approach.

Amortization expense for customer relationships and other intangibles was $100.3 million, $90.1 million and $90.0 million for the years ended December 31, 2010, 2009 and 2008. Estimated amortization expense for the next five years is $94.3 million for 2011, $81.4 million for 2012, $76.7 million for 2013, $74.4 million for 2014 and $74.4 million for 2015.

Note 9 – Property and Equipment

Property and equipment consisted of the following (in millions):

	Useful Lives (in years)	December 31,
		2010	2009
Land		$262.3	$260.0
Buildings	3 – 40	220.3	215.7
Land improvements	1 – 20	126.2	118.9
Building and leasehold improvements	1 – 33	171.0	139.2
Furniture, fixtures and equipment	1 – 10	169.7	148.1
Vehicles	1 – 6	7.5	7.8
Construction in progress		23.3	26.9

		980.3	916.6
Accumulated depreciation		(299.8)	(233.4)

Property and equipment, net		$680.5	$683.2

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $71.0 million, $82.3 million and $92.8 million, respectively.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

In 2010 and 2009, IAAI acquired furniture, fixtures and equipment by undertaking capital lease obligations. The assets included above under the capital leases are summarized below (in millions):

	December 31,
Classes of Property	2010	2009
Furniture, fixtures and equipment	$23.3	$14.3
Accumulated depreciation	(8.6)	(3.4)

Capital lease assets	$14.7	$10.9

Assets held under the capital leases were depreciated in a manner consistent with our depreciation policy for owned assets.

Note 10 – Self Insurance and Retained Loss Reserves

We self-insure our employee medical benefits, as well as a portion of our automobile, general liability and workers’ compensation claims. We have insurance coverage that limits the exposure on individual claims. We also have insurance coverage that limits the total exposure to overall automobile, general liability and workers’ compensation claims. The cost of the insurance is expensed over the contract periods. We record an accrual for the claims expense related to our employee medical benefits, automobile, general liability and workers’ compensation claims based upon the expected amount of all such claims. Accrued medical benefits and workers’ compensation expenses are included in “Accrued employee benefits and compensation expenses” while accrued automobile and general liability expenses are included in “Other accrued expenses.”

The following is a summary of the changes in the reserves for self-insurance and the retained losses (in millions):

	Year Ended December 31,
	2010	2009
Balance at beginning of period	$26.1	$23.8
Net payments	(46.9)	(46.9)
Expense	47.9	49.2

Balance at end of period	$27.1	$26.1

Individual stop-loss coverage for medical benefits was $0.2 million for both 2010 and 2009. There was no aggregate policy limit for medical benefits for the Company in either year. The retention for automobile, general liability and workers’ compensation claims was $0.5 million for both the 2010 and 2009 policy years. The aggregate policy limits for the combined automobile, general liability and workers’ compensation program was $20.0 million for both the 2010 and 2009 policy years.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Note 11 – Long-Term Debt

Long-term debt consisted of the following (in millions):

			December 31,
	Interest Rate	Maturity	2010	2009
Term Loan B	LIBOR + 2.75%(1)	October 19, 2013	$1,144.6	$1,247.9
$250 million revolving credit facility	LIBOR + 2.75%(1)	April 19, 2013	—	—
Floating rate senior notes	LIBOR + 4.00%	May 01, 2014	150.0	150.0
Senior notes	8.75%	May 01, 2014	450.0	450.0
Senior subordinated notes	10%	May 01, 2015	131.1	425.0
Canadian line of credit	CAD Prime + 1.5%		—	—

Total debt			1,875.7	2,272.9
Less current portion of long-term debt			—	225.6

Long-term debt			$1,875.7	$2,047.3

(1)	Effective December 10, 2009, the interest rate increased from LIBOR + 2.25% to LIBOR + 2.75%.

The weighted average interest rate on our variable rate debt was 3.2% and 3.1% at December 31, 2010 and 2009, respectively, and the weighted average interest rate on all borrowings was 5.0% and 5.5% at December 31, 2010 and 2009, respectively.

Credit Facilities

In 2007, we entered into senior secured credit facilities, comprised of a $300.0 million revolving credit facility and a $1,565.0 million term loan (Term Loan B in the table above). The revolver was entered into for working capital and general corporate purposes. There were no borrowings under the revolver at December 31, 2010 or 2009, although we did have related outstanding letters of credit in the aggregate amount of $29.4 million and $31.7 million at December 31, 2010 and 2009, respectively, which reduce the amount available for borrowings under our credit facility.

On October 23, 2009, we entered into an amendment to the Credit Agreement. As part of the amendment, we paid an amendment fee of 25 basis points to approving lenders, based on commitments outstanding as of October 23, 2009, on the effective date of the amendment. The amendment became effective with the satisfaction of certain conditions precedent, including the consummation of our initial public offering and the prepayment of $250 million or more of Term Loan B. The amendment (i) allowed KAR LLC to own less than 100% of our outstanding capital stock, (ii) permitted us to use proceeds from the initial public offering and any future offering of common stock plus unrestricted cash on hand at the time of the initial public offering to repay, redeem, repurchase or defease, or segregate funds with respect to, one or more of our senior subordinated notes, fixed senior notes and floating senior notes and (iii) permitted us to pay accelerated management fees to our Equity Sponsors in connection with the termination of our ongoing financial advisory fees with them. In addition, the following revisions, among others, occurred:

•	availability of borrowings under the revolving credit facility were reduced by $50 million to $250 million;

•	the revolving credit facility and Term Loan B interest rate were increased to LIBOR plus a margin of 2.75% from LIBOR plus a margin of 2.25%; and

•	the pricing grid of both facilities was eliminated.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

On November 11, 2010, we entered into another amendment to the Credit Agreement which allowed us, on or after the effective date of the amendment, to redeem, repurchase, defease or otherwise prepay a portion of our outstanding unsecured senior notes in an aggregate principal amount, together with all accrued and unpaid interest and all fees, premiums, disbursements or expenses, not to exceed $75 million. The amendment became effective with the satisfaction of certain conditions precedent, including the prepayment of at least $75 million of Term Loan B.

As part of the October 2009 amendment to the Credit Agreement, we prepaid $250 million of Term Loan B in the fourth quarter of 2009 using proceeds from the initial public offering as well as cash on hand. In accordance with terms of the Credit Agreement, 50% of the net proceeds from the initial securitization of AFC’s Canadian receivables were used to prepay $28.3 million of Term Loan B in February 2010. In addition, as part of the November 2010 amendment to the Credit Agreement, we prepaid $75 million of Term Loan B in the fourth quarter of 2010 using cash on hand. There are no further scheduled quarterly installments due on Term Loan B and the remaining balance is due at maturity (October 19, 2013). However, the senior secured credit facilities are subject to mandatory prepayments and reduction in an amount equal to (i) the net proceeds of certain debt offerings, asset sales and certain insurance recovery events; and, (ii) for any fiscal year ending on or after December 31, 2008, any excess cash flow as defined, subject to reduction based on our achievement of specified consolidated senior leverage ratios as defined in the Credit Agreement. If there is any excess cash flow, as defined in the loan documents for our senior secured credit facility, we shall prepay Term Loan B in an amount equal to 50% of the excess cash flow on or before the 105th day following the end of the fiscal year. There were no excess cash flow payments, as defined, due for the years ended December 31, 2010 or 2009.

The senior secured credit facilities are guaranteed by KAR Auction Services and each of our direct and indirect present and future material domestic subsidiaries, subject to certain exceptions (excluding among others, AFC Funding Corporation). The senior secured credit facilities are secured by a perfected first priority security interest in, and mortgages on, all present and future tangible and intangible assets of the Company and the guarantors, and our capital stock and that of each of our direct and indirect material domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries.

The terms of the Credit Agreement include a 0.5% commitment fee based on unutilized amounts, letter of credit fees and agency fees. The Credit Agreement also includes covenants that, among other things, limit or restrict us and our subsidiaries’ abilities to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, including the senior notes, pay dividends, create liens, make equity or debt investments, make acquisitions, modify the terms of the indenture, engage in mergers, make capital expenditures and engage in certain transactions with affiliates. In addition, the senior secured credit facilities are subject to a senior secured leverage ratio test, provided there are revolving loans outstanding. There were no revolving loans outstanding at December 31, 2010 or 2009. We were in compliance with the covenants in the credit facility at December 31, 2010.

Senior Notes

In 2007 we issued $450.0 million of 8 3/4% senior notes and $150.0 million of floating rate senior notes both of which are due May 1, 2014. In addition, we issued $425.0 million of 10% senior subordinated notes due May 1, 2015. The floating rate notes were non-callable for two years, after which they became callable at a premium declining ratably to par at the end of year four. Interest on the floating rate notes is payable quarterly in arrears and commenced on August 1, 2007. The fixed rate notes are non-callable for three years, after which they are callable at a premium declining ratably to par at the end of year six. Interest on both the fixed rate notes and the senior subordinated notes is payable semi-annually in arrears, and commenced on November 1, 2007.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

In connection with our initial public offering, we conducted a cash tender offer for certain of the notes described above. The tender offer was oversubscribed and as such, in accordance with the identified priority levels, only a portion of the 10% senior subordinated notes were accepted for prepayment. In January 2010, we prepaid approximately $225.6 million principal amount of the 10% senior subordinated notes with proceeds received from the initial public offering and the underwriters option to purchase additional shares. This amount was included in “Current maturities of long-term debt” on the consolidated balance sheet at December 31, 2009. We incurred a loss on the extinguishment of the notes of $25.3 million in the first quarter of 2010.

In the fourth quarter of 2010, we conducted another cash tender offer for certain of the notes described above. The tender offer was oversubscribed and as such, in accordance with the identified priority levels, only a portion of the 10% senior subordinated notes were accepted for prepayment. In December 2010, we prepaid $68.3 million principal amount of the 10% senior subordinated notes with available cash. We incurred a loss on the extinguishment of the notes of $7.4 million in the fourth quarter of 2010.

The notes contain covenants that among other things, limit the issuance of additional indebtedness, the incurrence of liens, the repurchase of stock, making certain investments, the payment of dividends or other distributions, distributions from certain subsidiaries, the sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfers of assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications set forth in the indentures.

Canadian Line of Credit

In 2010, we increased the line of credit available to ADESA Canada from C$4 million to C$8 million. The line of credit bears interest at a rate equal to the Canadian prime rate plus 150 basis points. There were no borrowings under the Canadian line of credit at December 31, 2010 or 2009. There were related letters of credit outstanding totaling approximately C$1.8 million at December 31, 2010 and December 31, 2009, which reduce credit available under the Canadian line of credit, but do not affect amounts available for borrowings under our revolving credit facility. The line of credit is guaranteed by certain ADESA Canada companies.

Future Principal Payments

At December 31, 2010 aggregate future principal payments on long-term debt are as follows (in millions):

2011	$—
2012	—
2013	1,144.6
2014	600.0
2015	131.1
Thereafter	—

$1,875.7

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Note 12 – Financial Instruments

Our derivative activities are initiated within the guidelines of documented corporate risk management policies. We do not enter into any derivative transactions for speculative or trading purposes.

Interest Rate Risk Management

We are exposed to interest rate risk on our variable rate borrowings. Accordingly, interest rate fluctuations affect the amount of interest expense we are obligated to pay. Our July 2007 interest rate swap agreement with a notional amount of $800 million matured on June 30, 2009. In May 2009, we entered into an interest rate swap agreement with a notional amount of $650 million to manage our exposure to interest rate movements on our variable rate Term Loan B credit facility. The interest rate swap agreement had an effective date of June 30, 2009, matures on June 30, 2012 and effectively results in a fixed LIBOR interest rate of 2.19% on $650 million of the Term Loan B credit facility. We are exposed to credit loss in the event of non-performance by the counterparty; however, non-performance is not anticipated.

In May 2009, we also purchased an interest rate cap for $1.3 million with a notional amount of $250 million to manage our exposure to interest rate movements on our variable rate Term Loan B credit facility when one-month LIBOR exceeds 2.5%. The interest rate cap relates to a portion of the variable rate debt that is not covered by our interest rate swap agreement. The interest rate cap agreement had an effective date of June 30, 2009 and matures on June 30, 2011. The unamortized portion of the $1.3 million investment is recorded in “Other current assets” on the consolidated balance sheet and is being amortized over the remaining life of the interest rate cap to interest expense. We are exposed to credit loss in the event of non-performance by the counterparty; however, non-performance is not anticipated.

ASC 815 requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the balance sheet. In accordance with ASC 815, we have designated our interest rate derivatives as cash flow hedges. The fair values of the interest rate derivatives are based on quoted market prices for similar instruments from a commercial bank. The following table presents the fair value of our interest rate derivatives included in the consolidated balance sheet for the periods presented (in millions):

	Asset Derivatives				Liability Derivatives
	December 31, 2010		December 31, 2009		December 31, 2010		December 31, 2009
Derivatives Designated as Hedging Instruments Under ASC 815	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
$650 million notional interest rate swap	Other assets	$—	Other assets	$—	Other accrued expenses	$16.6	Other accrued expenses	$8.7
$250 million notional interest rate cap	Other current assets	$—	Other assets	$0.6	Other accrued expenses	$—	Other accrued expenses	$—

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

The earnings impact of the interest rate derivatives designated as cash flow hedges are recorded upon the recognition of the interest related to the hedged debt. Any ineffectiveness in the hedging relationships is recognized in current earnings. There was no significant ineffectiveness in 2010, 2009 or 2008. Unrealized gains or losses on the interest rate derivatives are included as a component of “Accumulated other comprehensive income.” At December 31, 2010, there was a net unrealized loss totaling $10.5 million, net of tax benefits of $6.4 million. At December 31, 2009, there was a net unrealized loss totaling $5.7 million, net of tax benefits of $3.5 million The following table presents the effect of the interest rate derivatives on our statement of equity and consolidated statements of operations for the periods presented (in millions):

	Amount of Gain / (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain / (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain /(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
Derivatives in ASC 815 Cash Flow Hedging Relationships	Year Ended December 31,			Year Ended December 31,
	2010	2009		2010	2009
$800 million notional interest rate swap	N/A	$16.3	Interest expense	N/A	($16.1)
$650 million notional interest rate swap	($7.9)	($8.7)	Interest expense	($12.6)	($6.4)
$250 million notional interest rate cap	$0.1	($0.4)	N/A	$—	$—

Concentrations of Credit Risk

Financial instruments that potentially subject us to credit risk consist principally of interest-bearing investments, finance receivables, trade receivables and interest rate swap agreements. We maintain cash and cash equivalents, short-term investments, and certain other financial instruments with various major financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and companies and limit the amount of credit exposure with any one institution. Cash and cash equivalents include interest-bearing investments with maturities of three months or less. Due to the nature of our business, substantially all trade and finance receivables are due from vehicle dealers, salvage buyers, institutional sellers and insurance companies. We have possession of vehicles or vehicle titles collateralizing a significant portion of the trade and finance receivables. The risk associated with this concentration is limited due to the large number of accounts and their geographic dispersion. We monitor the creditworthiness of customers to which we grant credit terms in the normal course of business. In the event of nonperformance by counterparties to financial instruments we are exposed to credit-related losses, but management believes this credit risk is limited by periodically reviewing the creditworthiness of the counterparties to the transactions.

Financial Instruments

The carrying amounts of trade receivables, finance receivables, other current assets, accounts payable, accrued expenses and borrowings under our short-term revolving line of credit facilities approximate fair value because of the short-term nature of those instruments.

The fair value of our notes receivable is determined by calculating the present value of expected future cash receipts associated with these instruments. The discount rate used is equivalent to the current rate offered to us for notes of similar maturities. As of December 31, 2010, the fair value of our notes receivable approximated the carrying value.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

As of December 31, 2010 and 2009, the estimated fair value of our long-term debt amounted to $1,885.4 million and $2,226.0 million, respectively. The estimates of fair value are based on the market prices for our publicly-traded debt as of December 31, 2010 and 2009. The estimates presented on long-term financial instruments are not necessarily indicative of the amounts that would be realized in a current market exchange.

Note 13 – Leasing Agreements

We lease property, computer equipment and software, automobiles, trucks and trailers, pursuant to operating lease agreements with terms expiring through 2031. Some of the leases contain renewal provisions upon the expiration of the initial lease term, as well as fair market value purchase provisions. In accordance with ASC 840, Leases, rental expense is being recognized ratably over the lease period, including those leases containing escalation clauses. The deferred portion of the rent, for the leases containing escalation clauses, is included in “Other liabilities” on the consolidated balance sheet.

We also lease furniture, fixtures and equipment under capital leases. The economic substance of the leases is that we are financing the purchase of furniture, fixtures and equipment through leases and, accordingly, they are recorded as assets and liabilities. The capital lease liabilities are included in “Other accrued expenses” and “Other liabilities” on the consolidated balance sheet. Depreciation expense includes the amortization of assets held under capital leases. Total future minimum lease payments for non-cancellable operating and capital leases with terms in excess of one year (excluding renewal periods) as of December 31, 2009 are as follows (in millions):

	Operating Leases	Capital Leases
2011	$75.6	$6.2
2012	72.7	5.4
2013	67.9	4.0
2014	63.6	1.8
2015	57.7	0.3
Thereafter	536.0	—

	$873.5	$17.7

Less: interest portion of capital leases		3.0

Total		$14.7

Total lease expense for the years ended December 31, 2010, 2009 and 2008 was $88.0 million, $86.5 million and $73.7 million.

Sale-Leaseback Transaction

On September 4, 2008, certain subsidiaries of KAR Auction Services, Inc., referred to as the “ADESA Entities”, entered into a transaction with subsidiaries of First Industrial Realty Trust, Inc. (“First Industrial”) to sell and simultaneously lease back to the ADESA Entities the interest of the ADESA Entities in the land (and improvements on a portion of the San Diego site) at eight vehicle auction sites. The closing of the sale-leaseback of seven of the eight locations occurred on September 4, 2008. The initial transaction included four sites in California (Tracy, San Diego, Mira Loma and Sacramento), and single sites in Houston, Texas, Auburn, Washington and Bradenton, Florida. A separate transaction for the Fairburn, Georgia location closed on October 3, 2008. The properties continue to house ADESA’s used vehicle auctions.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

The aggregate sales price for the ADESA Entities’ interest in the subject properties was $81.9 million. We received net cash proceeds of approximately $73.1 million from the closing of the sale-leaseback of the first seven locations on September 4, 2008. In addition, we received net cash proceeds of approximately $7.4 million from the closing of the separate transaction in Fairburn, Georgia on October 3, 2008. The transactions resulted in a net loss of $10.7 million which has been recorded in “Selling, general and administrative” expenses on the consolidated statement of operations for the year ended December 31, 2008. We utilized 50% of the net proceeds to prepay Term Loan B in accordance with the terms of our Credit Agreement.

The initial lease term of each lease is 20 years for each property, together with additional renewal options to extend the term of each lease by up to an additional 20 years. Additionally, each lease contains a “cross default” provision pursuant to which a default under any other lease in the portfolio or any of the Guaranties (as defined below) shall be deemed a default under such lease; provided, however, the “cross default” provision shall remain in effect with respect to each lease only for such time as the lease is a part of the subject portfolio of leases and is held by First Industrial and its affiliates or a third party and its affiliates.

We entered into guaranties (the “Guaranties”) to guarantee the obligations of the ADESA Entities with respect to the leases. Under the Guaranties, we agreed to guarantee the payment of all rent, sums and charges of every type and nature payable by the applicable tenant under its lease, and the performance of all covenants, terms, conditions, obligations and agreements to be performed by the applicable tenant under its lease.

Note 14 – Income Taxes

The components of our income before income taxes and the provision for income taxes are as follows (in millions):

	Year Ended December 31,
	2010	2009	2008
Income (loss) before income taxes:
Domestic	$31.8	($11.7)	($274.7)
Foreign	65.0	46.0	27.1

Total	$96.8	$34.3	($247.6)

Income tax expense (benefit):
Current:
Federal	($0.3)	($2.8)	$7.3
Foreign	24.6	20.0	15.3
State	5.2	2.7	1.6

Total current provision	29.5	19.9	24.2

Deferred:
Federal	7.8	(2.2)	(46.1)
Foreign	(4.5)	(6.3)	(5.6)
State	(5.6)	(0.3)	(3.9)

Total deferred provision	(2.3)	(8.8)	(55.6)

Income tax expense (benefit)	$27.2	$11.1	($31.4)

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

The provision for income taxes was different from the U.S. federal statutory rate applied to income before taxes, and is reconciled as follows:

	Year Ended December 31,
	2010	2009	2008
Statutory rate	35.0%	35.0%	(35.0%)
State and local income taxes, net	2.6%	6.9%	(0.3%)
Reserves for tax exposures	(0.7%)	(13.8%)	0.8%
State NOL valuation allowance reversal	(3.9%)	—	—
International operations	(5.1%)	(5.6%)	0.5%
Stock-based compensation	0.5%	8.6%	(0.8%)
Intangible impairment charge	—	—	22.8%
Other, net	(0.3%)	1.3%	(0.7%)

Effective rate	28.1%	32.4%	(12.7%)

During 2010, the effective rate benefited from lower tax rates in state and foreign jurisdictions, the release of tax reserves for uncertain tax positions due to the expiration of certain statute of limitations and the recognition of previously unrecognized deferred tax assets. During 2009, the effective tax rate benefited from lower tax rates in foreign jurisdictions and the release of tax reserves for uncertain tax positions due to the expiration of certain statute of limitations. The benefit was partially offset by the impact of nondeductible stock compensation expense. During 2008, the effective rate was adversely impacted by the non-deductible impairment charge for various intangible assets at AFC as discussed in Note 8.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We believe that it is more likely than not that results of future operations will generate sufficient taxable income to realize the deferred tax assets.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Deferred tax assets (liabilities) are comprised of the following at December 31 (in millions):

	2010	2009
Gross deferred tax assets:
Allowances for trade and finance receivables	$6.0	$6.9
Accruals and liabilities	31.8	24.1
Employee benefits and compensation	26.4	19.8
Interest rate swap	6.4	3.5
Net operating loss carryforwards	18.7	36.7
Investment basis difference	3.0	4.0
Foreign tax credit	2.7	—
Other	3.6	3.1

Total deferred tax assets	98.6	98.1

Deferred tax asset valuation allowance	(9.1)	(8.7)

Total	89.5	89.4

Gross deferred tax liabilities:
Property and equipment	(21.3)	(12.4)
Goodwill and intangible assets	(353.7)	(367.2)
Other	—	(0.7)

Total	(375.0)	(380.3)

Net deferred tax liabilities	($285.5)	($290.9)

The gross tax benefit from state and federal net operating loss carryforwards expire as follows (in millions):

2011	$—
2012	0.4
2013	0.4
2014	0.5
2015	0.2
2016 to 2030	17.2

$18.7

Undistributed earnings of our foreign subsidiaries were approximately $170.0 million, $107.6 million and $55.6 million in 2010, 2009 and 2008. Because these amounts have been or will be reinvested in properties and working capital, we have not recorded the deferred taxes associated with these earnings.

We made federal income tax payments, net of federal income tax refunds, of $5.3 million in 2010. We received federal income tax refunds, net of federal income tax payments, of $2.8 million in 2009. We made federal income tax payments, net of federal income tax refunds, of $3.2 million in 2008. State and foreign income taxes paid by us, net of refunds, totaled $31.0 million, $21.6 million and $18.2 million in 2010, 2009 and 2008.

We apply the provisions of ASC 740, Income Taxes. ASC 740 clarifies the accounting and reporting for uncertainty in income taxes recognized in an enterprise’s financial statements. These provisions prescribe a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken on income tax returns.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	December 31,
	2010	2009
Balance at beginning of period	$26.4	$31.1
Increase in tax positions related to acquisitions	—	—
Increase in prior year tax positions	1.4	—
Decrease in prior year tax positions	(0.7)	(0.1)
Increase in current year tax positions	1.3	0.8
Settlements	(0.2)	(0.6)
Lapse in statute of limitations	(2.3)	(4.8)

Balance at end of period	$25.9	$26.4

There are no unrecognized tax benefits at the end of 2010 and 2009 that, if recognized, would be recorded as an adjustment to goodwill.

We record interest and penalties associated with the uncertain tax positions within our provision for income taxes on the income statement. We had reserves totaling $3.4 million, $3.4 million and $4.0 million in 2010, 2009 and 2008 associated with interest and penalties, net of tax.

The provision for income taxes involves management judgment regarding interpretation of relevant facts and laws in the jurisdictions in which the Company operates. Future changes in applicable laws, projected levels of taxable income and tax planning could change the effective tax rate and tax balances recorded by us. In addition, U.S. and non-U.S. tax authorities periodically review income tax returns filed by us and can raise issues regarding our filing positions, timing and amount of income or deductions and the allocation of income among the jurisdictions in which we operate. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return. In the normal course of business we are subject to examination by taxing authorities in the U.S., Canada, Australia and Mexico. In general, the examination of our material tax returns is completed for the years prior to 2005.

Based on the potential outcome of the Company’s tax examinations and the expiration of the statute of limitations for specific jurisdictions it is reasonably possible that the currently remaining unrecognized tax benefits will change within the next 12 months. The associated net tax impact on the reserve balance is estimated to be in the range of a $0 to $16 million decrease.

Note 15 – Employee Benefit Plans

401(k) Plan

We maintain a defined contribution 401(k) plan that covers substantially all U.S. employees. Participants are generally allowed to make non-forfeitable contributions up to the annual IRS limits. Throughout 2008 and 2009 we matched 100 percent of the amounts contributed by each individual participant up to 4 percent of the participant’s compensation. Effective January 1, 2010, the matching policy was amended, and as a result the Company matches 50 percent of participant contributions up to 4%. Participants are 100 percent vested in the Company’s contributions. For the years ended December 31, 2010, 2009 and 2008 we contributed $3.2 million, $6.6 million and $6.9 million.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Postretirement Benefits

IAAI assumed the obligation for certain health care and death benefits for the retired employees of Underwriters Salvage Company (“USC”) in connection with the acquisition of the capital stock of USC in 1994.

KAR Auction Services, Inc. applies the applicable provisions of ASC 715, Compensation-Retirement Benefits. The guidance requires employers to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. ASC 715 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

The net liability recognized in the balance sheet at December 31, 2010 and 2009 was $0.5 million. The amounts recognized as a charge against accumulated other comprehensive income in 2010 and 2009 were $0.4 million and $0.5 million, respectively.

Effective January 20, 1994, the date of the USC acquisition, IAAI discontinued future participation for active employees. The contribution for 2011 is not expected to exceed $0.1 million.

Note 16 – Commitments and Contingencies

We are involved in litigation and disputes arising in the ordinary course of business, such as actions related to injuries; property damage; handling, storage or disposal of vehicles; environmental laws and regulations; and other litigation incidental to the business such as employment matters and dealer disputes. Management considers the likelihood of loss or the incurrence of a liability, as well as the ability to reasonably estimate the amount of loss, in determining loss contingencies. We accrue an estimated loss contingency when it is probable that a liability has been incurred and the amount of loss (or range of possible losses) can be reasonably estimated. Management regularly evaluates current information available to determine whether accrual amounts should be adjusted. Accruals for contingencies including litigation and environmental matters are included in “Other accrued expenses” at undiscounted amounts and exclude claims for recoveries from insurance or other third parties. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information becomes available. If the amount of an actual loss is greater than the amount accrued, this could have an adverse impact on our operating results in that period. Legal fees are expensed as incurred.

We have accrued, as appropriate, for environmental remediation costs anticipated to be incurred at certain of our auction facilities. Liabilities for environmental matters included in “Other accrued expenses” were $0.8 million and $1.1 million at December 31, 2010 and December 31, 2009. No amounts have been accrued as receivables for potential reimbursement or recoveries to offset this liability.

We store a significant number of vehicles owned by various customers that are consigned to us to be auctioned. We are contingently liable for each consigned vehicle until the eventual sale or other disposition, subject to certain natural disaster exceptions. Individual stop loss and aggregate insurance coverage is maintained on the consigned vehicles. These consigned vehicles are not included in the consolidated balance sheets.

In the normal course of business, we also enter into various other guarantees and indemnities in our relationships with suppliers, service providers, customers and others. These guarantees and indemnifications do not materially impact our financial condition or results of operations, but indemnifications associated with our actions generally have no dollar limitations and currently cannot be quantified.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

As noted above, we are involved in litigation and disputes arising in the ordinary course of business, such as actions related to injuries; property damage; handling, storage or disposal of vehicles; environmental laws and regulations; and other litigation incidental to the business such as employment matters and dealer disputes. Such litigation is generally not, in the opinion of management, likely to have a material adverse effect on our financial condition, results of operations or cash flows. Legal and regulatory proceedings which could be material are discussed below.

IAAI—Lower Duwamish Waterway

On March 25, 2008, the United States Environmental Protection Agency, or EPA, issued a General Notice of Potential Liability pursuant to Section 107(a), and a Request for Information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act, or “CERCLA” to IAAI for a Superfund site known as the Lower Duwamish Waterway Superfund Site in Seattle, Washington, or “LDW.” At this time, the EPA has not demanded that IAAI pay any funds or take any action apart from responding to the Section 104(e) Information Request. The EPA has advised IAAI that, to date, it has sent out approximately 60 general notice letters to other parties, and has sent Section 104(e) Requests to more than 250 other parties. A remedial investigation has been conducted for this site by some of the potentially responsible parties, who have also commenced a feasibility study pursuant to CERCLA. IAAI is aware that certain authorities plan to bring Natural Resource Damage claims against potentially responsible parties. In addition, the Washington State Department of Ecology is working with the EPA in relation to LDW, primarily to investigate and address sources of potential contamination contributing to LDW. IAAI, the owner, and predecessor at their Tukwila location, which is adjacent to the LDW, are currently in discussion with the Washington State Department of Ecology concerning possible source control obligations, including an investigation of the water and soils entering the stormwater system, an analysis of the source of any contamination identified within the system and possible repairs and upgrades to the stormwater capture and filtration system. In 2010, IAAI began implementing a stormwater sampling plan to comply with the Washington State Department of Ecology source control requirements.

Note 17 – Comprehensive Income (Loss)

The components of comprehensive income (loss) are as follows (in millions):

	Year Ended December 31,
	2010	2009	2008
Net income (loss)	$69.6	$23.2	($216.2)
Other comprehensive income (loss), net of tax
Foreign currency translation gain (loss)	12.0	36.4	(49.8)
Unrealized gain (loss) on interest rate derivatives	(4.8)	4.6	1.0
Unrealized gain (loss) on postretirement benefit obligation	(0.1)	(0.1)	0.2

Comprehensive income (loss)	$76.7	$64.1	($264.8)

The composition of “Accumulated other comprehensive income” at December 31, 2010, net of related tax effects, consisted of the net unrealized loss on the interest rate derivatives of $10.5 million, a $0.2 million unrealized gain on post-retirement benefit obligation and a foreign currency translation gain of $36.8 million.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

The composition of “Accumulated other comprehensive income” at December 31, 2009, net of related tax effects, consisted of the net unrealized loss on the interest rate derivatives of $5.7 million, a $0.3 million unrealized gain on post-retirement benefit obligation and a foreign currency translation gain of $24.8 million.

Note 18 – Fair Value Measurements

We apply ASC 820, Fair Value Measurements and Disclosures, to our financial assets and liabilities. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The standard establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities, such as models or other valuation methodologies.

•

Level 3 – Unobservable inputs that are based on our assumptions, are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Unobservable inputs reflect our own assumptions about the assumptions that market participants would use in pricing the asset or liability. Level 3 assets and liabilities include instruments for which the determination of fair value requires significant management judgment or estimation.

The following tables summarize our financial assets and liabilities measured at fair value on a recurring basis in accordance with ASC 820 (in millions):

Description	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate cap	$—	$—	$—	$—
Liabilities:
Interest rate swap	$16.6	$—	$16.6	$—

Description	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Retained interest	$89.8	$—	$—	$89.8
Interest rate cap	0.6	—	0.6	—
Liabilities:
Interest rate swap	$8.7	$—	$8.7	$—

Retained Interest –The fair value of the retained interest in finance receivables sold prior to January 1, 2010 was based upon our estimates of future cash flows, using assumptions that market participants would use to value

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

such investments, including estimates of anticipated credit losses over the life of the finance receivables sold. The cash flows were discounted using a market discount rate. The recorded fair value, however, required significant management judgment or estimation and may not necessarily have represented what we would have received in an actual sale of the receivables.

Interest Rate Swap – Under the interest rate swap agreement, we pay a fixed LIBOR rate on a notional amount and receive a variable LIBOR rate which effectively hedges a portion of the Term Loan B credit facility. The fair value of the interest rate swap is based on quoted market prices for similar instruments from a commercial bank.

Interest Rate Cap – Under the interest rate cap agreement, we will receive interest on a notional amount when one-month LIBOR exceeds 2.5%. This agreement effectively hedges a portion of the Term Loan B credit facility. The fair value of the interest rate cap is based on quoted market prices for similar instruments from a commercial bank.

Note 19 – Related Party Transactions

Financial Advisory Agreements

The Equity Sponsors own the controlling interest in KAR LLC. Under the terms of the financial advisory agreements between the Equity Sponsors and KAR Auction Services, upon completion of the merger and contribution, we (1) paid the Equity Sponsors a total fee of $34.7 million and (2) commenced paying an annual financial advisory fee of $3.5 million, payable quarterly in advance to the Equity Sponsors (with the first such fee, prorated for the remainder of the then current quarter, paid at the closing of the merger), for services to be provided by each of the Equity Sponsors to us. In addition, we pay the Equity Sponsors travel expenses related to KAR Auction Services, pursuant to the terms contained in the financial advisory agreements. In connection with our initial public offering, we entered into a termination letter agreement with each of our Equity Sponsors (or their affiliates) pursuant to which the parties agreed to terminate the ongoing financial advisory fees described above. Pursuant to the terms of each such termination agreement, we paid the Equity Sponsors (or their affiliates) an aggregate fee of $10.5 million at the consummation of the initial public offering in December 2009. We paid the Equity Sponsors approximately $0.2 million for travel expenses for the year ended December 31, 2010, and $14.2 million and $3.7 million related to the financial advisory fee and travel expenses for the years ended December 31, 2009 and 2008.

Additionally, the financial advisory agreements provide that KAR Auction Services indemnify the Equity Sponsors and their respective officers, directors, partners, employees, agents and control persons (as such term is used in the Securities Act and the rules and regulations thereunder) against any and all claims, losses and expenses as incurred arising in connection with the merger and the transactions contemplated by the merger agreement (including the financing of the merger).

Towing and Transportation Services

In the ordinary course of business, we have received towing, transportation and recovery services from companies which are controlled by our chairman. Amounts paid to these companies were approximately $1.1 million, $1.6 million and $1.6 million for the years ended December 31, 2010, 2009 and 2008. The transportation services were provided at terms consistent with those of other providers of similar services.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Note 20 – Segment Information

ASC 280, Segment Reporting, requires reporting of segment information that is consistent with the manner in which the chief operating decision maker operates and views the Company. We have three reportable business segments: ADESA Auctions, IAAI and AFC. These reportable segments offer different services and are managed separately based on the fundamental differences in their operations.

ADESA Auctions encompasses all wholesale auctions throughout North America (U.S., Canada and Mexico). ADESA Auctions relates to used vehicle remarketing, including auction services, remarketing, or make ready services and all are interrelated, synergistic elements along the auto remarketing chain.

IAAI encompasses all salvage auctions throughout North America (U.S. and Canada). IAAI provides insurance companies and other vehicle suppliers cost-effective salvage processing solutions, including selling total loss and recovered theft vehicles. As such, IAAI relates to total loss vehicle remarketing, including auction services, remarketing, or make ready services. All are interrelated, synergistic elements along the total loss vehicle remarketing chain.

AFC is primarily engaged in the business of providing short-term, inventory-secured financing to independent, used vehicle dealers. AFC also includes other businesses and ventures that AFC may enter into, focusing on providing independent used vehicle dealer customers with other related services and products. AFC conducts business primarily at or near wholesale used vehicle auctions in the U.S. and Canada.

The holding company is maintained separately from the three reportable segments and includes expenses associated with the corporate office, such as salaries, benefits, and travel costs for the corporate management team, certain human resources, information technology and accounting costs, and incremental insurance, treasury, legal and risk management costs. Holding company interest expense includes the interest expense incurred on the corporate debt structure. Intercompany charges relate primarily to interest on intercompany debt or receivables and certain information technology costs allocated by the holding company.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Financial information regarding our reportable segments is set forth below for the year ended December 31, 2010 (in millions):

	ADESA Auctions	IAAI	AFC	Holding Company	Consolidated
Operating revenues	$1,075.9	$610.4	$128.7	$—	$1,815.0

Operating expenses
Cost of services (exclusive of depreciation and amortization)	611.2	362.0	28.5	—	1,001.7
Selling, general and administrative	211.9	78.9	18.6	63.8	373.2
Depreciation and amortization	86.9	58.9	25.0	0.5	171.3

Total operating expenses	910.0	499.8	72.1	64.3	1,546.2

Operating profit (loss)	165.9	110.6	56.6	(64.3)	268.8

Interest expense	0.9	2.3	7.2	131.0	141.4
Other (income) expense, net	(1.0)	(1.3)	1.6	(1.4)	(2.1)
Loss on extinguishment of debt	—	—	—	32.7	32.7
Intercompany expense (income)	42.3	38.2	(11.7)	(68.8)	—

Income (loss) before income taxes	123.7	71.4	59.5	(157.8)	96.8

Income taxes	43.6	26.7	21.1	(64.2)	27.2

Net income (loss)	$80.1	$44.7	$38.4	($93.6)	$69.6

Assets	$2,036.4	$1,188.9	$1,171.7	$128.0	$4,525.0

Capital expenditures	$44.3	$34.3	$0.3	$—	$78.9

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Financial information regarding our reportable segments is set forth below for the year ended December 31, 2009 (in millions):

	ADESA Auctions	IAAI	AFC	Holding Company	Consolidated
Operating revenues	$1,088.5	$553.1	$88.0	$—	$1,729.6

Operating expenses
Cost of services (exclusive of depreciation and amortization)	615.4	352.1	29.8	—	997.3
Selling, general and administrative	207.1	65.5	11.6	80.4	364.6
Depreciation and amortization	88.4	58.3	24.7	1.0	172.4

Total operating expenses	910.9	475.9	66.1	81.4	1,534.3

Operating profit (loss)	177.6	77.2	21.9	(81.4)	195.3

Interest expense	0.7	1.4	—	170.5	172.6
Other (income) expense, net	(2.4)	(2.4)	1.2	(8.0)	(11.6)
Intercompany expense (income)	28.9	36.2	(6.8)	(58.3)	—

Income (loss) before income taxes	150.4	42.0	27.5	(185.6)	34.3

Income taxes	56.0	16.2	8.4	(69.5)	11.1

Net income (loss)	$94.4	$25.8	$19.1	($116.1)	$23.2

Assets	$1,989.6	$1,170.7	$654.1	$436.9	$4,251.3

Capital expenditures	$43.4	$20.6	$1.6	$—	$65.6

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Financial information regarding our reportable segments is set forth below for the year ended December 31, 2008 (in millions):

	ADESA Auctions	IAAI	AFC	Holding Company	Consolidated
Operating revenues	$1,123.4	$550.3	$97.7	$—	$1,771.4

Operating expenses
Cost of services (exclusive of depreciation and amortization)	654.9	362.9	35.2	—	1,053.0
Selling, general and administrative	244.2	70.1	14.6	54.8	383.7
Depreciation and amortization	93.2	61.6	25.3	2.7	182.8
Goodwill and other intangibles Impairment	—	—	164.4	—	164.4

Total operating expenses	992.3	494.6	239.5	57.5	1,783.9

Operating profit (loss)	131.1	55.7	(141.8)	(57.5)	(12.5)

Interest expense	1.3	0.3	—	213.6	215.2
Other (income) expense, net	(0.8)	1.5	—	19.2	19.9
Intercompany expense (income)	44.4	38.4	(0.7)	(82.1)	—

Income (loss) before income taxes	86.2	15.5	(141.1)	(208.2)	(247.6)

Income taxes	33.7	6.3	10.2	(81.6)	(31.4)

Net income (loss)	$52.5	$9.2	($151.3)	($126.6)	($216.2)

Assets	$2,205.0	$1,155.5	$672.5	$124.6	$4,157.6

Capital expenditures	$98.1	$30.6	$0.9	$—	$129.6

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Geographic Information

Most of our operations outside the U.S. are in Canada. Information regarding the geographic areas of our operations is set forth below (in millions):

	Year Ended December 31,
	2010	2009	2008
Operating revenues
U.S.	$1,494.3	$1,443.6	$1,468.5
Foreign	320.7	286.0	302.9

	$1,815.0	$1,729.6	$1,771.4

	December 31,
	2010	2009
Long-lived assets
U.S.	$3,008.3	$3,041.3
Foreign	262.0	268.1

	$3,270.3	$3,309.4

No single customer accounted for more than ten percent of our total revenues.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Note 21 – Quarterly Financial Data (Unaudited)

Information for any one quarterly period is not necessarily indicative of the results that may be expected for the year.

2010 Quarter Ended	March 31	June 30	Sept. 30	Dec. 31
Operating revenues	$458.4	$470.0	$445.3	$441.3

Operating expenses
Cost of services (exclusive of depreciation and amortization)	256.0	251.7	241.6	252.4
Selling, general, and administrative expenses	95.0	90.8	90.4	97.0
Depreciation and amortization	43.3	41.8	42.2	44.0

Total operating expenses	394.3	384.3	374.2	393.4

Operating profit	64.1	85.7	71.1	47.9

Interest expense	34.9	35.9	35.5	35.1
Other (income) expense, net	(2.9)	1.3	(1.1)	0.6
Loss on extinguishment of debt	25.3	—	—	7.4

Income before income taxes	6.8	48.5	36.7	4.8
Income taxes	(1.3)	19.9	11.1	(2.5)

Net income	$8.1	$28.6	$25.6	$7.3

Basic and diluted net income per share of common stock	$0.06	$0.21	$0.19	$0.05

2009 Quarter Ended	March 31	June 30	Sept. 30	Dec. 31
Operating revenues	$442.5	$439.1	$430.1	$417.9

Operating expenses
Cost of services (exclusive of depreciation and amortization)	268.9	246.6	239.6	242.2
Selling, general, and administrative expenses	85.8	87.1	101.4	90.3
Depreciation and amortization	46.0	42.3	41.6	42.5

Total operating expenses	400.7	376.0	382.6	375.0

Operating profit	41.8	63.1	47.5	42.9

Interest expense	46.6	46.9	39.3	39.8
Other (income) expense, net	1.7	(6.2)	(4.8)	(2.3)

Income (loss) before income taxes	(6.5)	22.4	13.0	5.4
Income taxes	(3.0)	9.6	4.4	0.1

Net income (loss)	($3.5)	$12.8	$8.6	$5.3

Basic and diluted net income (loss) per share of common stock	($0.03)	$0.12	$0.08	$0.05

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Note 22 – Supplemental Guarantor Information

Our obligations related to Term Loan B, the revolving credit facility, 10% senior subordinated notes, 8 3/4% senior notes and floating rate senior notes are guaranteed on a full, unconditional, joint and several basis by certain direct and indirect present and future domestic subsidiaries (the “Guarantor Subsidiaries”). AFC Funding Corporation and all of our foreign subsidiaries are not guarantors (the “Non-Guarantor Subsidiaries”). The following financial information sets forth, on a condensed consolidating basis, the balance sheets, statements of operations and statements of cash flows for the periods indicated for KAR Auction Services, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries and the eliminations to arrive at KAR Auction Services on a consolidated basis.

The condensed consolidating financial statements are provided as an alternative to filing separate financial statements of the Guarantor Subsidiaries. The condensed consolidating financial statements should be read in conjunction with our consolidated financial statements and notes thereto.

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2010

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Operating revenues	$—	$1,382.2	$432.8	$—	$1,815.0

Operating expenses
Cost of services (exclusive of depreciation and amortization)	—	841.4	160.3	—	1,001.7
Selling, general and administrative	5.1	319.9	48.2	—	373.2
Depreciation and amortization	—	147.7	23.6	—	171.3

Total operating expenses	5.1	1,309.0	232.1	—	1,546.2

Operating profit (loss)	(5.1)	73.2	200.7	—	268.8

Interest expense	70.7	58.6	12.1	—	141.4
Other (income) expense, net	—	(1.2)	(0.9)	—	(2.1)
Loss on extinguishment of debt	32.7	—	—	—	32.7
Intercompany expense (income)	—	(17.9)	17.9	—	—

Income (loss) before income taxes	(108.5)	33.7	171.6	—	96.8

Income taxes	(44.1)	10.5	60.8	—	27.2

Net income (loss)	($64.4)	$23.2	$110.8	$—	$69.6

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2009

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Operating revenues	$—	$1,378.7	$350.9	$—	$1,729.6

Operating expenses
Cost of services (exclusive of depreciation and amortization)	—	848.1	149.2	—	997.3
Selling, general and administrative	26.5	292.3	45.8	—	364.6
Depreciation and amortization	—	149.9	22.5	—	172.4

Total operating expenses	26.5	1,290.3	217.5	—	1,534.3

Operating profit (loss)	(26.5)	88.4	133.4	—	195.3

Interest expense	113.1	55.0	4.5	—	172.6
Other (income) expense, net	—	(10.5)	(1.1)	—	(11.6)
Intercompany expense (income)	—	(16.0)	16.0	—	—

Income (loss) before income taxes	(139.6)	59.9	114.0	—	34.3

Income taxes	(49.6)	22.3	38.4	—	11.1

Net income (loss)	($90.0)	$37.6	$75.6	$—	$23.2

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Operating revenues	$—	$1,391.9	$379.5	$—	$1,771.4

Operating expenses
Cost of services (exclusive of depreciation and amortization)	—	889.9	163.1	—	1,053.0
Selling, general and administrative	(0.4)	336.1	48.0	—	383.7
Depreciation and amortization	—	159.1	23.7	—	182.8
Goodwill and other intangibles impairment	—	164.4	—	—	164.4

Total operating expenses	(0.4)	1,549.5	234.8	—	1,783.9

Operating profit (loss)	0.4	(157.6)	144.7	—	(12.5)

Interest expense	144.9	56.6	13.7	—	215.2
Other (income) expense, net	—	20.7	(0.8)	—	19.9
Intercompany expense (income)	—	(30.4)	30.4	—	—

Income (loss) before income taxes	(144.5)	(204.5)	101.4	—	(247.6)

Income taxes	(56.6)	(11.8)	37.0	—	(31.4)

Net income (loss)	($87.9)	($192.7)	$64.4	$—	($216.2)

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Balance Sheet

As of December 31, 2010

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$—	$99.3	$19.8	$—	$119.1
Restricted cash	—	—	8.6	—	8.6
Trade receivables, net of allowances	—	233.6	51.6	(13.3)	271.9
Finance receivables, net of allowances	—	7.6	118.6	—	126.2
Finance receivables securitized, net of allowances	—	—	635.7	—	635.7
Deferred income tax assets	1.5	39.3	—	—	40.8
Other current assets	1.2	47.5	3.7	—	52.4

Total current assets	2.7	427.3	838.0	(13.3)	1,254.7

Other assets
Investments in and advances to affiliates, net	2,472.6	292.2	82.3	(2,847.1)	—
Goodwill	—	1,550.1	4.0	—	1,554.1
Customer relationships, net of accumulated amortization	—	605.2	107.4	—	712.6
Other intangible assets, net of accumulated amortization	—	261.6	8.2	—	269.8
Unamortized debt issuance costs	41.4	—	—	—	41.4
Other assets	—	10.9	1.0	—	11.9

Total other assets	2,514.0	2,720.0	202.9	(2,847.1)	2,589.8

Property and equipment, net of accumulated depreciation	—	539.1	141.4	—	680.5

Total assets	$2,516.7	$3,686.4	$1,182.3	($2,860.4)	$4,525.0

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Balance Sheet

As of December 31, 2010

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$283.3	$17.7	($13.3)	$287.7
Accrued employee benefits and compensation expenses	—	52.5	4.7	—	57.2
Accrued interest	9.9	—	0.2	—	10.1
Other accrued expenses	3.2	76.4	9.2	—	88.8
Income taxes payable	—	0.9	2.0	—	2.9
Obligations collateralized by finance receivables	—	—	520.1	—	520.1

Total current liabilities	13.1	413.1	553.9	(13.3)	966.8

Non-current liabilities
Investments by and advances from affiliates, net	75.2	—	—	(75.2)	—
Long-term debt	1,054.2	821.5	—	—	1,875.7
Deferred income tax liabilities	(4.9)	304.2	27.0	—	326.3
Other liabilities	16.6	88.4	6.6	—	111.6

Total non-current liabilities	1,141.1	1,214.1	33.6	(75.2)	2,313.6

Commitments and contingencies	—	—	—	—	—

Stockholders’ equity
Total stockholders’ equity	1,362.5	2,059.2	594.8	(2,771.9)	1,244.6

Total liabilities and stockholders’ equity	$2,516.7	$3,686.4	$1,182.3	($2,860.4)	$4,525.0

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Balance Sheet

As of December 31, 2009

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$—	$339.8	$24.1	$—	$363.9
Restricted cash	—	3.7	5.6	—	9.3
Trade receivables, net of allowances	0.2	215.3	42.5	(7.6)	250.4
Finance receivables, net of allowances	—	2.9	147.4	—	150.3
Retained interests in finance receivables sold	—	—	89.8	—	89.8
Deferred income tax assets	1.4	35.9	—	—	37.3
Other current assets	0.2	37.4	3.3	—	40.9

Total current assets	1.8	635.0	312.7	(7.6)	941.9

Other assets
Investments in and advances to affiliates, net	2,895.1	—	74.1	(2,969.2)	—
Goodwill	—	1,524.3	3.8	—	1,528.1
Customer relationships, net of accumulated amortization	—	642.1	111.2	—	753.3
Other intangible assets, net of accumulated amortization	—	255.8	11.0	—	266.8
Unamortized debt issuance costs	61.6	—	—	—	61.6
Other assets	0.6	15.1	0.7	—	16.4

Total other assets	2,957.3	2,437.3	200.8	(2,969.2)	2,626.2

Property and equipment, net of accumulated depreciation	—	541.8	141.4	—	683.2

Total assets	$2,959.1	$3,614.1	$654.9	($2,976.8)	$4,251.3

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Balance Sheet

As of December 31, 2009

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$247.2	$23.1	($7.6)	$262.7
Accrued employee benefits and compensation expenses	—	49.8	6.6	—	56.4
Accrued interest	14.8	—	—	—	14.8
Other accrued expenses	6.2	67.4	6.6	—	80.2
Income taxes payable	—	1.3	1.4	—	2.7
Current maturities of long-term debt	225.6	—	—	—	225.6

Total current liabilities	246.6	365.7	37.7	(7.6)	642.4

Non-current liabilities
Investments by and advances from affiliates, net	72.6	124.7	—	(197.3)	—
Long-term debt	1,225.8	716.0	105.5	—	2,047.3
Deferred income tax liabilities	(2.1)	300.3	30.0	—	328.2
Other liabilities	8.7	77.4	5.8	—	91.9

Total non-current liabilities	1,305.0	1,218.4	141.3	(197.3)	2,467.4

Commitments and contingencies	—	—	—	—	—

Stockholders’ equity
Total stockholders’ equity	1,407.5	2,030.0	475.9	(2,771.9)	1,141.5

Total liabilities and stockholders’ equity	$2,959.1	$3,614.1	$654.9	($2,976.8)	$4,251.3

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Net cash (used by) provided by operating activities	$417.1	($105.5)	$156.0	$—	$467.6

Investing activities
Net decrease (increase) in finance receivables held for investment	—	5.6	(674.6)	—	(669.0)
Acquisition of businesses and related contingent payments, net of cash acquired	—	(50.7)	—	—	(50.7)
Purchases of property, equipment and computer software	—	(75.6)	(3.3)	—	(78.9)
Proceeds from the sale of property, equipment and computer software	—	2.0	—	—	2.0
Decrease (increase) in restricted cash	—	3.7	(3.0)	—	0.7

Net cash (used by) provided by investing activities	—	(115.0)	(680.9)	—	(795.9)
Financing activities
Net (decrease) increase in book overdrafts	—	(17.1)	0.4	—	(16.7)
Net increase in obligations collateralized by finance receivables	—	—	520.1	—	520.1
Payments for debt issuance costs/amendments	(1.3)	—	—	—	(1.3)
Payments on long-term debt	(103.3)	—	—	—	(103.3)
Payments for early extinguishment of debt	(317.4)	—	—	—	(317.4)
Payments on capital leases	—	(4.6)	(0.4)	—	(5.0)
Issuance of common stock under stock plans	4.9	—	—	—	4.9
Excess tax benefits from stock-based compensation	—	1.7	—	—	1.7

Net cash (used by) provided by financing activities	(417.1)	(20.0)	520.1	—	83.0
Effect of exchange rate changes on cash	—	—	0.5	—	0.5

Net increase (decrease) in cash and cash equivalents	—	(240.5)	(4.3)	—	(244.8)
Cash and cash equivalents at beginning of period	—	339.8	24.1	—	363.9

Cash and cash equivalents at end of period	$—	$99.3	$19.8	$—	$119.1

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Net cash (used by) provided by operating activities	$(53.3)	$286.4	$17.7	$—	$250.8

Investing activities
Net decrease (increase) in finance receivables held for investment	—	8.0	(18.6)	—	(10.6)
Acquisition of businesses, net of cash acquired	—	(7.1)	—	—	(7.1)
Purchases of property, equipment and computer software	—	(62.6)	(3.0)	—	(65.6)
Proceeds from the sale of property and equipment	—	7.9	—	—	7.9
(Increase) decrease in restricted cash	—	(0.1)	6.7	—	6.6

Net cash (used by) provided by investing activities	—	(53.9)	(14.9)	—	(68.8)
Financing activities
Net increase (decrease) in book overdrafts	—	(19.7)	(3.3)	—	(23.0)
Net increase (decrease) in borrowings from lines of credit	—	—	(4.5)	—	(4.5)
Payments for debt issuance costs/amendments	(5.7)	—	—	—	(5.7)
Payments on long-term debt	(250.0)	—	—	—	(250.0)
Payments on capital leases	—	(2.5)	(0.5)	—	(3.0)
Initial net investment for interest rate cap	(1.3)	—	—	—	(1.3)
Net proceeds from issuance of common stock	310.3	—	—	—	310.3

Net cash provided by (used by) financing activities	53.3	(22.2)	(8.3)	—	22.8
Effect of exchange rate changes on cash	—	—	0.7	—	0.7

Net increase (decrease) in cash and cash equivalents	—	210.3	(4.8)	—	205.5
Cash and cash equivalents at beginning of period	—	129.5	28.9	—	158.4

Cash and cash equivalents at end of period	$—	$339.8	$24.1	$—	$363.9

KAR Auction Services, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(In millions)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Adjustments	Total
Net cash (used by) provided by operating activities	$60.8	$165.0	$(0.9)	$—	$224.9

Investing activities
Net decrease (increase) in finance receivables held for investment	—	1.9	29.0	—	30.9
Acquisition of businesses, net of cash acquired	—	(149.0)	(6.3)	—	(155.3)
Purchases of property, equipment and computer software	—	(121.5)	(8.1)	—	(129.6)
Proceeds from the sale of property and equipment	—	80.9	—	—	80.9
(Increase) decrease in restricted cash	—	4.3	(3.3)	—	1.0

Net cash (used by) provided by investing activities	—	(183.4)	11.3	—	(172.1)
Financing activities
Net increase (decrease) in book overdrafts	—	(23.5)	(14.0)	—	(37.5)
Net increase (decrease) in borrowings from lines of credit	—	—	4.5	—	4.5
Payments for debt issuance costs	(1.4)	—	—	—	(1.4)
Payments on long-term debt	(59.3)	—	—	—	(59.3)
Payments on capital leases	—	(0.9)	—	—	(0.9)
Repurchase of common stock	(0.1)	—	—	—	(0.1)

Net cash provided by (used by) financing activities	(60.8)	(24.4)	(9.5)	—	(94.7)
Effect of exchange rate changes on cash	—	—	(3.8)	—	(3.8)

Net increase (decrease) in cash and cash equivalents	—	(42.8)	(2.9)	—	(45.7)
Cash and cash equivalents at beginning of period	—	172.3	31.8	—	204.1

Cash and cash equivalents at end of period	$—	$129.5	$28.9	$—	$158.4

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Annual Report on Form 10-K, we carried out an evaluation under the supervision and with the participation of our management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e). Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures were effective.

Internal Control over Financial Reporting

Management’s report on our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) and the related report of KPMG LLP, our independent registered public accounting firm, are included in Item 8, Financial Statements and Supplementary Data under the headings Management’s Report on Internal Control over Financial Reporting and Report of Independent Registered Public Accounting Firm, respectively, and are incorporated herein by reference.

Changes in Internal Control over Financial Reporting

There has been no change in our internal control over financial reporting during the quarter ended December 31, 2010, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

On February 16, 2011, John Nordin, Executive Vice President and Chief Information Officer of the Company, notified the Company that he would be leaving the Company on February 18, 2011 for personal, family reasons. Mr. Nordin advised that he will be moving back to Chicago, Illinois to be closer to his family.

In connection with Mr. Nordin’s departure, the Company and Mr. Nordin entered into a Severance, Release and Waiver Agreement dated February 18, 2011. Under that agreement, which may be revoked by Mr. Nordin within seven days as provided by law, in return for a release of claims against the Company and in settlement of amounts due to Mr. Nordin under the terms of an Employment Agreement dated July 13, 2007, as amended, between the Company and Mr. Nordin, Mr. Nordin will receive as follows, subject to the terms and conditions set forth in the agreement:

(i)	A lump sum payment of $574,633 payable on September 1, 2011;

(ii)	A series of 52 bi-weekly payments each equal to $12,364.77 (aggregate amount equal to $642,968.04);

(iii)	A payment equal to one week of vacation pay payable on the next and usual payday; and

(iv)	Mr. Nordin will be permitted to retain his override units in KAR Holdings II, LLC and Axle Holdings II, LLC and KAR LLC accelerated the vesting of 909.375 of the KAR LLC Operating Units that were set to vest on June 15, 2011.

The agreement also provides for certain rights, including a health care subsidy, and contains various restrictive covenants, including covenants relating to non-competition, non-solicitation of customers and employees, confidentiality and cooperation.

A copy of the Severance, Release and Waiver Agreement is attached hereto as Exhibit 10.12c and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

Information relating to our directors and nominees will be included in our Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders and such information will be incorporated by reference herein. Our executive officers as of February 21, 2011, are as follows:

Brian T. Clingen, 51, Chairman of the Board. Mr. Clingen has been our Chairman of the Board since April 2007. Mr. Clingen also served as our Chief Executive Officer between April 2007 and September 2009. Mr. Clingen has served as a managing partner of BP Capital Management since 1998. Established in 1998, BP Capital Management manages private equity investments principally in the service and finance sectors. Prior to founding BP Capital Management, Mr. Clingen was Chief Financial Officer of Universal Outdoor between 1988 and 1996. Kelso invested in Universal Outdoor in 1993. Mr. Clingen is qualified to serve on the board because he has significant operational and investment experience, including in the automotive services industry.

James P. Hallett, 57, Chief Executive Officer and Director. Mr. Hallett has been our Chief Executive Officer since September 2009. Mr. Hallett was President and Chief Executive Officer of ADESA between April 2007 and September 2009. Mr. Hallett previously served in the following positions between August 1996 and May 2005: Executive Vice President of ADESA, Inc. from May 2004 to May 2005; President of ADESA Corporation, LLC from March 2004 to May 2005; President of ADESA Corporation between August 1996 and October 2001 and again between January 2003 and March 2004; Chief Executive Officer of ADESA Corporation from August 1996 to July 2003; ADESA Corporation’s Chairman from October 2001 to July 2003; Chairman, President and Chief Executive Officer of ALLETE Automotive Services, Inc. from January 2001 to January 2003 and Executive Vice President from August 1996 to May 2004. Mr. Hallett left ADESA in May 2005 and thereafter served as President of the Columbus Fair Auto Auction. Mr. Hallett is qualified to serve on the board due to his business leadership experience and extensive knowledge regarding the automotive auction industry.

Thomas J. Caruso, 51, President and Chief Executive Officer of ADESA. Mr. Caruso has been President and Chief Executive Officer of ADESA since September 2009. Mr. Caruso was Chief Operating Officer of ADESA from May 2008 to September 2009. Mr. Caruso also served as Executive Vice President of ADESA from April 2007 to May 2008 and Regional Vice President of ADESA from January 2000 to April 2007. From November 1992 to January 2000 Mr. Caruso served as General Manager of ADESA Boston.

Thomas C. O’Brien, 57, President and Chief Executive Officer of IAAI and Director. Mr. O’Brien became President and Chief Executive Officer of IAAI in November 2000. Prior to joining IAAI, Mr. O’Brien served as President of Thomas O’Brien & Associates from 1999 to 2000, Executive Vice President of Safelite Glass Corporation from 1998 to 1999, Executive Vice President of Vistar, Inc. from 1996 to 1997 and President of U.S.A. Glass, Inc. from 1992 to 1996. Mr. O’Brien is also a director of the Core Logic Corporation. Mr. O’Brien is qualified to serve on the board due to his significant business leadership experience, including experience in businesses that provide services to the automotive insurance industry.

Donald S. Gottwald, 44, President and Chief Executive Officer of AFC. Mr. Gottwald has been President and Chief Executive Officer of AFC since January 2009. Previously, Mr. Gottwald served in the role of Executive Vice President of Dealer Business for HSBC Auto Finance from December 2005 to October 2008. Prior to working at HSBC Auto Finance, Mr. Gottwald served in several roles of increased responsibility with GMAC Financial Services from June 1993 to December 2005, including Managing Director of Saab Financial Services Corp. and Managing Director of American Suzuki Financial Services. Mr. Gottwald has been active in the American Financial Services Association and has served on the association’s board of directors.

Eric M. Loughmiller, 51, Executive Vice President and Chief Financial Officer. Mr. Loughmiller has been Executive Vice President and Chief Financial Officer since April 2007. Previously, from 2001 to 2006, Mr. Loughmiller was the Vice President and Chief Financial Officer of ThoughtWorks, Inc., an information technology consulting firm. Prior to that, Mr. Loughmiller served as Executive Vice President and Chief Financial Officer of May & Speh, Inc. from 1996 to 1998 until May & Speh was acquired by Acxiom Corporation. Mr. Loughmiller was the finance leader of the Outsourcing Division of Acxiom Corporation from 1998 to 2000. Prior to joining May & Speh, Mr. Loughmiller was an audit partner with PricewaterhouseCoopers LLP, an independent registered public accounting firm. Mr. Loughmiller is a certified public accountant.

Rebecca C. Polak, 40, Executive Vice President, General Counsel and Secretary. Ms. Polak has been Executive Vice President, General Counsel and Secretary since April 2007. Ms. Polak previously served as the Assistant General Counsel and Assistant Secretary of ADESA from February 2005 to April 2007. Prior to joining ADESA, Ms. Polak practiced corporate and securities law with Krieg DeVault in Indianapolis from 2000 to 2005 and with Haynes and Boone in Dallas from 1995 to 1999.

Benjamin Skuy, 48, Executive Vice President of International Markets and Strategic Initiatives. Mr. Skuy has been Executive Vice President of International Markets and Strategic Initiatives since September 2009. Mr. Skuy previously served in the following positions between July 1999 and September 2009: Executive Vice President of International Markets and Managing Director of ADESA Canada from January 2008 to September 2009; Managing Director and Chief Operating Officer of ADESA Canada from July 2006 to January 2008; Chief Operating Officer of ADESA Canada from January 2002 to July 2006; and Chief Financial Officer of ADESA Canada from July 1999 to January 2002. Prior to joining ADESA, Mr. Skuy served as Assistant Vice President at Manulife Financial from June 1998 to July 1999. From August 1990 to May 1998 he served as Senior Manager at The Bank of Nova Scotia.

David Vignes, 48, Executive Vice President of Enterprise Optimization. Mr. Vignes has been Executive Vice President of Enterprise Optimization since September 2009. Previously, Mr. Vignes served as Senior Vice President of Operations and Strategic Improvement of ADESA from July 2007 to August 2009. Prior to joining ADESA, Mr. Vignes served as Senior Vice President at Steiner + Associates, a real estate development company, from April 2004 to June 2007. From 1991 to 2004, Mr. Vignes held several executive positions in finance and operations with Disney Corporation companies, such as Disneyland Paris, Walt Disney World Orlando and the Disney cruise line.

Warren Byrd, 48, Executive Vice President of Corporate Development and Real Estate. Mr. Byrd has been Executive Vice President of Corporate Development and Real Estate since June 2010. Mr. Byrd previously served as the Executive Vice President of Corporate Development of ADESA from April 2007 to June 2010. From April 2004 to April 2007, Mr. Byrd was the Chief Operating Officer of ServNet Auction Group, a trade co-operative of over 20 independent auto auctions in the U.S. Mr. Byrd previously served in the following positions between September 1994 and November 2003: President of ADESA Impact, a salvage auction subsidiary of ADESA, between February 2002 and November 2003; Senior Vice President and Chief Information Officer of ADESA between May 2001 and February 2002; Vice President of Corporate Development of ADESA between January 1999 and May 2001; General Counsel of ADESA between August 1996 and January 1999; and Legal Counsel of ADESA between September 1994 and August 1996. Prior to joining ADESA, Mr. Byrd practiced law with McHale, Cook and Welch in Indianapolis from May 1989 to September 1994.

Section 16(a) Beneficial Ownership Reporting Compliance

The information required by this item is incorporated by reference herein from our Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders to be filed with the SEC as set forth under the caption “Documents Incorporated by Reference.”

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. In addition, we have adopted the Code of Ethics for Principal Executive and Senior Financial Officers that applies to the Company’s principal executive officer, principal financial and accounting officer and such other persons who are designated by our board of directors. Both codes are available on our Web site at www.karauctionservices.com and available in print to any stockholder who requests it. Information on, or accessible through, our Web site is not part of this Form 10-K. We expect that any amendments to these codes, or any waivers of their requirements, will be disclosed on our website.

Controlled Company Exception

KAR LLC controls a majority of the voting power of our outstanding common stock. The Equity Sponsors and management indirectly own through their investment in KAR LLC approximately 79% of our common stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

We utilize these exemptions. As a result, we do not have a majority of independent directors, our nominating/corporate governance committee and compensation committee do not consist entirely of independent directors and such committees are not subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

Item 11.	Executive Compensation

The information required by this Item 11 is incorporated by reference herein from our Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders to be filed with the SEC as set forth under the caption “Documents Incorporated by Reference.”

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by Item 403 of Regulation S-K will be included in our Definitive Proxy Statement for our 2011 Annual Meeting and such information will be incorporated by reference herein.

Equity Compensation Plan Information

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holder(s)	9,226,680	$10.25	5,290,291
Equity compensation plans not approved by security holders	—	—	—

Total	9,226,680	$10.25	5,290,291

(1)	Includes (a) service and exit options issued under the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan, (b) service and exit options issued under the KAR Auction Services, Inc. Stock Incentive Plan and (c) service and exit options carried over from the Axle Holdings, Inc. Stock Incentive Plan at the time of the merger on April 20, 2007.
(2)	Awards issued post-merger by KAR Auction Services, Inc. have exercise prices ranging from $10.00 to $16.68. Axle Holdings, Inc. options that were carried over at the merger date have exercise prices ranging from $3.14 to $8.52.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by this Item 13 is incorporated by reference herein from our Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders to be filed with the SEC as set forth under the caption “Documents Incorporated by Reference.”

Item 14.	Principal Accounting Fees and Services

The information required by this Item 14 is incorporated by reference herein from our Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders to be filed with the SEC as set forth under the caption “Documents Incorporated by Reference.”

PART IV

Item 15.	Exhibits, Financial Statement Schedules

a)	The following documents have been filed as part of this report or, where noted, incorporated by reference:

1)	Financial Statements—the consolidated financial statements of KAR Auction Services, Inc. and its consolidated subsidiaries are filed as part of this report under Item 8.

2)	Financial Statement Schedules—all schedules have been omitted because the matter or conditions are not present or the information required to be set forth therein is included in the consolidated financial statements and related notes thereto.

3)	Exhibits—the exhibit list in the Exhibit Index is incorporated herein by reference as the list of exhibits required as part of this report.

In reviewing the agreements included as exhibits to this Form 10-K, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about KAR Auction Services, ADESA, IAAI or other parties to the agreements.

The agreements included or incorporated by reference as exhibits to this Annual Report on Form 10-K contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Annual Report not misleading. Additional information about KAR Auction Services may be found elsewhere in this Annual Report on Form 10-K and KAR Auction Services’ other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. See Item 1 “Business—Available Information.”

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KAR Auction Services, Inc.

By:	/s/ JAMES P. HALLETT
James P. Hallett
Chief Executive Officer
February 24, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated.

Signature	Title	Date

/s/ JAMES P. HALLETT James P. Hallett	Chief Executive Officer and Director (Principal Executive Officer)	February 24, 2011

/s/ ERIC M. LOUGHMILLER Eric M. Loughmiller	Chief Financial Officer (Principal Financial and Accounting Officer)	February 24, 2011

/s/ DAVID J. AMENT David J. Ament	Director	February 24, 2011

/s/ THOMAS J. CARELLA Thomas J. Carella	Director	February 24, 2011

/s/ BRIAN T. CLINGEN Brian T. Clingen	Chairman of the Board and Director	February 24, 2011

/s/ ROBERT M. FINLAYSON Robert M. Finlayson	Director	February 24, 2011

/s/ PETER R. FORMANEK Peter R. Formanek	Director	February 24, 2011

/s/ MICHAEL B. GOLDBERG Michael B. Goldberg	Director	February 24, 2011

/s/ PETER H. KAMIN Peter H. Kamin	Director	February 24, 2011

/s/ SANJEEV MEHRA Sanjeev Mehra	Director	February 24, 2011

/s/ CHURCH M. MOORE Church M. Moore	Director	February 24, 2011

/s/ THOMAS C. O’BRIEN Thomas C. O’Brien	Director	February 24, 2011

/s/ GREGORY P. SPIVY Gregory P. Spivy	Director	February 24, 2011

/s/ JONATHAN P. WARD Jonathan P. Ward	Director	February 24, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
3.1	Amended and Restated Certificate of Incorporation of KAR Auction Services, Inc.	S-1/A	333-161907	3.1	12/10/2009
3.2	Amended and Restated By-Laws of KAR Auction Services, Inc.	S-1/A	333-161907	3.2	12/10/2009
4.1a	Indenture, dated April 20, 2007 (the “Floating Senior Indenture”), among KAR Auction Services, Inc. (formerly KAR Holdings, Inc.), the guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as Trustee, for $150,000,000 Floating Rate Senior Notes due 2014	S-4	333-148847	4.1	1/25/2008
4.1b	Supplemental Indenture, dated December 26, 2007, to the Floating Senior Indenture	S-4	333-148847	4.4	1/25/2008
4.1c	Second Supplemental Indenture, dated January 22, 2008, to the Floating Senior Indenture	S-4	333-148847	4.9	1/25/2008
4.1d	Third Supplemental Indenture, dated May 6, 2008, to the Floating Senior Indenture	S-1/A	333-158666	4.12a	6/17/2009
4.1e	Fourth Supplemental Indenture, dated September 30, 2008, to the Floating Senior Indenture	S-1/A	333-158666	4.13a	6/17/2009
4.1f	Fifth Supplemental Indenture, dated March 26, 2009, to the Floating Senior Indenture	S-1/A	333-158666	4.14a	6/17/2009
4.1g	Sixth Supplemental Indenture, dated February 23, 2010, to the Floating Senior Indenture	S-1	333-166047	4.9a	4/13/2010
4.1h	Seventh Supplemental Indenture, dated July 27, 2010, to the Floating Senior Indenture					X
4.1i	Eighth Supplemental Indenture, dated November 23, 2010, to the Floating Senior Indenture					X
4.2a	Indenture, dated April 20, 2007 (the “Fixed Senior Indenture”), among KAR Auction Services, Inc. (formerly KAR Holdings, Inc.), the guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as Trustee, for $450,000,000 8- 3/4% Senior Notes due 2014	S-4	333-148847	4.2	1/25/2008

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.2b	Supplemental Indenture, dated December 26, 2007, to the Fixed Senior Indenture	S-4	333-148847	4.5	1/25/2008
4.2c	Second Supplemental Indenture, dated January 22, 2008, to the Fixed Senior Indenture	S-4	333-148847	4.10	1/25/2008
4.2d	Third Supplemental Indenture, dated May 6, 2008, to the Fixed Senior Indenture	S-1/A	333-158666	4.12b	6/17/2009
4.2e	Fourth Supplemental Indenture, dated September 30, 2008, to the Fixed Senior Indenture	S-1/A	333-158666	4.13b	6/17/2009
4.2f	Fifth Supplemental Indenture, dated March 26, 2009, to the Fixed Senior Indenture	S-1/A	333-158666	4.14b	6/17/2009
4.2g	Sixth Supplemental Indenture, dated February 23, 2010, to the Fixed Senior Indenture	S-1	333-166047	4.9b	4/13/2010
4.2h	Seventh Supplemental Indenture, dated July 27, 2010, to the Fixed Senior Indenture					X
4.2i	Eighth Supplemental Indenture, dated November 23, 2010, to the Fixed Senior Indenture					X
4.3a	Indenture, dated April 20, 2007 (the “Senior Subordinated Indenture”), among KAR Auction Services, Inc. (formerly KAR Holdings, Inc.), the guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as Trustee, for $425,000,000 10% Senior Subordinated Notes due 2015	S-4	333-148847	4.3	1/25/2008
4.3b	Supplemental Indenture, dated December 26, 2007, to the Senior Subordinated Indenture	S-4	333-148847	4.6	1/25/2008
4.3c	Second Supplemental Indenture, dated January 22, 2008, to the Senior Subordinated Indenture	S-4	333-148847	4.11	1/25/2008
4.3d	Third Supplemental Indenture, dated May 6, 2008, to the Senior Subordinated Indenture	S-1/A	333-158666	4.12c	6/17/2009
4.3e	Fourth Supplemental Indenture, dated September 30, 2008, to the Senior Subordinated Indenture	S-1/A	333-158666	4.13c	6/17/2009
4.3f	Fifth Supplemental Indenture, dated March 26, 2009, to the Senior Subordinated Notes Indenture	S-1/A	333-158666	4.14c	6/17/2009

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.3g	Sixth Supplemental Indenture, dated February 23, 2010, to the Senior Subordinated Indenture	S-1	333-166047	4.9c	4/13/2010
4.3h	Seventh Supplemental Indenture, dated July 27, 2010, to the Senior Subordinated Indenture					X
4.3i	Eighth Supplemental Indenture, dated November 23, 2010, to the Senior Subordinated Indenture					X
4.4	Exchange and Registration Rights Agreement, dated April 20, 2007, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.), the guarantors as named in the respective Floating Senior Indenture, the Fixed Senior Indenture and Senior Subordinated Indenture, and Goldman, Sachs & Co., Bear Stearns & Co. Inc., UBS Securities LLC, and Deutsche Bank Securities Inc., as representatives of the several initial purchasers, for $150,000,000 Floating Rate Senior Notes due 2014, $450,000,000 8 3/4% Senior Notes due 2014 and $425,000,000 10% Senior Subordinated Notes due 2015	S-4	333-148847	4.7	1/25/2008
4.5	Registration Rights Agreement, dated April 20, 2007, among KAR Auction Services, Inc. (formerly KAR Holdings, Inc.), KAR Holdings II, LLC, certain employees of KAR Auction Services, Inc. or its subsidiaries and each of their respective Permitted Transferees	S-4	333-148847	4.8	1/25/2008
4.6	Form of common stock certificate	S-1/A	333-161907	4.15	12/10/2009
10.1^	Guarantee and Collateral Agreement, dated April 20, 2007, made by KAR Holdings II, LLC, KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and the subsidiary guarantors party thereto and certain of its subsidiaries in favor of Bear Stearns Corporate Lending Inc., as administrative agent under the Credit Agreement	S-1/A	333-158666	10.1	6/17/2009

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
10.2a^	Credit Agreement, dated April 20, 2007 (the “Credit Agreement”), among KAR Holdings II, LLC, as guarantor, KAR Auction Services, Inc. (formerly KAR Holdings, Inc.), as borrower, the several lenders from time to time parties thereto, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners, and Bear Stearns Corporate Lending Inc., as administrative agent	S-1/A	333-158666	10.2	7/2/2009
10.2b	First Amendment, dated June 10, 2009, to the Credit Agreement	8-K	333-148847	10.1	6/11/2009
10.2c	Second Amendment, dated October 23, 2009, to the Credit Agreement	8-K	333-148847	10.1	10/28/2009
10.2d	Third Amendment, dated November 11, 2010, to the Credit Agreement	8-K	001-34568	10.1	11/12/2010
10.3	Assumption Agreement, dated December 26, 2007, among ADESA Dealer Services, LLC, Automotive Finance Consumer Division, LLC, ADESA Pennsylvania, LLC, Dent Demon, LLC, Zabel & Associates, Inc., Sioux Falls Auto Auction, Inc., and Tri-State Auction Co., Inc. in favor of Bear Stearns Corporate Lending, Inc., as administrative agent	S-4	333-148847	10.3	1/25/2008
10.4	Intellectual Property Security Agreement, dated April 20, 2007, made by KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and each of the grantors listed on Schedule I thereto in favor of Bear Stearns Corporate Lending Inc. as administrative agent for the secured parties (as defined in the Credit Agreement)	S-4	333-148847	10.4	1/25/2008
10.5	Letter Agreement, dated February 24, 2010, between KAR LLC and Thomas C. O’Brien, David R. Montgomery, Donald J. Hermanek, Scott P. Pettit, John Kett, John Nordin and Sidney Kerley	10-K	001-34568	10.5	2/25/2010
10.6*	Conversion Option Plan of KAR Auction Services, Inc. (formerly KAR Holdings, Inc.)	S-1/A	333-158666	10.9	6/17/2009

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
10.7a*	Form of Conversion Stock Option Agreement, dated April 20, 2007, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and each of Thomas C. O’Brien, David R. Montgomery, Donald J. Hermanek, Scott P. Pettit, John Kett, John Nordin and Sidney Kerley	S-4	333-148847	10.10	1/25/2008
10.7b*	Form of Amendment to Conversion Stock Option Agreement, dated October 30, 2007, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and each of Thomas C. O’Brien, David R. Montgomery, Donald J. Hermanek and Scott P. Pettit	S-4	333-148847	10.11	1/25/2008
10.7c*	Form of Amendment to Conversion Stock Option Agreements, dated February 19, 2009, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and each of Thomas C. O’Brien, David R. Montgomery, Donald J. Hermanek and Scott P. Pettit	10-K	333-148847	10.10	3/11/2009
10.8*	Form of Rollover Stock Option Agreement, dated April 20, 2007, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and certain executive officers and employees of IAAI	S-4	333-148847	10.12	1/25/2008
10.9*	Form of Conversion Agreement, dated April 20, 2007, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and certain executive officers and employees of IAAI	S-1/A	333-158666	10.13	6/17/2009
10.10*	KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) Stock Incentive Plan	S-8	333-164032	10.1	12/24/2009
10.11*	Form of Nonqualified Stock Option Agreement of KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) pursuant to the Stock Incentive Plan	S-4	333-148847	10.15	1/25/2008
10.12a*	Employment Agreement, dated July 13, 2007, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and John Nordin	S-4	333-148847	10.16	1/25/2008
10.12b*	Amendment to Employment Agreement, dated August 14, 2007, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and John Nordin	S-4	333-148847	10.17	1/25/2008
10.12c*	Severance, Release and Waiver Agreement, dated February 18, 2011, between KAR Auction Services, Inc. and John Nordin					X

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
10.13*	Letter Agreement dated December 3, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.), Automotive Finance Corporation and Donald S. Gottwald	10-K	001-34568	10.15	2/25/2010
10.14a*	Amended and Restated Employment Agreement, dated April 2, 2001, between Thomas C. O’Brien and Insurance Auto Auctions, Inc.	S-4	333-148847	10.22	1/25/2008
10.14b*	Amendment to Amended and Restated Employment Agreement, dated December 1, 2008, between Thomas C. O’Brien and Insurance Auto Auctions, Inc.	10-K	333-148847	10.31	3/11/2009
10.15a^	Second Amended and Restated Limited Liability Company Agreement of KAR Holdings II, LLC, dated April 20, 2007	S-1/A	333-158666	10.23	7/2/2009
10.15b	First Amendment to Second Amended and Restated Limited Liability Company Agreement of KAR Holdings II, LLC	S-1/A	333-161907	10.23a	12/4/2009
10.16a	Amended and Restated Limited Liability Company Agreement of Axle Holdings II, LLC, dated May 25, 2005	S-1/A	333-158666	10.24	6/17/2009
10.16b	Amendment to the Amended and Restated Limited Liability Company Agreement of Axle Holdings II, LLC, dated November 2, 2006	S-4	333-148847	10.25	1/25/2008
10.16c	First Amendment to the Amended and Restated Limited Liability Company Agreement of Axle Holdings II, LLC, dated April 20, 2007	S-4	333-148847	10.26	1/25/2008
10.17	Tax Sharing Agreement between ALLETE, Inc. and ADESA, Inc., dated June 4, 2004	S-4	333-148847	10.28	1/25/2008
10.18*	KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) Annual Incentive Program	10-K	333-148847	10.29	3/11/2009
10.19a^	Amended and Restated Purchase and Sale Agreement, dated May 31, 2002, between AFC Funding Corporation and Automotive Finance Corporation	S-4	333-148847	10.32	1/25/2008
10.19b	Amendment No. 1 to Amended and Restated Purchase and Sale Agreement, dated June 15, 2004	S-4	333-148847	10.33	1/25/2008
10.19c	Amendment No. 2 to Amended and Restated Purchase and Sale Agreement, dated January 18, 2007	S-4	333-148847	10.34	1/25/2008

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
10.19d^	Amendment No. 3 to Amended and Restated Purchase and Sale Agreement, dated April 20, 2007	S-4	333-148847	10.35	1/25/2008
10.20^	Third Amended and Restated Receivables Purchase Agreement, dated April 20, 2007, among AFC Funding Corporation, Automotive Finance Corporation, Fairway Finance Company, LLC, Monterey Funding LLC, Deutsche Bank AG, New York Branch and BMO Capital Markets Corp.	S-1/A	333-158666	10.36	6/17/2009
10.21^	Amendment No. 3 to the Third Amended and Restated Receivables Purchase Agreement, dated as of January 30, 2009, among Automotive Finance Corporation, AFC Funding Corporation, Fairway Finance Company, LLC, Monterey Funding LLC, Deutsche Bank AG, New York Branch and BMO Capital Markets Corp.	10-K	333-148847	10.59	3/11/2009
10.22^	Receivables Purchase Agreement, dated February 8, 2010, among KAR Auction Services, Inc., Automotive Finance Canada Inc. and BNY Trust Company of Canada	10-K	001-34568	10.35	2/25/2010
10.23*	2008 Annual Incentive Program for KAR Auction Services, Inc. (formerly KAR Holdings, Inc.)	POS AM	333-149137	10.37	8/1/2008
10.24*	2008 Incentive Plan Corporate Management of Insurance Auto Auctions, Inc.	POS AM	333-149137	10.38	8/1/2008
10.25a	Ground Lease, dated September 4, 2008, between ADESA San Diego, LLC and First Industrial L.P. (East 39 Acres at Otay Mesa, California)	8-K	333-148847	10.3	9/9/2008
10.25b	Guaranty of Lease, dated September 4, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial L.P. (East 39 Acres at Otay Mesa, California)	8-K	333-148847	10.11	9/9/2008
10.26a	Ground Lease, dated September 4, 2008, between ADESA San Diego, LLC and First Industrial L.P. (West 39 Acres at Otay Mesa, California)	8-K	333-148847	10.4	9/9/2008
10.26b	Guaranty of Lease, dated September 4, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial L.P. (West 39 Acres at Otay Mesa, California)	8-K	333-148847	10.12	9/9/2008

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
10.27a	Ground Lease, dated September 4, 2008, between ADESA California, LLC and ADESA San Diego, LLC and First Industrial Pennsylvania, L.P. (Sacramento, California)	8-K	333-148847	10.5	9/9/2008
10.27b	Guaranty of Lease, dated September 4, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial Pennsylvania, L.P. (Sacramento, California)	8-K	333-148847	10.13	9/9/2008
10.28a	Ground Lease, dated September 4, 2008, between ADESA California, LLC and First Industrial Pennsylvania, L.P. (Tracy, California)	8-K	333-148847	10.6	9/9/2008
10.28b	Guaranty of Lease, dated September 4, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial Pennsylvania, L.P. (Tracy, California)	8-K	333-148847	10.14	9/9/2008
10.29a	Ground Lease, dated September 4, 2008, between ADESA Washington, LLC and First Industrial, L.P. (Auburn, Washington)	8-K	333-148847	10.7	9/9/2008
10.29b	Guaranty of Lease, dated September 4, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial, L.P. (Auburn, Washington)	8-K	333-148847	10.15	9/9/2008
10.30a	Ground Lease, dated September 4, 2008, between ADESA Texas, Inc. and First Industrial, L.P. (Houston, Texas)	8-K	333-148847	10.8	9/9/2008
10.30b	Guaranty of Lease, dated September 4, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial, L.P. (Houston, Texas)	8-K	333-148847	10.16	9/9/2008
10.31a	Ground Lease, dated September 4, 2008, between ADESA California, LLC and First Industrial, L.P. (Mira Loma, California)	8-K	333-148847	10.9	9/9/2008
10.31b	Guaranty of Lease, dated September 4, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial, L.P. (Mira Loma, California)	8-K	333-148847	10.17	9/9/2008
10.32a	Ground Lease, dated September 4, 2008, between ADESA Florida, LLC and First Industrial Financing Partnership, L.P. (Bradenton, Florida)	8-K	333-148847	10.10	9/9/2008

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
10.32b	Guaranty of Lease, dated September 4, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial Financing Partnership, L.P. (Bradenton, Florida)	8-K	333-148847	10.18	9/9/2008
10.33a	Ground Sublease, dated October 3, 2008, between ADESA Atlanta, LLC and First Industrial, L.P. (Fairburn, Georgia)	10-Q	333-148847	10.21	11/13/2008
10.33b	Guaranty of Lease, dated October 3, 2008, between KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) and First Industrial, L.P. (Fairburn, Georgia)	10-Q	333-148847	10.22	11/13/2008
10.34	Director Designation Agreement, dated December 10, 2009, among KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.) and KAR Holdings II, LLC					X
10.35*	Form of KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan	S-8	333-164032	10.2	12/24/2009
10.36a*	Form of KAR Auction Services, Inc. Employee Stock Purchase Plan	S-8	333-164032	10.3	12/24/2009
10.36b*	Amendment No. 1 to KAR Auction Services, Inc. Employee Stock Purchase Plan dated March 31, 2010	10-Q	001-34568	10.60	8/4/2010
10.36c*	Amendment No. 2 to KAR Auction Services, Inc. Employee Stock Purchase Plan dated April 1, 2010	10-Q	001-34568	10.61	8/4/2010
10.37*	KAR Auction Services, Inc. Directors Deferred Compensation Plan, effective December 10, 2009	10-Q	001-34568	10.62	8/4/2010
10.38*	Form of Director Restricted Share Agreement	10-Q	001-34568	10.63	8/4/2010
10.39*	Form of Nonqualified Stock Option Agreement	S-1/A	333-161907	10.65	12/4/2009
10.40*	Form of Restricted Share Agreement	S-1/A	333-161907	10.66	12/4/2009
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges					X
21.1	Subsidiaries of KAR Auction Services, Inc.					X
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					X
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					X

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					X
32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					X

^	Portions of this exhibit have been redacted pursuant to a request for confidential treatment filed separately with the Secretary of the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.
*	Denotes management contract or compensation plan, contract or arrangement.

Exhibit 4.1h

SEVENTH SUPPLEMENTAL INDENTURE, dated as of July 27, 2010 (this “Supplemental Indenture”), among Insurance Auto Auctions Tennessee LLC, a Tennessee limited liability company (the “Subsidiary Guarantor”), KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.), a Delaware corporation (the “Company,” which term includes its successors and assigns), each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors” and, together with the Subsidiary Guarantor, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of April 20, 2007 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of Floating Rate Senior Notes due 2014 of the Company (the “Notes”);

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, the Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of the Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which the Subsidiary Guarantor has guaranteed, and on the Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. The Subsidiary Guarantor hereby agrees, jointly and severally with the other Guarantors, irrevocably, fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3. Termination, Release and Discharge. The Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the Subsidiary Guarantor shall be released and discharged from all obligations in respect of the Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INSURANCE AUTO AUCTIONS TENNESSEE LLC, as Subsidiary Guarantor

By	/s/ Sidney L. Kerley
	Name:	Sidney L. Kerley
	Title:	Vice President, General Counsel and Secretary

KAR AUCTION SERVICES, INC.

By	/s/ Rebecca Polak
	Name:	Rebecca Polak
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Seventh Supplemental Indenture—Floating Rate Notes]

ADESA, INC.

ADESA CORPORATION, LLC

A.D.E. OF ARK-LA-TEX, INC.

A.D.E. OF KNOXVILLE, LLC

ADESA ARK-LA-TEX, LLC

ADESA ARKANSAS, LLC

ADESA ATLANTA, LLC

ADESA BIRMINGHAM, LLC

ADESA CALIFORNIA, LLC

ADESA CHARLOTTE, LLC

ADESA COLORADO, LLC

ADESA DEALER SERVICES, LLC

ADESA DES MOINES, LLC

ADESA FLORIDA, LLC

ADESA IMPACT TEXAS, LLC

ADESA INDIANAPOLIS, LLC

ADESA LANSING, LLC

ADESA LEXINGTON, LLC

ADESA MEXICO, LLC

ADESA MINNESOTA, LLC

ADESA MISSOURI, LLC

ADESA MISSOURI REDEVELOPMENT CORPORATION

ADESA NEW JERSEY, LLC

ADESA NEW YORK, LLC

ADESA OHIO, LLC

ADESA OKLAHOMA, LLC

ADESA PENNSYLVANIA, LLC

ADESA PHOENIX, LLC

ADESA SAN DIEGO, LLC

ADESA-SOUTH FLORIDA, LLC

ADESA SOUTHERN INDIANA, LLC

ADESA TEXAS, INC.

ADESA VIRGINIA, LLC

ADESA WISCONSIN, LLC

AFC CAL, LLC

ADS ASHLAND, LLC

ADS PRIORITY TRANSPORT LTD.

ASSET HOLDINGS III, L.P.

AUTO DEALERS EXCHANGE OF CONCORD, LLC

AUTO DEALERS EXCHANGE OF MEMPHIS, LLC

AUTO DISPOSAL SYSTEMS, INC.

AUTO PORTFOLIO SERVICES, LLC

AUTOMOTIVE FINANCE CONSUMER DIVISION, LLC

AUTOMOTIVE FINANCE CORPORATION

[Signature Page to Seventh Supplemental Indenture—Floating Rate Notes]

AUTOMOTIVE RECOVERY SERVICES, INC.

AUTOVIN, INC.

AXLE HOLDINGS, INC.

CARBUYCO, LLC

DENT DEMON, LLC

INSURANCE AUTO AUCTIONS, INC.

INSURANCE AUTO AUCTIONS CORP.

IAA ACQUISITION CORP.

IAA SERVICES, INC.

LIVEBLOCK AUCTIONS INTERNATIONAL, INC.

PAR, INC.

SALVAGE DISPOSAL COMPANY OF GEORGIA

SIOUX FALLS AUTO AUCTION, INC.

TRI-STATE AUCTION CO., INC.

ZABEL & ASSOCIATES, INC.

By	/s/ Eric M. Loughmiller
	Name:	Eric M. Loughmiller
	Title:	Authorized Signatory

[Signature Page to Seventh Supplemental Indenture—Floating Rate Notes]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

[Signature Page to Seventh Supplemental Indenture—Floating Rate Notes]

Exhibit 4.1i

EIGHTH SUPPLEMENTAL INDENTURE, dated as of November 23, 2010 (this “Supplemental Indenture”), among ADESA Nevada, LLC, a Nevada limited liability company, Liberty Recovery, LLC, an Indiana limited liability company (together, the “Subsidiary Guarantors”), KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.), a Delaware corporation (the “Company,” which term includes its successors and assigns), each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors” and, together with the Subsidiary Guarantors, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of April 20, 2007 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of Floating Rate Senior Notes due 2014 of the Company (the “Notes”);

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed, and on such Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. Each Subsidiary Guarantor hereby agrees, jointly and severally with the other Guarantors, irrevocably, fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3. Termination, Release and Discharge. Each Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and each Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ADESA NEVADA, LLC, as Subsidiary Guarantor

By	/s/ Eric M. Loughmiller
	Name:	Eric M. Loughmiller
	Title:	Authorized Signatory

LIBERTY RECOVERY, LLC, as Subsidiary Guarantor

By	/s/ Eric M. Loughmiller
	Name:	Eric M. Loughmiller
	Title:	Authorized Signatory

KAR AUCTION SERVICES, INC.

By	/s/ Rebecca Polak
	Name:	Rebecca C. Polak
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Eighth Supplemental Indenture—Floating Rate Notes]

ADESA, INC.

ADESA CORPORATION, LLC

A.D.E. OF ARK-LA-TEX, INC.

A.D.E. OF KNOXVILLE, LLC

ADESA ARK-LA-TEX, LLC

ADESA ARKANSAS, LLC

ADESA ATLANTA, LLC

ADESA BIRMINGHAM, LLC

ADESA CALIFORNIA, LLC

ADESA CHARLOTTE, LLC

ADESA COLORADO, LLC

ADESA DEALER SERVICES, LLC

ADESA DES MOINES, LLC

ADESA FLORIDA, LLC

ADESA IMPACT TEXAS, LLC

ADESA INDIANAPOLIS, LLC

ADESA LANSING, LLC

ADESA LEXINGTON, LLC

ADESA MEXICO, LLC

ADESA MINNESOTA, LLC

ADESA MISSOURI, LLC

ADESA MISSOURI REDEVELOPMENT CORPORATION

ADESA NEW JERSEY, LLC

ADESA NEW YORK, LLC

ADESA OHIO, LLC

ADESA OKLAHOMA, LLC

ADESA PENNSYLVANIA, LLC

ADESA PHOENIX, LLC

ADESA SAN DIEGO, LLC

ADESA-SOUTH FLORIDA, LLC

ADESA SOUTHERN INDIANA, LLC

ADESA TEXAS, INC.

ADESA VIRGINIA, LLC

ADESA WISCONSIN, LLC

AFC CAL, LLC

ADS ASHLAND, LLC

ADS PRIORITY TRANSPORT LTD.

ASSET HOLDINGS III, L.P.

AUTO DEALERS EXCHANGE OF CONCORD, LLC

AUTO DEALERS EXCHANGE OF MEMPHIS, LLC

AUTO DISPOSAL SYSTEMS, INC.

AUTO PORTFOLIO SERVICES, LLC

AUTOMOTIVE FINANCE CONSUMER DIVISION, LLC

AUTOMOTIVE FINANCE CORPORATION

[Signature Page to Eighth Supplemental Indenture—Floating Rate Notes]

AUTOMOTIVE RECOVERY SERVICES, INC.

AUTOVIN, INC.

AXLE HOLDINGS, INC.

CARBUYCO, LLC

DENT DEMON, LLC

INSURANCE AUTO AUCTIONS, INC.

INSURANCE AUTO AUCTIONS CORP.

INSURANCE AUTO AUCTIONS TENNESSEE LLC

IAA ACQUISITION CORP.

IAA SERVICES, INC.

LIVEBLOCK AUCTIONS INTERNATIONAL, INC.

PAR, INC.

SALVAGE DISPOSAL COMPANY OF GEORGIA

SIOUX FALLS AUTO AUCTION, INC.

TRI-STATE AUCTION CO., INC.

ZABEL & ASSOCIATES, INC.

By	/s/ Eric M. Loughmiller
	Name:	Eric M. Loughmiller
	Title:	Authorized Signatory

[Signature Page to Eighth Supplemental Indenture—Floating Rate Notes]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

[Signature Page to Eighth Supplemental Indenture—Floating Rate Notes]

Exhibit 4.2h

SEVENTH SUPPLEMENTAL INDENTURE, dated as of July 27, 2010 (this “Supplemental Indenture”), among Insurance Auto Auctions Tennessee LLC, a Tennessee limited liability company (the “Subsidiary Guarantor”), KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.), a Delaware corporation (the “Company,” which term includes its successors and assigns), each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors” and, together with the Subsidiary Guarantor, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of April 20, 2007 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of 8 3/4% Senior Notes due 2014 of the Company (the “Notes”);

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, the Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of the Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which the Subsidiary Guarantor has guaranteed, and on the Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. The Subsidiary Guarantor hereby agrees, jointly and severally with the other Guarantors, irrevocably, fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3. Termination, Release and Discharge. The Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the Subsidiary Guarantor shall be released and discharged from all obligations in respect of the Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INSURANCE AUTO AUCTIONS TENNESSEE LLC, as Subsidiary Guarantor

By	/s/ Sidney L. Kerley
	Name:	Sidney L. Kerley
	Title:	Vice President, General Counsel and Secretary

KAR AUCTION SERVICES, INC.

By	/s/ Rebecca Polak
	Name:	Rebecca Polak
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Seventh Supplemental Indenture—Fixed Rate Notes]

ADESA, INC.

ADESA CORPORATION, LLC

A.D.E. OF ARK-LA-TEX, INC.

A.D.E. OF KNOXVILLE, LLC

ADESA ARK-LA-TEX, LLC

ADESA ARKANSAS, LLC

ADESA ATLANTA, LLC

ADESA BIRMINGHAM, LLC

ADESA CALIFORNIA, LLC

ADESA CHARLOTTE, LLC

ADESA COLORADO, LLC

ADESA DEALER SERVICES, LLC

ADESA DES MOINES, LLC

ADESA FLORIDA, LLC

ADESA IMPACT TEXAS, LLC

ADESA INDIANAPOLIS, LLC

ADESA LANSING, LLC

ADESA LEXINGTON, LLC

ADESA MEXICO, LLC

ADESA MINNESOTA, LLC

ADESA MISSOURI, LLC

ADESA MISSOURI REDEVELOPMENT

CORPORATION

ADESA NEW JERSEY, LLC

ADESA NEW YORK, LLC

ADESA OHIO, LLC

ADESA OKLAHOMA, LLC

ADESA PENNSYLVANIA, LLC

ADESA PHOENIX, LLC

ADESA SAN DIEGO, LLC

ADESA-SOUTH FLORIDA, LLC

ADESA SOUTHERN INDIANA, LLC

ADESA TEXAS, INC.

ADESA VIRGINIA, LLC

ADESA WISCONSIN, LLC

AFC CAL, LLC

ADS ASHLAND, LLC

ADS PRIORITY TRANSPORT LTD.

ASSET HOLDINGS III, L.P.

AUTO DEALERS EXCHANGE OF CONCORD, LLC

AUTO DEALERS EXCHANGE OF MEMPHIS, LLC

AUTO DISPOSAL SYSTEMS, INC.

AUTO PORTFOLIO SERVICES, LLC

AUTOMOTIVE FINANCE CONSUMER DIVISION, LLC

AUTOMOTIVE FINANCE CORPORATION

[Signature Page to Seventh Supplemental Indenture—Fixed Rate Notes]

AUTOMOTIVE RECOVERY SERVICES, INC.

AUTOVIN, INC.

AXLE HOLDINGS, INC.

CARBUYCO, LLC

DENT DEMON, LLC

INSURANCE AUTO AUCTIONS, INC.

INSURANCE AUTO AUCTIONS CORP.

IAA ACQUISITION CORP.

IAA SERVICES, INC.

LIVEBLOCK AUCTIONS INTERNATIONAL, INC.

PAR, INC.

SALVAGE DISPOSAL COMPANY OF GEORGIA

SIOUX FALLS AUTO AUCTION, INC.

TRI-STATE AUCTION CO., INC.

ZABEL & ASSOCIATES, INC.

By	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Authorized Signatory

[Signature Page to Seventh Supplemental Indenture—Fixed Rate Notes]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

By	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to Seventh Supplemental Indenture—Fixed Rate Notes]

Exhibit 4.2i

EIGHTH SUPPLEMENTAL INDENTURE, dated as of November 23, 2010 (this “Supplemental Indenture”), among ADESA Nevada, LLC, a Nevada limited liability company, Liberty Recovery, LLC, an Indiana limited liability company (together, the “Subsidiary Guarantors”), KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.), a Delaware corporation (the “Company,” which term includes its successors and assigns), each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors” and, together with the Subsidiary Guarantors, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of April 20, 2007 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of 8 3/4% Senior Notes due 2014 of the Company (the “Notes”);

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed, and on such Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. Each Subsidiary Guarantor hereby agrees, jointly and severally with the other Guarantors, irrevocably, fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3. Termination, Release and Discharge. Each Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and each Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ADESA NEVADA, LLC, as Subsidiary Guarantor

By	/s/ Eric M. Loughmiller
	Name:	Eric M. Loughmiller
	Title:	Authorized Signatory

LIBERTY RECOVERY, LLC, as Subsidiary Guarantor

By	/s/ Eric M. Loughmiller
	Name:	Eric M. Loughmiller
	Title:	Authorized Signatory

KAR AUCTION SERVICES, INC.

By	/s/ Rebecca Polak
	Name:	Rebecca C. Polak
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Eighth Supplemental Indenture—Fixed Rate Notes]

ADESA, INC.

ADESA CORPORATION, LLC

A.D.E. OF ARK-LA-TEX, INC.

A.D.E. OF KNOXVILLE, LLC

ADESA ARK-LA-TEX, LLC

ADESA ARKANSAS, LLC

ADESA ATLANTA, LLC

ADESA BIRMINGHAM, LLC

ADESA CALIFORNIA, LLC

ADESA CHARLOTTE, LLC

ADESA COLORADO, LLC

ADESA DEALER SERVICES, LLC

ADESA DES MOINES, LLC

ADESA FLORIDA, LLC

ADESA IMPACT TEXAS, LLC

ADESA INDIANAPOLIS, LLC

ADESA LANSING, LLC

ADESA LEXINGTON, LLC

ADESA MEXICO, LLC

ADESA MINNESOTA, LLC

ADESA MISSOURI, LLC

ADESA MISSOURI REDEVELOPMENT

CORPORATION

ADESA NEW JERSEY, LLC

ADESA NEW YORK, LLC

ADESA OHIO, LLC

ADESA OKLAHOMA, LLC

ADESA PENNSYLVANIA, LLC

ADESA PHOENIX, LLC

ADESA SAN DIEGO, LLC

ADESA-SOUTH FLORIDA, LLC

ADESA SOUTHERN INDIANA, LLC

ADESA TEXAS, INC.

ADESA VIRGINIA, LLC

ADESA WISCONSIN, LLC

AFC CAL, LLC

ADS ASHLAND, LLC

ADS PRIORITY TRANSPORT LTD.

ASSET HOLDINGS III, L.P.

AUTO DEALERS EXCHANGE OF CONCORD, LLC

AUTO DEALERS EXCHANGE OF MEMPHIS, LLC

AUTO DISPOSAL SYSTEMS, INC.

AUTO PORTFOLIO SERVICES, LLC

AUTOMOTIVE FINANCE CONSUMER DIVISION,

LLC

AUTOMOTIVE FINANCE CORPORATION

[Signature Page to Eighth Supplemental Indenture—Fixed Rate Notes]

AUTOMOTIVE RECOVERY SERVICES, INC.

AUTOVIN, INC.

AXLE HOLDINGS, INC.

CARBUYCO, LLC

DENT DEMON, LLC

INSURANCE AUTO AUCTIONS, INC.

INSURANCE AUTO AUCTIONS CORP.

INSURANCE AUTO AUCTIONS TENNESSEE LLC

IAA ACQUISITION CORP.

IAA SERVICES, INC.

LIVEBLOCK AUCTIONS INTERNATIONAL, INC.

PAR, INC.

SALVAGE DISPOSAL COMPANY OF GEORGIA

SIOUX FALLS AUTO AUCTION, INC.

TRI-STATE AUCTION CO., INC.

ZABEL & ASSOCIATES, INC.

By	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Authorized Signatory

[Signature Page to Eighth Supplemental Indenture—Fixed Rate Notes]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

[Signature Page to Eighth Supplemental Indenture—Fixed Rate Notes]

Exhibit 4.3h

SEVENTH SUPPLEMENTAL INDENTURE, dated as of July 27, 2010 (this “Supplemental Indenture”), among Insurance Auto Auctions Tennessee LLC, a Tennessee limited liability company (the “Subsidiary Guarantor”), KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.), a Delaware corporation (the “Company,” which term includes its successors and assigns), each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors” and, together with the Subsidiary Guarantor, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of April 20, 2007 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of 10% Senior Subordinated Notes due 2015 of the Company (the “Notes”);

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, the Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of the Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which the Subsidiary Guarantor has guaranteed, and on the Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. The Subsidiary Guarantor hereby agrees, jointly and severally with the other Guarantors, irrevocably, fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3. Termination, Release and Discharge. The Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the Subsidiary Guarantor shall be released and discharged from all obligations in respect of the Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INSURANCE AUTO AUCTIONS TENNESSEE LLC, as Subsidiary Guarantor

By	/s/ Sidney L. Kerley
	Name:	Sidney L. Kerley
	Title:	Vice President, General Counsel and Secretary

KAR AUCTION SERVICES, INC.

By	/s/ Rebecca Polak
	Name:	Rebecca Polak
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Seventh Supplemental Indenture—Subordinated Notes]

ADESA, INC.

ADESA CORPORATION, LLC

A.D.E. OF ARK-LA-TEX, INC.

A.D.E. OF KNOXVILLE, LLC

ADESA ARK-LA-TEX, LLC

ADESA ARKANSAS, LLC

ADESA ATLANTA, LLC

ADESA BIRMINGHAM, LLC

ADESA CALIFORNIA, LLC

ADESA CHARLOTTE, LLC

ADESA COLORADO, LLC

ADESA DEALER SERVICES, LLC

ADESA DES MOINES, LLC

ADESA FLORIDA, LLC

ADESA IMPACT TEXAS, LLC

ADESA INDIANAPOLIS, LLC

ADESA LANSING, LLC

ADESA LEXINGTON, LLC

ADESA MEXICO, LLC

ADESA MINNESOTA, LLC

ADESA MISSOURI, LLC

ADESA MISSOURI REDEVELOPMENT

CORPORATION

ADESA NEW JERSEY, LLC

ADESA NEW YORK, LLC

ADESA OHIO, LLC

ADESA OKLAHOMA, LLC

ADESA PENNSYLVANIA, LLC

ADESA PHOENIX, LLC

ADESA SAN DIEGO, LLC

ADESA-SOUTH FLORIDA, LLC

ADESA SOUTHERN INDIANA, LLC

ADESA TEXAS, INC.

ADESA VIRGINIA, LLC

ADESA WISCONSIN, LLC

AFC CAL, LLC

ADS ASHLAND, LLC

ADS PRIORITY TRANSPORT LTD.

ASSET HOLDINGS III, L.P.

AUTO DEALERS EXCHANGE OF CONCORD, LLC

AUTO DEALERS EXCHANGE OF MEMPHIS, LLC

AUTO DISPOSAL SYSTEMS, INC.

AUTO PORTFOLIO SERVICES, LLC

AUTOMOTIVE FINANCE CONSUMER DIVISION, LLC

AUTOMOTIVE FINANCE CORPORATION

[Signature Page to Seventh Supplemental Indenture—Subordinated Notes]

AUTOMOTIVE RECOVERY SERVICES, INC.

AUTOVIN, INC.

AXLE HOLDINGS, INC.

CARBUYCO, LLC

DENT DEMON, LLC

INSURANCE AUTO AUCTIONS, INC.

INSURANCE AUTO AUCTIONS CORP.

IAA ACQUISITION CORP.

IAA SERVICES, INC.

LIVEBLOCK AUCTIONS INTERNATIONAL, INC.

PAR, INC.

SALVAGE DISPOSAL COMPANY OF GEORGIA

SIOUX FALLS AUTO AUCTION, INC.

TRI-STATE AUCTION CO., INC.

ZABEL & ASSOCIATES, INC.

By	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Authorized Signatory

[Signature Page to Seventh Supplemental Indenture—Subordinated Notes]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to Seventh Supplemental Indenture—Subordinated Notes]

Exhibit 4.3i

EIGHTH SUPPLEMENTAL INDENTURE, dated as of November 23, 2010 (this “Supplemental Indenture”), among ADESA Nevada, LLC, a Nevada limited liability company, Liberty Recovery, LLC, an Indiana limited liability company (together, the “Subsidiary Guarantors”), KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.), a Delaware corporation (the “Company,” which term includes its successors and assigns), each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors” and, together with the Subsidiary Guarantors, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of April 20, 2007 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of 10% Senior Subordinated Notes due 2015 of the Company (the “Notes”);

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed, and on such Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. Each Subsidiary Guarantor hereby agrees, jointly and severally with the other Guarantors, irrevocably, fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3. Termination, Release and Discharge. Each Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and each Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ADESA NEVADA, LLC, as Subsidiary Guarantor

By	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Authorized Signatory

LIBERTY RECOVERY, LLC, as Subsidiary Guarantor

By	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Authorized Signatory

KAR AUCTION SERVICES, INC.

By	/s/ Rebecca Polak
Name: Rebecca C. Polak
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Eighth Supplemental Indenture—Subordinated Notes]

ADESA, INC.

ADESA CORPORATION, LLC

A.D.E. OF ARK-LA-TEX, INC.

A.D.E. OF KNOXVILLE, LLC

ADESA ARK-LA-TEX, LLC

ADESA ARKANSAS, LLC

ADESA ATLANTA, LLC

ADESA BIRMINGHAM, LLC

ADESA CALIFORNIA, LLC

ADESA CHARLOTTE, LLC

ADESA COLORADO, LLC

ADESA DEALER SERVICES, LLC

ADESA DES MOINES, LLC

ADESA FLORIDA, LLC

ADESA IMPACT TEXAS, LLC

ADESA INDIANAPOLIS, LLC

ADESA LANSING, LLC

ADESA LEXINGTON, LLC

ADESA MEXICO, LLC

ADESA MINNESOTA, LLC

ADESA MISSOURI, LLC

ADESA MISSOURI REDEVELOPMENT

CORPORATION

ADESA NEW JERSEY, LLC

ADESA NEW YORK, LLC

ADESA OHIO, LLC

ADESA OKLAHOMA, LLC

ADESA PENNSYLVANIA, LLC

ADESA PHOENIX, LLC

ADESA SAN DIEGO, LLC

ADESA-SOUTH FLORIDA, LLC

ADESA SOUTHERN INDIANA, LLC

ADESA TEXAS, INC.

ADESA VIRGINIA, LLC

ADESA WISCONSIN, LLC

AFC CAL, LLC

ADS ASHLAND, LLC

ADS PRIORITY TRANSPORT LTD.

ASSET HOLDINGS III, L.P.

AUTO DEALERS EXCHANGE OF CONCORD, LLC

AUTO DEALERS EXCHANGE OF MEMPHIS, LLC

AUTO DISPOSAL SYSTEMS, INC.

AUTO PORTFOLIO SERVICES, LLC

AUTOMOTIVE FINANCE CONSUMER DIVISION, LLC

AUTOMOTIVE FINANCE CORPORATION

[Signature Page to Eighth Supplemental Indenture—Subordinated Notes]

AUTOMOTIVE RECOVERY SERVICES, INC.

AUTOVIN, INC.

AXLE HOLDINGS, INC.

CARBUYCO, LLC

DENT DEMON, LLC

INSURANCE AUTO AUCTIONS, INC.

INSURANCE AUTO AUCTIONS CORP.

INSURANCE AUTO AUCTIONS TENNESSEE LLC

IAA ACQUISITION CORP.

IAA SERVICES, INC.

LIVEBLOCK AUCTIONS INTERNATIONAL, INC.

PAR, INC.

SALVAGE DISPOSAL COMPANY OF GEORGIA

SIOUX FALLS AUTO AUCTION, INC.

TRI-STATE AUCTION CO., INC.

ZABEL & ASSOCIATES, INC.

By	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Authorized Signatory

[Signature Page to Eighth Supplemental Indenture—Subordinated Notes]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to Eighth Supplemental Indenture—Subordinated Notes]

Exhibit 10.12c

SEVERANCE, RELEASE AND WAIVER AGREEMENT

This Severance, Release and Waiver Agreement (hereinafter “Agreement”) is made by and between John Nordin (“Employee”) and KAR Auction Services, Inc. (“KAR”) and its Company Entities (as defined below) (collectively hereinafter referred to as “KAR”, the “Company” or “Employer”).

As used in this Agreement, the term Company Entities shall include KAR and its past, present or future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, whether acting on behalf of Employer or in their individual capacities.

The purpose of this Agreement is to establish an amicable arrangement for ending the employment relationship between Employer and Employee and to provide a release to maintain an amicable relationship in the future in exchange for the mutual covenants and consideration herein. Employee is entering into this Agreement voluntarily and understands that he is giving up the right to bring any possible legal claims against the Company including, among others, claims relating to employment. If Employee was not to enter into this Agreement and was to bring any claims against the Company, the Company would dispute the merits of those claims and would contend that it acted lawfully and for justifiable business reasons with respect to Employee. Employee understands that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to Employee or to any other person. To the contrary, the Company’s willingness to enter into this Agreement is intended to show that it is continuing to deal with Employee fairly and in good faith.

Following a voluntary resignation, Employee’s employment with Employer ended effective at the close of business on February 18, 2011 (hereafter, the “Separation Date”), and the terms of this Agreement shall be deemed effective as of that date (or later “Effective Date” as defined herein), subject to delivery of a properly signed original of this Agreement.

Employee is voluntarily resigning his employment as of the Separation Date.

Nothing in this Agreement shall be construed to create a continued relationship of Employee and Employer between the parties hereto. Employee shall not be entitled to receive from the Company any future remuneration, rights, or benefits other than as expressly set forth in this Agreement, including, without limitation, any remuneration, rights or benefits under any Employer policies or any employment agreement with any of the Company Entities.

1. Severance Consideration. Subject to and conditioned upon Employee’s satisfaction of all other terms and conditions of this Agreement, Employee has elected to receive, and Employer has agreed to provide, severance consideration as follows:

A. Cash Payments. Employer shall pay Employee:

(1) A lump sum payment of $574,633.00, less required withholdings for income and employment taxes, payable on September 1, 2011, it being agreed that the dollar amount of this payment reflects the dollar amount described in Section 3.2(c)(i-iv) of the pre-existing Employment Agreement with Employee dated as of July 13, 2007, as amended (attached hereto as Exhibit A); and

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(2) A series of fifty-two (52) bi-weekly installment payments each equal to $12,364.77, less required withholdings for income and employment taxes, as payable over the two (2) year period following the Effective Date in accordance with Employer’s bi-weekly payroll practices.

B. Override Units.

Employee was a “Management Member” of KAR Holdings II, LLC (“KAR LLC”) and Axle Holdings, LLC (“Axle LLC”) and holds the following override units (collectively, the “Override Units”) in each entity:

Type of Override Unit	Amount	Exercise Price	Expiration Date
KAR LLC Operating Units	3,637.50	$100	June 15, 2017
KAR LLC Value Units	10,912.50	$100	June 15, 2017
Axle LLC Operating Units	16,667	$25.62	May 25, 2015
Axle LLC Value Units	33,333	$25.62	May 25, 2015

Pursuant to the KAR LLC Agreement, attached hereto as Exhibit B, (i) 2,728.125 of the KAR LLC Operating Units have vested in accordance with the terms of the KAR LLC Agreement (the “Vested KAR LLC Operating Units”); (ii) 909.375 of the KAR LLC Operating Units have not yet vested in accordance with the terms of the KAR LLC Agreement and are set to vest on June 15, 2011 (the “Unvested KAR LLC Operating Units”); and (iii) none of the KAR LLC Value Units have vested pursuant to the terms of the KAR LLC Agreement. Pursuant to the Axle LLC Agreement, attached hereto as Exhibit C, the Axle LLC Operating Units have all vested in accordance with the terms of the Axle LLC Agreement and none of the Axle LLC Value Units have vested pursuant to the terms of the Axle LLC Agreement.

Upon the Effective Date of this Agreement, Employee will become an “Inactive Management Member” of KAR LLC and Axle LLC. Pursuant to the KAR LLC Agreement and the Axle LLC Agreement, all of the KAR LLC Value Units, the Unvested KAR LLC Operating Units and the Axle LLC Value Units would be forfeited upon termination of Employee’s employment, unless each entity determines to treat such units in a manner that is more favorable to Employee. In connection with the separation of Employee’s employment, each entity shall allow Employee to retain the KAR LLC Value Units and the Axle LLC Value Units so that such KAR LLC Value Units and the Axle LLC Value Units will not be forfeited by Employee upon his separation of employment but will continue to be subject to potential forfeiture in accordance with Section 14 of this Agreement and shall remain subject to the applicable participation and vesting provisions set forth in the KAR LLC Agreement and the Axle LLC Agreement. In addition, KAR LLC shall accelerate the vesting of the Unvested KAR LLC Operating Units upon such separation of employment such that Employee would retain all of the KAR LLC Operating Units.

C. COBRA Subsidy. Subject to Employee’s satisfaction of the COBRA election and continuation requirements referenced in Section 3 below, Employer shall provide the COBRA coverage elected by Employee on an Employer-subsidized basis, such that no COBRA premium

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will be required to be paid with respect to such coverage, or through reimbursement of such COBRA premium amount, if required, for the eighteen (18) consecutive month period commencing after the Separation Date, or if less, for the period ending on the date Employee commences full-time employment with another employer or the date the statutory obligation to provide COBRA coverage otherwise expires. The provisions of this paragraph C shall in no way extend the duration of coverage otherwise required under COBRA.

Per Company policy, Employee acknowledges that any balance on his Corporate American Express account may be set off against the amounts owed under this Agreement.

Employee acknowledges that the amounts set forth in this Section 1 represent complete satisfaction of Employer’s obligations as set forth in Employee’s July 13, 2007 Employment Agreement, as amended, and includes additional monetary consideration to which Employee is not otherwise entitled.

2. Vacation Pay. Employee will receive one week of vacation pay on the next and usual payday. Employee acknowledges that such payment represents payment in full of any earned/accrued vacation balance.

3. COBRA. Employee’s health insurance benefits will terminate on the last day of the month in which separation occurs. Employee shall receive timely COBRA information and, taking into account the subsidy available under Section 1. C., above, Employee shall be permitted to elect continued health insurance coverage under the statutory COBRA requirements.

4. Benefits. Employee shall be entitled to receive any vested benefits to which Employee is entitled under the terms of any retirement plan, including the 401k plan. Employee will be entitled to such benefits under COBRA as the Employee may be entitled to and as set forth herein. Employee shall not be entitled to any other benefits, after separation of employment, including but not limited to further 401k plan and profit sharing plan contributions, equity, options or payments of any kind whatsoever, except as expressly set forth in this Agreement. All other benefits, including life and disability insurance benefits, terminate as of the Separation Date or as otherwise specified in the controlling benefit plan document(s).

5. Release. In consideration of the payments made in Section 1 hereof, Employee, as his free and voluntary act and on behalf of himself, his heirs, beneficiaries, administrators, executors, successors and assigns, forever releases and discharges the Company and Company Entities from all claims, actions, causes of action, promises, contracts, demands, agreements, liabilities and debts (hereinafter referred to collectively as “claims”), for compensatory, punitive or any other damages whatsoever. Employee releases all claims that may be asserted by reason of his employment, separation of employment or in any other regard, which claims the Employee may have had, may now have or shall have as of the date Employee executes this Agreement, whether known or unknown to the Employee. These claims being released by the Employee include, but are not limited to, those claims that may arise for wrongful termination or retaliation, or arising in tort, in contract, by statute, for discrimination on the basis of race, religion, sex, national origin, veteran status, handicap, disability or age, or claims of wrongful, abusive or retaliatory discharge or civil rights violations [such as, but not limited to, those arising under the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (including, but not limited to, 42 U.S.C. Sections 1981, 1982, 1983 and 1985)], or claims under Executive Order 11246, as amended, the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. § 1514A et seq., the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act, any state law against discrimination or civil rights acts under the laws of Indiana, or any state, the National Labor Relations Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, or the Americans With Disabilities Act, the Indiana Wage Payment and Indiana Wage Claim Statutes, or any other applicable federal, state or local employment statute or ordinance, or for common law claims, including but

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not by way of limitation, defamation, invasion of privacy, infliction of emotional distress, interference with contractual relations or prospective economic advantage, or for breach of an express or implied contract.

Employee agrees that he has received complete satisfaction for and releases any and all claims whether known, suspected or unknown, that Employee may have or have had prior to the date of signing this Agreement.

Nothing herein shall be construed to prevent Employee from: (a) filing a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC, or (b) participating in any investigation or proceeding conducted by the EEOC. Likewise, nothing herein shall be construed as establishing a condition precedent or other barrier to exercising these rights.

With respect to any charges filed concerning events or actions related to his employment that occurred on or before the date of this Agreement, Employee waives and releases any right that Employee may have to recover in any lawsuit or proceeding brought by Employee or by any administrative agency on his behalf and agrees that this Agreement shall be a complete bar to recovery in any lawsuit, proceeding or civil action of any kind. Employee also waives any right to and promises not to become a member of any class in a suit in which claims are asserted against the Company that are related in any way to his employment or separation of employment. Employee also waives any right to recover attorney fees.

6. Indemnification. The Company Entities agree to indemnify, defend, and hold Employee harmless from any and all liability, costs, damages, judgments, losses, and/or reasonable attorneys’ fees incurred as a result of any claims, demands, causes of action, and/or inquiries, including but not limited to investigations from governmental or regulatory authorities or claims or lawsuits pending or hereinafter filed that name Employee as a party to such claim or lawsuit for alleged actions or inactions, arising from or related to Employee’s employment with the Company or subsequent assistance, cooperation or appearance(s), if any, as noted in Section 13 below. The Company Entities further agree to continue to provide director and officer liability insurance coverage for Employee for all acts or omissions during the course of his employment at the Company whether now known or unknown. In the event of a written demand for indemnification or defense from Employee, the Company shall accept such demand as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company as served in writing to the General Counsel via express carrier or in-hand.

7. Non-Disparagement. As a material part of this Agreement, Employee specifically understands and expressly agrees that he shall not disparage, demean or otherwise communicate any information damaging or potentially damaging to the business or reputation of KAR or the Company Entities, including any of its subsidiaries, affiliated companies, officers, directors, shareholders, or employees to any third party, including, but not limited to, the media, business community, and other employees of the Company, without the express written consent of the Company or otherwise required by law.

8. Confidential Information. By virtue of Employee’s employment with Employer, and by the nature of the Company’s business, Employee has had access to and has consistently and routinely been given trade secrets and confidential information related to the Company’s business. Employee agrees to keep secret, hold in confidence and not use or disclose, or authorize anyone else to use or disclose, any trade secrets or confidential information that Employee acquired as a result of his employment with Employer. As used in this Agreement, “Confidential Information” means all Work Product (as defined below) and other proprietary or confidential information concerning the business, finances, financial statements, pricing, promotional activities, marketing goals, properties and operations of the Company and its affiliated entities, including, without limitation, the identity and preferences of customers and prospective customers, know-how, trade secrets, business and marketing plans, strategic business goals and strategies, techniques,

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technology, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, formula, pattern, computer hardware and software systems, computer network and communications integration and design, e-commerce development and applications, data, unfavorable information about Company entities not commonly known by the public, and other original works of authorship, along with all information received from third-parties and held in confidence by the Company and its affiliated entities (including without limitation, personnel files and employee records). Employee understands that all information supplied to the Company from outside sources will be presumed to be Confidential Information unless and until it is designated otherwise by the Company in writing.

Employee agrees that the Company provided him access to Confidential Information only in the course and duties of his employment by Employer and in furtherance of the Company’s business, and therefore he must not otherwise publish or disclose, or authorize anyone else to publish or disclose any Confidential Information. Employee will never use Confidential Information in any way that is detrimental to the Company. Employee will keep the Company’s Confidential Information secret from all third-parties, except as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that Employee shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information.

It is the duty of Employee to return to Employer all documents or other property that belongs to the Company, including any and all copies thereof (regardless of form or medium), in Employee’s possession or under Employee’s control, as of the Separation Date. The Employee has an affirmative on-going duty to search for and return any such property in the future if it is in the Employee’s possession or control.

Under this Agreement, “Work Product” shall include all research, discoveries, inventions, and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analysis, drawings, reports and all similarly-related information (whether patentable or unpatentable), Confidential Information, copyrightable works, and similar and related information (in whatever form or medium), which (1) either (A) relate to the Company’s actual or anticipated business, research or development or existing or future products or services or (B) result from any work performed by the Employee for the Company and (2) are or were conceived, developed, made or contributed to in whole or in part by the Employee while employed by the Company (“Work Product”).

Employee expressly agrees that all Work Product shall be and remain the sole and exclusive property of the Company. Accordingly, all Work Product eligible for any form of copyright protection shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company. Further, Employee assigns, transfers and conveys to the Company, and shall, at all times following the Separation Date, take all necessary actions to assign and secure all proprietary assets and rights in and of the work product for the Company’s exclusive ownership and use.

9. Non-Solicitation. Employee expressly acknowledges that:

(a) the business of the Company involves providing unique products and services on a nation-wide and international basis;

(b) the Employee’s performance of his services for the Company afforded Employee full and complete access to and caused Employee to become highly knowledgeable about the Company’s Confidential Information; and

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(c) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company because, if Employee breaches the provisions of this Agreement, Employee will cause substantial harm to the Company.

Employee agrees that for a period of twenty-four (24) months following the Separation Date, Employee shall not directly or indirectly, individually or on behalf of any Person (defined as any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body):

(1) accept business from, or solicit, aid or induce any customer, lender, vendor or supplier of the Company with whom Employee had contact during the period of time Employee was employed with the Company, to discontinue the relationship or reduce the amount of business done with the Company, or otherwise interfere with the relationship between the Company and such customer, Person or entity;

(2) accept business from, or solicit, aid or induce any customer, Person or entity that was serviced by Employee or whose name became known to Employee by virtue of Employee’s employment with Employer, to discontinue the relationship or reduce the amount of business done with the Company or otherwise interfere with the relationship between the Company and such customer, Person or entity;

(3) solicit, aid or induce any then-current employee of the Company to leave the Company in order to accept employment with or render services for any other Person; and

(4) Employ or attempt to employ any employee of the Company.

If Employee fails to comply with the provisions of this Section, the Company may, in addition to pursuing all other remedies available to the Company under law or in equity as a result of such breach, pursue all remedies specified in Section 14 of this Agreement.

10. Non-Competition. Employee hereby acknowledges and agrees that the Company actively engages in its Business (as defined below) throughout all of North America and that as a high-level executive of the Company with duties and responsibilities that are co-extensive with the geographic scope of the Company’s Business, Employee actively performed services for the Company throughout all of North America, and was exposed to all of the Company’s trade secrets. Employee also acknowledges that the agreements and covenants contained herein are essential to protect the Business and goodwill of the Company because, if Employee enters into any activities competitive with the Business of the Company, Employee will cause substantial harm to the Company. Accordingly, Employee agrees that for twenty-four (24) months following his Separation Date, Employee will not, directly or indirectly, whether as a partner, officer, shareholder, advisor, consultant, employee or otherwise, promote, participate in, become employed by, engage in any activity, or own any interest in, invest in, lend to, manage, control, consult with or render services to any or other business directly or indirectly, involving (i) the used and/or salvage vehicle redistribution business, (ii) the used and/or salvage vehicle auction business or (iii) the used vehicle dealer floor plan financing business (collectively, the “Business”) within the territory consisting of the continental United States, Canada and Mexico. Moreover, Employee agrees not to directly or indirectly act in any capacity that is in competition with the Company’s Business and in which disclosure or use of the Company’s Confidential Information would facilitate or support the performance of his duties. If Employee fails to comply with the provisions of this Section, the Company may, in addition to pursuing all other

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remedies available to the Company under law or in equity as a result of such breach, pursue all remedies specified in Section 14 of this Agreement.

11. Scope of Restriction. The parties to this Agreement agree that the restrictions contained herein in Sections 9 and 10 are necessary to protect the Company’s interests and reasonable as to period of time and territories specified. However, if the period of time or territories herein specified should be judged unreasonable by a court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and any paragraph, sentence, phrase or word which renders a restriction unreasonable should be modified or redacted by the Parties and/or Court to the extent necessary to make it enforceable to the fullest extent allowed by law.

12. Extension of Restriction. In the event of any breach or attempted breach by Employee of Sections 9 and 10 of this Agreement, the restrictive covenants contained therein shall be extended for a period of time equal to the period of time beginning on the date the violation commenced and ending when the activities constituting such violation have finally terminated.

13. Cooperation. Employee will cooperate with KAR and the Company Entities (and designated third parties) with respect to all reasonable requests of the Chairman, Chief Executive Officer, or General Counsel of KAR Auction Services, Inc., and be available to KAR and the Company Entities, whether verbally and/or in-person, with respect to any matter arising out of Employee’s service for a period of two (2) years following the Separation Date. At any time following the Separation Date (not limited to the two (2) year period following the Separation Date), Employee agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Employee’s knowledge or former area of responsibility. Employee agrees to immediately notify the Company, through the General Counsel of KAR, in the event he is contacted by any outside attorney (including paralegals or other affiliated parties) unless (i) the Company is represented by the attorney, (ii) Employee is represented by the attorney for the purpose of protecting his personal interests or (iii) the Company has been advised of and has approved such contact. Employee agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony, provided, however, that Company shall reimburse Employee for the reasonable travel, meals and lodging expenses actually incurred by Employee to attend and participate in any such proceedings requiring Employee to travel more than fifty (50) miles from Employee’s then-current residence. Employee understands that these are material terms of the Agreement and that his failure to cooperate as requested will result in the immediate forfeiture of any severance benefits listed in Section 1 still owing at the time of the breach.

14. Remedies. The parties agree the Company will suffer irreparable injury in the event of a threatened or actual breach by Employee of the terms of Sections 8, 9, 10 and 13 of this Agreement. In the event of a breach, or threatened breach: (a) all obligations of Employer and/or any and all other Company Entities to pay, provide, allow or otherwise perform the obligations called for by, or contemplated under, the Severance Consideration provisions of Section 1 of this Agreement shall immediately thereupon cease and be forfeited and, in the case of the Override Units referred in Subsection B thereof, such unvested Override Units shall immediately thereupon cease to exist and be deemed revoked by any and all of the relevant Company Entities, with any and all rights of Employee as to, as a result of or with respect to such units being forfeited by Employee immediately, without any further action by any of the Company Entities being required; and (b) the Company shall, in addition to any other remedies and damages available at law or in equity, be entitled: (i) to a temporary and/or permanent injunction to prevent or restrain the violation of the restrictive covenants or non-solicitation provisions by the Employee or any persons acting for or in concert

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with the Employee without proof of monetary or immediate damage and without the necessity of posting a bond; and (ii) to notify any person that employs the Employee of the non-disclosure, non-solicitation, non-competition and other applicable provisions of this Agreement.

In addition, if Employee shall breach this Agreement by, for example and without limitation, filing a suit against the Company or any employee of the Company that relates to his employment or the separation of employment; by failing to honor any undertaking, affirmation or obligation herein provided, including those agreed to in Sections 8, 9, 10 and 13; or if any statement or representation that Employee has made in this Agreement is false as of the date this Agreement is executed, such breach obligates Employee to return to the Company all monies and returnable benefits and advantages already paid out or provided under this Agreement at the time of the breach; and permits the Company (any released party herein) to pursue any other legal or equitable relief to which it is otherwise entitled as the result of such breach. Employee also understands and agrees that Employee will be responsible for payment of the Company’s attorneys’ fees incurred as a result of a successful effort to pursue legal action against Employee in connection with such breach.

Such remedies shall be cumulative and non-exclusive and shall be in addition to any other remedy which the Company may have at law or in equity.

15. Common Law of Torts or Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

16. Return of Company Property. Employee also represents and warrants that he has made an extensive search for and, as of the Separation Date, he has returned the Company’s property and information, whether paper or electronic documents, files, equipment and other property and information of any kind belonging or related to (i) any member of the Company Entities; (ii) any current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them; or (iii) the businesses, products, services and operations (including without limitation, business, financial, accounting practices) of any of them, whether tangible or intangible, excluding any information that is generally available public knowledge or that relates to Employee’s compensation or employee benefits. To ensure that he returns all of the Company’s property and information, Employee acknowledges his on-going affirmative duty to search for and return all Company property whenever it is discovered.

17. No Present Claims. Employee confirms that no claim, charge of complaint, or action by Employee against the Company presently exists in any form or forum. In the event that any such claim, charge, complaint or action has been filed, Employee shall not be entitled to any relief or recovery therefrom, including any costs or attorneys’ fees.

18. No Admissions. Employee agrees that neither this Agreement nor the furnishing of the consideration of this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. The Company specifically denies that it has, in any respect, violated and/or abridged any right or obligation that it may owe or may have owed to the Employee.

19. Reference. Reference inquiries should be referred to the General Counsel of KAR Auction Services, Inc. who may confirm the dates of employment, title and responsibilities in accordance with the Company’s standard policy. Salary may be confirmed if the request is accompanied with Employee’s signed authorization.

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20. Resolution of Disputes; Arbitration. Should a dispute arise concerning this Agreement or its interpretation—other than any action brought by the Company for injunctive relief, which action is explicitly exempted—either party may request a conference with the other party to this Agreement and the parties shall meet to attempt to resolve the dispute. Failing such resolution within thirty (30) days of party request for a conference, the Company and Employee shall endeavor to select an arbitrator who shall hear the dispute. In the event the parties are unable to agree on an arbitrator, Employee and Company shall request the American Arbitration Association (“AAA”) to submit a list of nine (9) names of persons who could serve as an arbitrator. The Company and Employee shall alternately remove names from this list (beginning with the party which wins a flip of a coin) until one person remains and this person shall serve as the impartial arbitrator. The arbitration shall be conducted in accordance with the then-current National Rules for the Resolution of Employment Disputes as promulgated by the AAA. The decision of the arbitrator shall be final and binding on both parties. Each party shall bear equally the cost of the arbitrator.

The arbitrator shall only have authority to interpret, apply or determine compliance with the provisions set forth in this Agreement, but shall not have the authority to add to, detract from or otherwise alter the language of the Agreement.

21. Modification. The parties hereto agree that this Agreement may not be modified, altered or changed, except upon the prior written consent of the parties hereto, with any such modification, alteration or change also being subject to the requirements of Section 23, below. The parties acknowledge that this is the entire agreement between them, superseding and replacing all prior written and oral agreements.

22. Severability. The parties hereto agree that if it is determined by any court of competent jurisdiction that any provision hereof is unlawful or unenforceable, the Company may elect that the remaining provisions hereof shall remain in full force and effect or may elect to void this Agreement in its entirety.

23. Taxes/Withholding. This Agreement is intended to comply with any applicable requirements of Section 409A of the Tax Code and related regulations, after taking into account available exemptions. To the extent required to satisfy such 409A requirements, this Agreement shall be applied and construed in a manner consistent with satisfaction of such requirements. Any and all amounts payable under this Agreement shall be subject to any and all required withholdings for income and employment taxes, as determined by Employer in accordance with applicable law.

24. Death of Employee. In the event of the death of Employee prior to date the last payment is made as set forth in Section 1 herein, Employer shall:

(i)	Pay all remaining amounts set forth in Section 1(A), in the original time, place and manner, to such person or persons as Employee shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to Employee’s estate.
(ii)	The Override Units set forth in Section 1(B) shall be subject to treatment as set forth and defined by the express terms of the governing KAR LLC Agreement and/or Axle LLC Agreement.
(iii)	COBRA – Any remainder of the maximum 18 month subsidy period described in Section 1(C) shall, subject to all other applicable COBRA requirements, be made applicable to beneficiaries (collectively) otherwise entitled to and electing extended coverage under COBRA, be available for the remainder of such period.

25. Consultation. This Agreement cannot be amended, modified or canceled, except by a written document signed by both Employee and the Chief Executive Officer of KAR. By signing this Agreement, Employee acknowledges that:

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(i)	Employee has read this Agreement completely;

(ii)	Employee has had an opportunity to consider the terms of this Agreement;

(iii)	Employee knows that he may be giving up important legal rights by signing this Agreement;

(iv)	Employee understands and affirms everything that he has said in this Agreement, and agrees to all its terms;

(v)	Employee is not relying on the Company or any representative of the Company to explain this Agreement to him; Employee has had an opportunity to consult an attorney or other advisor to explain this Agreement and its consequences before signing it; and Employee has availed himself of this opportunity to whatever extent desired;

(vi)	Employee has signed this Agreement voluntarily and entirely of his own free will, without any pressure from Employer or any representative of the Employer or anyone else.

26. Older Workers Benefit Protection Act of 1990. Employee also acknowledges that he has been informed, pursuant to the federal Older Workers Benefit Protection Act of 1990, that:

(i)	Employee has the right to consult with an attorney before signing this Agreement;

(ii)	Employee does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

(iii)	Employee has twenty-one (21) days from the date of receipt to consider this Agreement;

(iv)	Employee has seven (7) days after signing this Agreement to revoke his acceptance of the Agreement, and the Agreement will not be effective until that revocation period has expired. If Employee desires to revoke his acceptance of this Agreement, he must give written notice within the seven (7) day period to Becca Polak, Executive Vice President, General Counsel and Secretary of KAR, 13085 Hamilton Crossing Boulevard, Carmel, IN, 46032 as served in person or via overnight carrier. If Employee revokes his acceptance of this Agreement, he thereby forfeits his right to receive any severance benefits provided hereunder and renders this Agreement null and void in its entirety.

27. Miscellaneous Terms and Conditions.

(i)	This Agreement shall be assignable and transferrable by the Company to any successor in interest (including by way of merger or sale of the Company). This Agreement is not assignable by Employee.

(ii)	This Agreement shall be construed in accordance with and pursuant to the laws of the State of Indiana without giving effect to the provision thereof regarding conflict of laws.

(iii)	Employee agrees that any suit, action or proceeding relating in any way to this Agreement or Employee’s employment or relationship with the Company, shall be brought and enforced in the Circuit Court of Hamilton County of the State of Indiana or in the District Court of the United States of America for the Southern District of Indiana. Due to Employee’s extensive contacts with the State of Indiana, he submits to the jurisdiction of each such court and waives and agrees not to assert, in connection therewith, any claim that Employee is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

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(iv)	In any suit, action or proceeding relating in any way to this Agreement or Employee’s employment relationship with the Company, Employee expressly agrees to waive his right to a trial by jury and expressly agrees to a trial only to the presiding judge and not a jury.

(v)	The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(vi)	The terms and conditions of all parts of this Agreement shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any drafter.

(vii)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below, and return to Becca Polak, Executive Vice President, General Counsel and Secretary, KAR Auction Services, Inc., 13085 Hamilton Crossing Boulevard, Carmel, IN 46032 on or before 21 days from the date you received this Agreement. This Agreement will not become effective until seven (7) days after the date you sign and do not revoke this Agreement (“Effective Date”).

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST THE COMPANY BY SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto evidence their agreement by their signatures.

KAR Auction Services, Inc.

DATE: February 18, 2011	/s/ James P. Hallett
James P. Hallett
Chief Executive Officer
KAR Auction Services, Inc.

I have carefully read and agree to accept the terms and conditions set forth in this Severance,

Release and Waiver Agreement.

DATE: February 18, 2011	/s/ John R. Nordin
Employee Signature

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Exhibit 10.34

DIRECTOR DESIGNATION AGREEMENT

DIRECTOR DESIGNATION AGREEMENT, dated as of December 10, 2009 (this “Agreement”), by and among KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.), a Delaware corporation (the “Company”) and KAR Holdings II, LLC, a Delaware limited liability company (“KAR LLC”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, in connection with the IPO, the Company and KAR LLC desire to enter into this Agreement setting forth certain rights and obligations with respect to the shares of Common Stock owned by KAR LLC.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Board of Directors” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Equity Sponsors” means, collectively, GS Capital Partners VI Parallel, L.P., PCAP KAR, LLC, Parthenon Investors II, L.P., Parthenon Investors III, L.P. and Kelso Investment Associates VII, L.P.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 2 Board Representation.

(a) For so long as KAR LLC beneficially owns more than 50.0% of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall, acting through the Nominating and Corporate Governance Committee of the Board

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of Directors, include in the slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than seven individuals designated by KAR LLC (the “KAR LLC Nominees”).

(b) During such time as KAR LLC beneficially owns 50.0% or less (but at least 30.0%) of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall include, acting through the Nominating and Corporate Governance Committee of the Board of Directors, in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than six KAR LLC Nominees.

(c) During such time as KAR LLC beneficially owns less than 30.0% (but at least 20.0%) of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall, acting through the Nominating and Corporate Governance Committee of the Board of Directors, include in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than four KAR LLC Nominees.

(d) During such time as KAR LLC beneficially owns less than 20.0% (but at least 10.0%) of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall, acting through the Nominating and Corporate Governance Committee of the Board of Directors, include in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than three KAR LLC Nominees.

(e) During such time as KAR LLC beneficially owns less than 10.0% (but at least 5.0%) of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall, acting through the Nominating and Corporate Governance Committee of the Board of Directors, include in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than one KAR LLC Nominee.

(f) Subject to Section 2(h), in the event that the size of the Board of Directors is increased or decreased following the date hereof, then the number of individuals that KAR LLC shall have the right to designate under this Section 2 shall be proportionally adjusted such that, following such change in the size of the Board of Directors, the KAR LLC Nominees as a percentage of the number of directors on the entire Board of Directors is equal to the number of individuals (rounded up to the nearest whole number) that comprised the KAR LLC Nominees relative to the thirteen member Board of Directors as of the date hereof. For example, if KAR LLC held beneficial ownership of shares of Common Stock outstanding of 25.0% and the number of directors on the full Board of Directors was decreased to nine, the KAR LLC Nominees would equal three individuals instead of four individuals determined pursuant to Section 2(c).

(g) Vacancies arising through the death, resignation or removal of a KAR LLC Nominee nominated by KAR LLC to the Board of Directors pursuant to this Section 2 may be filled by the Board of Directors only with a KAR LLC Nominee and the director so chosen shall

2

hold office until the next election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(h) At any time that KAR LLC beneficially owns at least 10% of the total number of shares of Common Stock outstanding, the Company shall not take any action in accordance with the Certificate of Incorporation to change the size of the Board without the prior written consent of KAR LLC.

(i) Notwithstanding the provisions of this Section 2, KAR LLC shall not be entitled to designate a Person as a nominee to the Board of Directors upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for such determination) that such Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. Other than with respect to the issue set forth in the preceding sentence, neither the Company nor any other Stockholder shall have the right to object to any KAR LLC Nominee.

(j) The Company shall notify KAR LLC in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Stockholders (and such notice shall be delivered to KAR LLC at least 120 days prior to such expected mailing date). The Company shall provide KAR LLC with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the KAR LLC Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall notify KAR LLC of any opposition to a KAR LLC Nominee sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable KAR LLC to propose a replacement KAR LLC Nominee, if necessary, in accordance with the terms of this Agreement, and KAR LLC shall have 10 business days to designate another nominee.

(k) From and after such time as KAR LLC ceases to beneficially own at least 50.0% of the total number of shares of Common Stock outstanding and until this Agreement is terminated in accordance with Section 3(e), each Equity Sponsor shall have the right, exercisable by delivering written notice to the Company, to designate a non-voting observer to attend any meetings of the Board of Directors. Notice of meetings of the Board of Directors shall be furnished to each non-voting observer no later than, and using the same form of communication as, notice of meetings of the Board of Directors are furnished to directors in accordance with the Bylaws.

(l) So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Bylaws and the Certificate of Incorporation shall accommodate the rights and obligations set forth herein.

Section 3. Miscellaneous.

(a) Governing Law. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

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(b) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities.

(c) Enforcement. Each of the parties agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each party hereto hereby consents to service of process made in accordance with Section 3(f).

(d) Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(e) Entire Agreement; Termination. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. This Agreement shall terminate and be of no further force and effect at such time as KAR LLC ceases to beneficially own at least 5.0% of the total number of shares of Common Stock outstanding.

(f) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof)

If to the Company:

KAR Auction Services, Inc.

13085 Hamilton Crossing Blvd.

Carmel, IN 46032

Attention: Rebecca C. Polak

Facsimile No.: (317) 249-4505

Telephone No.: (317) 249-4255

If to KAR LLC:

c/o Kelso & Company

320 Park Avenue, 24th Floor

4

New York, New York 10022

Attention: James J. Connors, II

Facsimile No.: (212) 223-2379

Telephone No.: (212) 751-3939

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Lou R. Kling, Esq.

Facsimile No.: (212) 735-2000

Telephone No.: (212) 735-3000

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(g) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i) Headings. The headings to sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(j) Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

(k) Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

(l) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject

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hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

(m) Third Party Beneficiaries. Except for the provisions of Section 2(k), which shall be enforceable by each of the Equity Sponsors, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

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IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

KAR AUCTION SERVICES, INC.

By:	/s/ Rebecca Polak
Name:	Rebecca Polak
Title:	EVP and General Counsel

KAR HOLDINGS II, LLC

By:	/s/ Church M. Moore
Name:	Church M. Moore
Title:	Vice President

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EXHIBIT 12.1

KAR Auction Services, Inc.

Statement of Computation of Ratio of Earnings to Fixed Charges

(In millions, except ratios)

	For the Years Ended December 31,
	2010	2009	2008
Income (loss) before income taxes	$96.8	$34.3	($247.6)

Fixed charges (1)
Interest expense	141.4	172.6	215.2
Interest component of all rentals	29.3	28.8	24.6

Total fixed charges	170.7	201.4	239.8
Earnings (losses) before income taxes and fixed charges	$267.5	$235.7	($7.8)

Ratio of earnings to fixed charges (2)	1.6	1.2	—

(1)

Fixed charges represent interest and the interest component of all rentals. We use a reasonable approximation of the interest factor related to operating leases in calculating the interest component of all rentals.

(2)	The amount of deficiency was $247.6 million for the year ended December 31, 2008.

EXHIBIT 21.1

Subsidiaries of KAR Auction Services, Inc.

The following is a list of subsidiaries of KAR Auction Services, Inc. (a Delaware corporation):

Name	State or Jurisdiction of Incorporation or Organization
ADESA, Inc.	Delaware
ADESA Corporation, LLC	Indiana
A.D.E. of Ark-La-Tex, Inc.	Louisiana
A.D.E. of Knoxville, LLC	Tennessee
ADESA Ark-La-Tex, LLC	Louisiana
ADESA Arkansas, LLC	Delaware
ADESA Atlanta, LLC	New Jersey
ADESA Birmingham, LLC	Alabama
ADESA California, LLC	California
ADESA Charlotte, LLC	North Carolina
ADESA Colorado, LLC	Colorado
ADESA Dealer Services, LLC	Indiana
ADESA Des Moines, LLC	Iowa
ADESA Florida, LLC	Florida
ADESA Impact Texas, LLC	Texas
ADESA Indianapolis, LLC	Indiana
ADESA Lansing, LLC	Michigan
ADESA Lexington, LLC	Kentucky
ADESA Mexico, LLC	Indiana
ADESA Minnesota, LLC	Minnesota
ADESA Missouri, LLC	Missouri
ADESA Missouri Redevelopment Corporation	Missouri
ADESA Nevada, LLC	Nevada
ADESA New Jersey, LLC	New Jersey
ADESA New York, LLC	New York
ADESA Ohio, LLC	Ohio
ADESA Oklahoma, LLC	Oklahoma
ADESA Pennsylvania, LLC	Pennsylvania
ADESA Phoenix, LLC	New Jersey
ADESA San Diego, LLC	California
ADESA South Florida, LLC	Indiana
ADESA Texas, Inc.	Texas
ADESA Virginia, LLC	Virginia
ADESA Wisconsin, LLC	Wisconsin
AFC Cal, LLC	California
Asset Holdings III, L.P.	Ohio
Auto Portfolio Services, LLC	Indiana
Auto Dealers Exchange of Concord, LLC	Massachusetts
Auto Dealers Exchange of Memphis, LLC	Tennessee
Automotive Finance Consumer Division, LLC	Indiana
Automotive Finance Corporation	Indiana
Automotive Recovery Services, Inc.	Indiana
AutoVIN, Inc.	Indiana
Liberty Recovery, LLC	Indiana
PAR, Inc.	Indiana
Axle Holdings, Inc.	Delaware
Axle Holdings Acquisition Company, LLC	Delaware
Insurance Auto Auctions, Inc.	Illinois
Insurance Auto Auctions Corp.	Delaware
Insurance Auto Auctions Tennessee LLC	Tennessee

IAA Acquisition Corp.	Delaware
IAA Services, Inc.	Illinois
Auto Disposal Systems, Inc.	Ohio
ADS Ashland, LLC	Ohio
ADS Priority Transport Ltd.	Ohio
Dent Demon, LLC	Indiana
Salvage Disposal Company of Georgia	Georgia
Sioux Falls Auto Auction, Inc.	South Dakota
Tri-State Auction Co., Inc.	North Dakota
Zabel & Associates, Inc.	North Dakota
LiveBlock Auctions International, Inc.	Nevada
LiveBlock Auctions Canada Ltd.	Saskatchewan
WFEA Holdings, Inc.	Alberta
CarBuyCo, LLC	North Carolina
AFC Funding Corporation	Indiana
Auction Vehicles of Mexico, S. de R.L. de C.V.	Federal District of Mexico
ADESUR S. de R.L. de C.V.	Federal District of Mexico
2540-0714 Quebec Inc.	Quebec
504811 NB Ltd.	New Brunswick
51937 Newfoundland & Labrador Limited	Newfoundland
79378 Manitoba Inc.	Manitoba
ADESA Auctions Canada Corporation	Nova Scotia
ADESA Montreal Corporation	Nova Scotia
ADESA Quebec Corporation	Quebec
ADESA Remarketing Services Inc.	Ontario
AutoVIN Canada Inc.	Nova Scotia
Automotive Finance Canada Inc.	Ontario
Greenlight Canada, ULC	Alberta
Impact Auto Auctions Ltd.	Ontario
Impact Auto Auctions Sudbury Ltd.	Ontario* (own 50%)
Suburban Auto Parts Inc.	Ontario

*	Unless otherwise indicated, all subsidiaries are wholly owned.

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

KAR Auction Services, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-164032, on Form S-8 of KAR Auction Services, Inc. of our report dated February 24, 2011, with respect to the consolidated balance sheets of KAR Auction Services, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of KAR Auction Services, Inc.

/s/ KPMG LLP

Indianapolis, Indiana

February 24, 2011

EXHIBIT 31.1

Certification of Chief Executive Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, James P. Hallett, certify that:

1)	I have reviewed this Annual Report on Form 10-K of KAR Auction Services, Inc.;

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ James P. Hallett

James P. Hallett

Chief Executive Officer

Date: February 24, 2011

EXHIBIT 31.2

Certification of Chief Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Eric M. Loughmiller, certify that:

1)	I have reviewed this Annual Report on Form 10-K of KAR Auction Services, Inc.;

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Eric M. Loughmiller

Eric M. Loughmiller

Executive Vice President and Chief Financial Officer

Date: February 24, 2011

EXHIBIT 32.1

Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350

as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Annual Report of KAR Auction Services, Inc. (the “Company”) on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, James P. Hallett, as Chief Executive Officer of the Company, certify, to the best of my knowledge, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1)	The report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

2)	the information contained in this Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ James P. Hallett

James P. Hallett

Chief Executive Officer

Date: February 24, 2011

EXHIBIT 32.2

Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350

as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Annual Report of KAR Auction Services, Inc. (the “Company”) on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Eric M. Loughmiller, as Chief Financial Officer of the Company, certify, to the best of my knowledge, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1)	The report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

2)	the information contained in this Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Eric M. Loughmiller

Eric M. Loughmiller

Executive Vice President and Chief Financial Officer

Date: February 24, 2011